Exhibit 10.1

SECOND LIEN CREDIT AND GUARANTEE
AGREEMENT
Dated as of March 17, 2015
among
LIONS GATE ENTERTAINMENT CORP.
as Borrower
and
THE GUARANTORS REFERRED TO HEREIN
and
THE LENDERS REFERRED TO HEREIN
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

J.P. MORGAN SECURITIES LLC,
BANK OF AMERICA, N.A.,
BARCLAYS BANK PLC,
RBC CAPITAL MARKETS and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents

and

DEUTSCHE BANK SECURITIES INC.,
as Documentation Agent
______________________________
J.P. MORGAN SECURITIES LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
BARCLAYS BANK PLC,
RBC CAPITAL MARKETS and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

i

(continued)

(continued)

(continued)

(continued)

Schedules
1.1    Schedule of Commitments
3.7(c)    Unrestricted Subsidiaries
3.18    Agreements for Indebtedness
3.25    Real Properties
5.8    Post-Closing Actions

Exhibits
A    Form of U.S. Dollar Credit Note
B    Form of Assignment and Assumption

v

SECOND LIEN CREDIT AND GUARANTEE AGREEMENT, dated as of March 17, 2015 (as may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among (i) LIONS GATE ENTERTAINMENT CORP., a corporation organized under the laws of the province of British Columbia, Canada (the “Borrower”); (ii) the Guarantors referred to herein; (iii) the Lenders referred to herein; and (iv) JPMorgan Chase Bank, N.A., as agent for the Lenders.

1	DEFINITIONS
For the purposes hereof unless the context otherwise requires, all Section references herein shall be deemed to correspond with Sections herein, the following terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP and all terms defined in the UCC and not otherwise defined herein shall have the respective meanings accorded to them therein. For purposes hereof, all references herein to “the date hereof” shall mean March 17, 2015. Unless the context otherwise requires, any of the following terms may be used in the singular or the plural, depending on the reference:
“2018 Second Priority Notes” shall mean the Borrower’s Senior Secured Second Priority Notes due 2018 which were issued pursuant to that certain Indenture, dated as of July 19, 2013 (as the same may be amended, supplemented, modified, renewed or replaced from time to time), by and among the Borrower, the other guarantors referred to therein and U.S. Bank National Association, as trustee.
“Acceptable Domestic Account Debtor” shall mean (1) a Person who is an “Acceptable Domestic Account Debtor” as defined pursuant to the Senior Credit Facility in effect on the Closing Date (as such definition may be amended, restated, replaced or otherwise modified from time to time in the Senior Credit Facility in a manner which does not materially and disproportionately affect the Lenders), for so long as such Person meets the criteria of such definition, or (2) a Person whose general unsecured obligations have an Investment Grade Rating.
“Acceptable Foreign Account Debtor” shall mean (1) a Person who is an “Acceptable Foreign Account Debtor” as defined pursuant to the Senior Credit Facility in effect on the Closing Date (as such definition may be amended, restated, replaced, or otherwise modified from time to time in the Senior Credit Facility in a manner which does not materially and disproportionately affect the Lenders), for so long as such Person meets the criteria of such definition, or (2) a Person whose general unsecured obligations have an Investment Grade Rating.
“Acceptable L/C” shall mean an irrevocable letter of credit which is issued or confirmed by (a) any Person that on the date of issuance or confirmation of the letter of credit, is a lender under the Senior Credit Facility; (b) any commercial bank that has (or which is the principal operating subsidiary of a holding company which has) as of the time such letter of credit is issued, public debt outstanding with a rating of at least “A” (or the equivalent of an “A”) from one of the nationally recognized debt rating agencies; or (c) any other bank which a majority of the lenders under the Senior Credit Facility have determined to be of acceptable credit quality.

“Acceptable Major Account Debtor” shall mean (1) a Person who is an “Acceptable Major Account Debtor” as defined pursuant to the Senior Credit Facility in effect on the Closing Date (as such definition may be amended, restated, replaced, or otherwise modified from time to time in the Senior Credit Facility in a manner which does not materially and disproportionately affect the Lenders), for so long as such Person meets the criteria of such definition, or (2) a Person whose general unsecured obligations have an Investment Grade Rating.
“Acceptable Obligor” shall mean any of the Acceptable Domestic Account Debtors, the Acceptable Foreign Account Debtors, the Other Acceptable Foreign Account Debtors and the Acceptable Major Account Debtors.
“Acceptable Tax Credit” shall mean (a) the amount that the Borrower or any Guarantor is entitled to or can reasonably be expected to be entitled to receive as a refund of tax with respect to any tax credit pursuant to the provisions of the law of any State in the United States administering tax credit programs, the provisions of the federal law of the United States or the provisions of the federal law of Canada or the law of any Canadian province (an “Other Provincial Act”) or the provisions of the law of the United Kingdom (“U.K. Law”) or the provisions of the law of Australia (“Australia Law”) or any other jurisdiction (“Other Foreign Law”) acceptable under the Senior Credit Facility or (b) if the Borrower or such Guarantor has entered into a definitive, arms’ length, purchase and sale agreement for the sale of the tax credit to a third-party, such lesser amount as may have been agreed by the Borrower or such Guarantor with the third-party in such definitive purchase and sale agreement in respect of any such tax credits; in either case, which meets the following criteria:
(1)    the tax credit is in respect of an item of Product that has commenced principal photography and that does not remain Uncompleted beyond the time period, if any, permitted under the applicable State law, federal U.S. law, federal Canadian law, Other Provincial Act, U.K. Law, Australia Law or Other Foreign Law with respect to such credit;
(2)    the Borrower shall have obtained a Completion Guaranty for any item of Product (other than a television series) for which the Borrower or Guarantor has a current financial exposure (as opposed to a Negative Pick-up Obligation) or is otherwise subject to the economic risk of Completion if the Production Exposure exceeds $30,000,000 for any such individual item of Product;
(3)    the Borrower or Guarantor has applied for an eligibility certificate in respect of such tax credit for such item of Product (if applicable) and has requested to be provided with an estimated amount of the tax credit to which the Borrower or Guarantor will be entitled;
(4)    the amount of a refund of tax with respect to a tax credit that the Borrower or Guarantor is entitled or can reasonably be expected to be entitled to receive is net of any tax, interest, penalty or other amount payable to any Governmental Authority by the Borrower or Guarantor under the applicable State law, federal U.S. law, federal Canadian law, Other Provincial Act, U.K. Law, Australia Law or Other Foreign Law, as applicable, or any other amount payable by the Borrower or Guarantor to any Governmental Authority to which the credit can be or has been applied by set-off or in any other manner whatsoever by any Governmental Authority;
(5)    where (a) the Borrower or Guarantor has not received the applicable tax certificate referred to in clause (3) above and (b) the amount of a tax credit in respect of an item of Product or, in the case of a television series, any one season of such series, exceeds the sum of U.S. $5,000,000, the Borrower or Guarantor has obtained an independent accountant’s opinion/review letter confirming the estimated amount of the tax credit;
(6)    the amount of a refund of tax with respect to a tax credit that the Borrower or a Guarantor is entitled or can reasonably be expected to be entitled to receive is net of expenses relating to the filing of the eligibility certificate with the applicable Governmental Authority or any other filings or procedures necessary to receive such tax credit which have already been paid prior to determination of the amount of such Acceptable Tax Credit; and
(7)    the Administrative Agent (for itself and the benefit of the Lenders) has a second priority perfected security interest in the tax credit and notice of such security interest in accordance with any applicable requirements of the applicable State law, federal U.S. law, federal Canadian law, Other Provincial Act, U.K. Law, Australia Law or Other Foreign Law, as applicable, and any other relevant Governmental Authority, provided, however, that such requirement shall not apply if the Borrower or Guarantor has entered into a definitive, arms’ length, purchase and sale agreement for the sale of the tax credit to a third-party;
provided, however, that (x) to the extent that circumstances arise or occur that would cause the actual tax credit to be less than the amount that would be determined based on any estimated amounts as set forth on any applications for any certificate described in clause (3) of this definition, the Acceptable Tax Credit shall be reduced to reflect the revised estimate, (y) an Acceptable Tax Credit shall cease to be an Acceptable Tax Credit (A) if the Borrower or Guarantor has not filed its return of income and all other certificates, forms and documents required under the applicable legislation to be filed together therewith in order to claim such tax credit within six months from the end of the tax year of the Borrower or such Guarantor; provided, however, that such requirement shall not apply if the Borrower or such Guarantor has entered into a definitive, arms’ length, purchase and sale agreement for the sale of the tax credit to a third-party, or (B) if the relevant Governmental Authority has (i) denied the Borrower’s or Guarantor’s application of the applicable certificate set forth in clause (3) of this definition, (ii) not issued the applicable certificate within fifteen months following the Borrower’s or Guarantor’s application thereof or (iii) revoked or notified the Borrower or Guarantor of their intention to revoke such certificate and (z) a tax credit denominated in a currency other than U.S. dollars which otherwise would be an Acceptable Tax Credit shall be excluded to the extent such tax credit, when aggregated with other Acceptable Tax Credits denominated in a currency other than U.S. dollars, are in excess of the U.S. dollar equivalent of $15,000,000 except to the extent such excess is hedged by Hedging Obligations from Persons whose general unsecured obligations have an Investment Grade Rating.
“Acquired Indebtedness” shall mean, with respect to any specified Person, Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.
“Additional Assets” shall mean:
(1)    any property, plant, equipment or other assets (excluding working capital or current assets for the avoidance of doubt) to be used by the Borrower or a Restricted Subsidiary in a Related Business; or
(2)    an investment in any one or more businesses or capital expenditures (which for purposes of this definition, shall include the acquisition of any item of Product), in each case used or useful to a Related Business, provided, however, if such investment is in the form of the acquisition of the Capital Stock of a Person, such Person becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or a Restricted Subsidiary or if such Person is already a Restricted Subsidiary, in an increase in the percentage ownership of such Person by the Borrower or a Restricted Subsidiary;
provided, however, that, in the case of clause (2), such Restricted Subsidiary is primarily engaged in a Related Business.
“Additional Intercreditor Agreement” shall have the meaning given to such term in Section 12.1(c).
“Adjusted EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:
(1)    Consolidated Taxes; plus
(2)    Consolidated Interest Expense; plus
(3)    Consolidated Adjusted Charges; plus
(4)    restructuring charges or expenses and one-time charges; provided that with respect to each restructuring charge or one-time charge, the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a restructuring charge or one-time charge, as the case may be; plus
(5)    non-operating expenses (minus non-operating income); plus
(6) charges, costs and expenses relating to any issuance or incurrence of Capital Stock, any incurrence or repayment of Indebtedness or the consummation of any Investment, acquisition or disposition, in each case permitted by this Credit Agreement, including fees and expenses relating to the issuance of the 2018 Second Priority Notes, the Loans and the Senior Credit Facility and the repayment of the Existing Second Lien Credit Agreement;
less, without duplication,
(7)    non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).
“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as agent for the Lenders hereunder or such successor Administrative Agent as may be appointed pursuant to Section 12.11 hereof.
“Affiliate” of any specified Person shall mean any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of Section 6.6 and Section 6.9, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.
“Affiliate Transaction” shall have the meaning given to such term in Section 6.6(a).
“Affiliated Group” shall mean a group of Persons, each of which is an Affiliate (other than by reason of having common directors or officers) of some other Person in the group.
“Allowable Amount” shall mean, with respect to any Acceptable Obligor, (1) if such Acceptable Obligor is an “Acceptable Obligor” as defined under the Senior Credit Facility in effect on the Closing Date (as such definition may be amended, restated, or otherwise modified from time to time in the Senior Credit Facility in a manner which does not materially and disproportionately affect the Lenders) for which an “Allowable Amount” (or term of equivalent meaning) is in effect thereunder, such amount and (2) otherwise, $50,000,000.

“Applicable Law” shall mean all provisions of statutes, rules, regulations and orders of the United States, the Grand Duchy of Luxembourg or Canada, any state or province thereof or municipality therein or of any foreign governmental body or of any regulatory agency applicable to the Person in question, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.
“Approved Completion Guarantor” shall mean (1) a Person who is an “Approved Completion Guarantor” as defined pursuant to the Senior Credit Facility as in effect on the Closing Date (as such definition may be amended, restated, replaced or otherwise modified from time to time in the Senior Credit Facility in a manner which does not materially and disproportionately affect the Lenders), for so long as such Person meets the criteria of such definition, or (2) a completion guarantor with an Investment Grade Rating.
“Arranger” shall mean, collectively, the Joint Lead Arrangers and Joint Bookrunners identified on the cover page of this Credit Agreement.
“Asset Sale” shall mean any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.
Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:
(1)    a disposition of assets by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary; provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Borrower directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor; provided, that in the case of a disposition of Collateral, the transferee, if a Guarantor subject to the Collateral Documents, shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by Applicable Law to preserve and protect the Lien on the Collateral owned by or transferred to the transferee, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC, the applicable PPSA, the CCQ, or other similar statute or regulation of the relevant provinces, states or jurisdictions;
(2)    the sale of Cash Equivalents or Acceptable Tax Credits in the ordinary course of business;
(3)    a disposition of inventory, including without limitation, Product (not constituting the sale of a Product that in the aggregate would be considered a “library”), in the ordinary course of business;

(4)    a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Borrower and the Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;
(5)    the disposition of all or substantially all of the assets of the Borrower in a manner permitted under Section 6.7 or any disposition that constitutes a Change of Control;
(6)    an issuance of Capital Stock by a Restricted Subsidiary to the Borrower or to a Wholly-Owned Subsidiary;
(7)    any Permitted Investment and any Restricted Payment that is permitted to be made, and is made, under Section 6.2;
(8)    dispositions of assets or issuance or sale of Capital Stock of a Restricted Subsidiary in a single transaction or series of related transactions with an aggregate Fair Market Value of less than $10,000,000;
(9)    the creation of a Permitted Lien and dispositions in connection with Permitted Liens;
(10)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(11)    the issuance by a Restricted Subsidiary of Preferred Stock that is permitted under Section 6.1;
(12)    the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries;
(13)    foreclosure on assets;
(14)    any sale of Capital Stock in, Indebtedness or other securities of, an Unrestricted Subsidiary;
(15)    any exchange of assets (including Capital Stock) (including a combination of assets and Cash Equivalents) for assets (including Capital Stock) related to a Related Business of comparable or greater market value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower;
(16)    sales of Product outside of the ordinary course of business (including the sale of Product that in the aggregate would be considered a “library”) if sold for not less than fair market value and not in excess of $20,000,000 in the aggregate from the Closing Date;
(17)    sales of all or a portion of an interest in a Foreign Subsidiary, provided that (a) the consideration received is not less than fair market value, and (b) either (x) no part of the assets of such Foreign Subsidiary comprise a portion of the Borrowing Base as of such date of sale, or (y) to the extent any of the assets of such Foreign Subsidiary comprise a portion of the Borrowing Base, that after giving effect to such sale and assigning a zero value to such asset for purposes of the Borrowing Base calculation, the Borrower could Incur $1.00 of additional Indebtedness pursuant to Section 6.1(b) after giving effect, on a pro forma basis, to such sale;
(18)    the sale of Product to SlateCo as part of any Permitted Slate Financing or the sale of Product to ProdCo as part of any Permitted Slate Transaction; and
(19)    the creation of revenue participations of the type described in Section 6.1(c)(xvi).
“Asset Sale Offer” shall have the meaning given to such term in Section 6.9(b).
“Asset Sale Offer Amount” shall have the meaning given to such term in Section 2.17.
“Asset Sale Offer Period” shall have the meaning given to such term in Section 2.17.
“Asset Sale Purchase Date” shall have the meaning given to such term in Section 2.17.
“Assignment and Assumption” shall mean an agreement substantially in the form of Exhibit B hereto or such other form as is acceptable to the Administrative Agent, executed by the assignor, assignee and other parties as contemplated thereby.
“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction shall mean, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/ Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”
“Average Life” shall mean, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq.
“Bankruptcy Law” shall mean the Bankruptcy Code, the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or other U.S. federal or state law, Canadian federal or provincial law or the law of any other applicable jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors or plans of arrangement.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” shall mean, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.
“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Credit Agreement.
“Borrowing” shall mean the borrowing of Loans pursuant to this Credit Agreement.
“Borrowing Base” shall mean, at any date for which the amount thereof is to be determined, an amount equal to the aggregate (without double counting) of the following:
(i)    100% of Eligible Receivables from Acceptable Major Account Debtors, plus
(ii)    100% of Eligible L/C Receivables, plus
(iii)    90% of Eligible Receivables from Acceptable Domestic Account Debtors, plus
(iv)    85% of Eligible Receivables from Acceptable Foreign Account Debtors, plus
(v)    85% of Acceptable Tax Credits for which the Borrower or any Guarantor has received the applicable certificate referred to in clause (3) of the definition of “Acceptable Tax Credit,” and 75% of other Acceptable Tax Credits, plus
(vi)    65% of Eligible Receivables from Other Acceptable Foreign Account Debtors, plus
(vii)    50% of Other Receivables, plus
(viii)    the product of the Eligible Unsold Rights Amount Advance Rate multiplied by the Eligible Unsold Rights Amount; provided, that the maximum amount under this clause shall not exceed 50% of the Borrowing Base, plus

(ix)    100% of amounts held in the Cash Collateral Account(s), plus
(x)    100% of the Production Credit, plus
(xi)    the product of the Ultimates Advance Rate multiplied by the Net Remaining Ultimates for all Seasoned Pictures, minus
(xii)    [reserved], minus
(xiii)    [reserved], minus
(xiv)    to the extent not otherwise deducted in computing the Borrowing Base, the aggregate amount of all accrued but unpaid residuals owed to any trade guild with respect to any item of Product, to the extent that the obligation of the Borrower or any Guarantor to pay such residuals is secured by a security interest in such item of Product or rights therein or proceeds thereof, which security interest is not subordinated to the security interests of the Administrative Agent (but the amount deducted with respect to any such item of Product shall not exceed the amount included in the Borrowing Base attributable to such item of Product);
provided, however, that
(a)    the amount included in the Borrowing Base at any time for Other Receivables (other than theatrical receivables) shall not exceed $30,000,000 in the aggregate for all such receivables or $750,000 for any obligor;
(b)    the portion of the Borrowing Base attributable at any time to each item of Product which has not yet been Completed shall not exceed the Borrower’s and the Guarantors’ Investment in such item of Product, or if pursuant to the provisions of the Senior Credit Facility (as such Senior Credit Facility may be amended, restated, replaced or otherwise modified from time to time) a Completion Guaranty is required for such item of Product, such lesser amount as would be payable to the Administrative Agent under the Senior Credit Facility by the completion guarantor under such Completion Guaranty in the event such Product is not timely Completed and delivered to the Borrower and the Guarantors (except that if a letter of credit is issued under the Senior Credit Facility in order to support the Borrower’s or a Guarantor’s minimum payment obligation to acquire distribution rights in an item of Product, amounts attributable to such rights may be included in the Borrowing Base (even though the item of Product has not yet been Completed) but only if (A) proof of Completion of the item of Product must be presented in order to draw under the letter of credit and (B) the portion of the Borrowing Base attributable to such item of Product does not exceed the amount of such letter of credit for such item of Product);
(c)    the portion of the Borrowing Base attributable at any time to each item of Product which has been Completed but has not yet become a Seasoned Picture shall not exceed the Borrower’s and the Guarantors’ share of the Budgeted Negative Cost of such item of Product (inclusive of capitalized overhead as provided in the GAAP financial statements) plus any Eligible Receivables from domestic Acceptable Obligors related to the applicable item of Product;
(d)    the portion of the Borrowing Base attributable to items of Product that are Uncompleted television episodes for which a Completion Guaranty has not been obtained, shall not exceed 10% of the Borrowing Base;
(e)    the portion of the Borrowing Base attributable to Acceptable Tax Credits shall not exceed 10% of the total Borrowing Base;
(f)    no amounts shall be included in the Borrowing Base which are attributable to an item of Product or right in which the Borrower and the Guarantors cannot warrant sufficient title to the underlying rights; and
(g)    no amounts shall be included in the Borrowing Base unless the Administrative Agent (for the benefit of itself and the Lenders) has a perfected Second-Priority Lien in such amounts.
“Budgeted Negative Cost” shall mean, with respect to any item of Product, the amount of the cash budget (stated in U.S. dollars) for such item of Product including all costs customarily included in connection with the acquisition of all underlying literary, musical and other rights with respect to such item of Product and in connection with the preparation, production and Completion of such item of Product, including costs of materials, equipment, physical properties, personnel and services utilized in connection with such item of Product, both “above-the-line” and “below-the-line,” any Completion Guaranty fee, and all other items customarily included in negative costs, including finance charges and interest expense, but excluding production fees, overhead charges or other fees, charges or costs payable to the Borrower or any Guarantor, except to the extent such payments to the Borrower or any Guarantor are reimbursements for development, production, completion or delivery costs advanced by the Borrower or a Guarantor to a Person that is not the Borrower or any Guarantor.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in the State of New York, the State of California or the Province of British Columbia.
“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any Indebtedness convertible into such equity.

“Capitalized Lease Obligations” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.
“Cash Collateral Account” shall mean one or more cash collateral accounts under the sole dominion and control of the administrative agent under the Senior Credit Facility and/or the Administrative Agent.
“Cash Equivalents” shall mean:
(1)    U.S. dollars, or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(2)    securities issued or directly and fully Guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;
(3)    marketable general obligations issued by any State of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;
(4)    certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the short term deposit rating at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;
(5)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;
(6)    commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments and in any case maturing within one year after the date of acquisition thereof; and
(7)    interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.

“CCQ” shall mean the Civil Code of Quebec as in effect in the province of Quebec on the date of execution of this Credit Agreement (as amended from time to time).
“Change in Law” shall mean the occurrence, after the date of this Credit Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any Permitted Holder, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower (or its successor by merger, plan of arrangement, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Borrower held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or (ii) the first day on which Continuing Directors cease to constitute a majority of the members of the Board of Directors of the Borrower or any Permitted Parent Holdco; or (iii) the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger, plan of arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and the Restricted Subsidiaries taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than any Permitted Holder or a Restricted Subsidiary; or (iv) the adoption by the stockholders of the Borrower of a plan or proposal for the winding-up, liquidation or dissolution of the Borrower; or (v) any change of control as defined in the Indenture for the 2018 Second Priority Notes.
“Change of Control Offer” shall have the meaning given to such term in Section 2.16 hereof.
“Change of Control Prepayment” shall have the meaning given to such term in Section 2.16 hereof.
“Change of Control Prepayment Date” shall have the meaning given to such term in Section 2.16 hereof.

“Claiming Guarantor” shall have the meaning given to such term in Section 9.8 hereof.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.1 hereof have been satisfied or waived.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collateral” shall mean all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Obligations pursuant to the Collateral Documents.
“Collateral Documents” shall mean the Pledge and Security Agreement, the Copyright Security Agreement, the Copyright Security Agreement Supplements, the Trademark Security Agreement, the Trademark Security Agreement Supplements, the Hypothec, a bond and a bond pledge agreement, the Intercreditor Agreements and any other instruments and documents executed and delivered pursuant to this Credit Agreement or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Administrative Agent for the ratable benefit of the Lenders.

“Collateral Requirement” shall mean the requirement that:
(1)    all documents and instruments, including UCC, CCQ and PPSA financing statements and mortgages, required by law to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents on the Collateral and perfect or record such Liens as valid Liens shall have been filed, registered or recorded; and
(2)    the Administrative Agent shall have received, with respect to each property required to be subject to a mortgage, such documents and instruments as are required pursuant to Section 5.7(b).
“Commitment” shall mean the Commitment of each Lender to make Loans to the Borrower (in accordance with Section 2.1) on the Closing Date in the amount set forth opposite its name in the Schedule of Commitments appearing in Schedule 1.1 hereto.
“Common Stock” shall mean with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Closing Date, and includes, without limitation, all series and classes of such common stock.
“Complete” or “Completed” or “Completion” shall mean with respect to any item of Product, that (1) either (a) sufficient elements have been delivered by the Borrower or applicable Restricted Subsidiary to, and accepted, deemed or determined to be accepted and/or exploited by, a Person (other than the Borrower or applicable Restricted Subsidiary or Affiliates thereof) to permit such Person to exhibit the item of Product in the theatrical or other medium for which the item of Product is intended for initial exploitation or (b) an independent laboratory has in its possession a complete final 35 mm or 70 mm (or other size which has become standard in the industry) composite positive print, video master or other equivalent master copy of the item of Product as finally cut, main and end titled, edited, scored and assembled with sound track printed thereon in perfect synchronization with the photographic action and fit and ready for exhibition and distribution in the theatrical or other medium for which the item of Product is intended for initial exploitation, and (2) if such item of Product was acquired by the Borrower or a Restricted Subsidiary from an unaffiliated third party, the entire acquisition price or minimum advance shall have been paid to the extent then due and there is no condition or event (including, without limitation, the payment of money not yet due) the occurrence of which might result in the Borrower or such Restricted Subsidiary losing any of its rights in such item of Product.
“Completion Guaranty” shall mean, with respect to any item of Product, a completion guaranty, in customary form consistent with the Borrower’s past practice, issued by an Approved Completion Guarantor, which (1) names the Administrative Agent (for the benefit of the Lenders) or the applicable outside production financier to the extent such item of Product is financed in accordance with Sections 6.1(a) or (b) or Section 6.1(c)(xii) as a beneficiary thereof to the extent of the Borrower’s or applicable Restricted Subsidiary’s financial interest in such item of Product and (2) guarantees that such item of Product will be Completed in a timely manner, or else payment made to the Administrative Agent (on behalf of the Lenders) of an amount at least equal to the aggregate amount expended on the production of such item of Product by, or for the account of, the Borrower or applicable Restricted Subsidiary plus interest on, and other bank charges with respect to, such amount.
“Consolidated Adjusted Charges” shall mean, with respect to any Person for any period, the aggregate depreciation, amortization other than direct operating expenses, as calculated on the Closing Date, and other non-cash expenses (including, without limitation, stock based compensation expenses including for stock appreciation rights or write-offs of deferred financing charges) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but in each case excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period (other than accruals for stock appreciation rights), plus print and advertising expenses (irrespective of whether such Person has actually made a cash payment in respect thereof during such period) for which such Person has an off-setting right of payment and/or guarantee (including, for the avoidance of doubt, any partial guarantee which such Person believes in good faith to be sufficient in size to cover any reasonably anticipated loses from these expenses) from a third-party producer (less the amortization of participation charges that would have been expensed had the print and advertising expense not been expensed in the GAAP financial statements, such amortization to be calculated in accordance with accounting based on the film forecasting method). For the avoidance of doubt, the amortization of the allocation of the purchase price of a business to increase or decrease the carrying value of the assets and liabilities in accordance with GAAP is considered a non-cash expense.
“Consolidated Applicable Interest Charge” shall mean, with respect to any Person for any period, the sum, without duplication, of:
(1)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing

Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees); plus
(2)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, other than capitalized interest included in the cost of any item of Product; minus
(3)    interest income for such period; minus
(4)    interest expense accrued as a result of APB 14-1, to the extent such interest expense was included in clause (1) of this definition.
“Consolidated Cash Flow Leverage Ratio” shall mean, as of any date of determination, the ratio of
(1) the total principal amount of Indebtedness (or, in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) that would appear on a balance sheet of the Borrower and its Restricted Subsidiaries as of such determination date, other than Indebtedness in respect of undrawn letters of credit and Indebtedness in respect of Hedging Obligations not then due and payable, of the Borrower and its Restricted Subsidiaries as of such determination date, to
(2) Adjusted EBITDA of the Borrower for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available.
For the purpose of calculating Indebtedness for the purpose of clause (1) in the computation referred to above, (a) outstanding Indebtedness under the Senior Credit Facility shall be deemed to be the greater of $200,000,000 and the aggregate amount drawn or borrowed under the Senior Credit Facility and (b) such amount shall not include Other Permitted Priority Indebtedness.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Borrower or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the date of determination of the Consolidated Cash Flow Leverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and operational changes (and the change of any associated Indebtedness and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Cash Flow Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Cash Flow Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower as set forth in an Officers’ Certificate, to reflect operational changes that the Borrower has determined to make and operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event; provided that such changes, expense reductions, operational improvements and synergies are expected to be realized within 12 months and, in the aggregate, do not exceed 10% of pro forma Adjusted EBITDA for the relevant four-quarter reference period.
“Consolidated Cash Flow Secured Leverage Ratio” means, as of any date of determination, the ratio of:
(1)    the total principal amount of Secured Funded Indebtedness (or, in the case of Secured Funded Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) that would appear on a balance sheet of the Borrower and its Restricted Subsidiaries as of such determination date, other than Indebtedness in respect of undrawn letters of credit and Indebtedness in respect of Hedging Obligations not then due and payable, of the Borrower and its Restricted Subsidiaries as of such determination date, to
(2)    Adjusted EBITDA of the Borrower for the four most recent fiscal quarters ending immediately prior to such date for which internal financial statements are available.
For the purpose of calculating Secured Funded Indebtedness for the purpose of clause (1) in the computation referred to above, (a) outstanding Indebtedness under the Senior Credit Facility shall be deemed to be the total commitment (whether used or not) under the Senior Credit Facility (which is $800,000,000 as of the Closing Date) and (b) Other Permitted Priority Indebtedness shall not be included.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Borrower or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the date of determination of the Consolidated Cash Flow Secured Leverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and operational changes (and the change of any associated Indebtedness and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Cash Flow Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Cash Flow Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower as set forth in an Officers’ Certificate, to reflect operational changes that the Borrower has determined to make and operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event; provided that such changes, expense reductions, operational improvements and synergies are expected to be realized within 12 months and, in the aggregate, do not exceed 10% of pro forma Adjusted EBITDA for the relevant four-quarter reference period.
“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of:
(1)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and including amortization of deferred financing fees and expensing of any bridge or other financing fees); plus
(2)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, other than capitalized interest included in the cost of any item of Product; minus
(3)    interest income for such period.

“Consolidated Leverage Ratio” shall mean, as of any date of determination, the ratio of:
(1) the Borrowing Base of the Borrower and the Guarantors, as of such date of determination, to
(2) the total principal amount of Indebtedness (or in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) that would appear on a balance sheet of the Borrower and its Restricted Subsidiaries as of such determination date, with outstanding Indebtedness under the Senior Credit Facility deemed to be the greater of $200,000,000 and the aggregate amount drawn or borrowed under the Senior Credit Facility, determined on a pro forma basis after giving effect to all incurrences and repayments of Indebtedness to occur on or substantially concurrently with such date, and after giving pro forma effect to any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations or other transactions to occur on such date, to the extent such transactions would increase or decrease the Borrowing Base; provided, however, that such Indebtedness shall not include any Other Permitted Priority Indebtedness.
“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:
(1)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:
(a)    subject to the limitations contained in clauses (3) through (6) below, equity of the Borrower or any Restricted Subsidiary in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and
(b)    the Borrower’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Borrower or a Restricted Subsidiary after the Closing Date, such inclusion to begin once the Borrower’s equity in the cumulative net loss of such Person equals the equity funding in such Person made in cash before the Closing Date by the Borrower or a Restricted Subsidiary (including any Restricted Subsidiary which, on the Closing Date, was an Unrestricted Subsidiary) (it being understood that whether Consolidated Net Income is reduced by any net loss of an equity method investment will depend on the amount of investment prior to the Closing Date in such Person as well as whether such Person is held by a Restricted Subsidiary);

(2)    any net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) if such Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that:
(a)    subject to the limitations contained in clauses (3) through (6) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and
(b)    [Reserved];
(3)    any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Borrower or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by the Borrower;
(4)    any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;
(5)    any extraordinary, nonrecurring or unusual gain or loss; and
(6)    the cumulative effect of a change in accounting principles.
Any cash amounts distributed (by dividend or otherwise), loaned or otherwise transferred to a parent entity by the Borrower or its Restricted Subsidiaries pursuant to Section 6.1(c)(x), without duplication of any amounts otherwise deducted in calculating Consolidated Net Income, the funds for which are provided by the Borrower and/or its Restricted Subsidiaries shall be deducted in calculating the Consolidated Net Income of the Borrower and its Restricted Subsidiaries.
“Consolidated Taxes” shall mean provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes taken into account in calculating Consolidated Net Income.
“Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of the Borrower or Permitted Parent Holdco, as the case may be, who: (1) was a member of such Board of Directors on the Closing Date (or, in the case of a Permitted Parent Holdco, the date such Permitted Parent Holdco acquired 100% of the Voting Stock of the Borrower if the members of the Board of Directors of such Permitted Parent Holdco were approved for the purpose of this definition, on or prior to such date, by a majority of the Continuing Directors of the Borrower); or (2) was nominated for election or elected to such

Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board at the time of such nomination or election.
“Contributing Guarantor” shall have the meaning given to such term in Section 9.8 hereof.
“Controlled Foreign Subsidiary” shall mean a Subsidiary that is a “controlled foreign corporation” as defined in Section 957(a) of the Code or any successor provision thereto.
“Copyright Security Agreement” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Copyright Security Agreement Supplement” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Credit Exposure” shall mean, without duplication, with respect to any Lender, such Lender’s aggregate principal amount of outstanding Loans hereunder.
“Credit Parties” shall mean the Borrower and the Guarantors and “Credit Party” shall mean any one of them.
“Cumulative Ultimates” shall mean for any Seasoned Picture, without double-counting, (a) the Net Remaining Ultimates (prior to applying any present value discount) for such Seasoned Picture as of any date at which it is to be determined (the “Determination Date”), plus (b) the actual proceeds received by the Borrower or any Guarantor (and not payable to a third party) with respect to such Seasoned Picture prior to the Determination Date (net of any expenses or other deductions of the type that would be deducted when computing Net Remaining Ultimates), plus (c) any Eligible Receivables with respect to such Seasoned Picture included elsewhere in the Borrowing Base as of the Determination Date.
“Currency Agreement” shall mean in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three (3) Business Days of the date required to be funded by it hereunder, unless determined by the Required Lenders to be the subject of a good faith dispute, (b) notified the Administrative Agent, any Lender (subject to such Lender having given notice thereof to the Administrative Agent) or the Borrower (subject to the Borrower having given notice thereof to the Administrative Agent) in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Credit Agreement or under other agreements in which it commits to extend credit, unless with respect to such other agreements, the Required Lenders determine there to be a good faith dispute, (c) failed, within three (3) Business Days after request by the

Administrative Agent, to confirm that it will comply with the terms of this Credit Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless determined by the Required Lenders to be the subject of a good faith dispute, or (e) (1) on or after the Closing Date, becomes or is insolvent or has a parent company that becomes or is insolvent, or (2) on or after the Closing Date, becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not become a Defaulting Lender pursuant to this clause (e) solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender, or the exercise of control over such Lender or Person controlling such Lender, in each case by a Governmental Authority or instrumentality thereof.
“Designated Foreign Subsidiary” shall mean (i) LGUK, (ii) each member of the LGUK Group that is wholly owned by LGUK and is organized under the laws of the United Kingdom or (iii) any other Controlled Foreign Subsidiary that (a) owes intercompany trade payables to a Credit Party, and (b) has granted such Credit Party a first priority security interest over the accounts receivables due from items of Product in connection with such intercompany trade payables, which security has been collaterally assigned to the Administrative Agent (for the benefit of itself and the Lenders); provided, however that LGUK and/or such other member of the LGUK Group that meets the requirements of (ii) above, will cease to be a Designated Foreign Subsidiary if such entity becomes an Unrestricted Subsidiary.
“Determination Date” shall mean the date as defined in the definition of “Cumulative Ultimates”.
“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(1)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(2)    is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or
(3)    is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of (a) the Maturity Date or (b) the date on which there are no Loans outstanding, provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower or its Subsidiaries to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Credit Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Borrower or its Subsidiaries, as applicable, may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Borrower with the provisions of this Credit Agreement described in Section 2.16 and Section 6.9 and such repurchase or redemption complies with Section 6.2.
“Distribution Agreements” shall mean (i) any and all agreements entered into by a Credit Party pursuant to which such Credit Party has sold, leased, licensed or assigned distribution rights or other exploitation rights to any item of Product to an un-Affiliated Person and (ii) any and all agreements hereafter entered into by a Credit Party pursuant to which such Credit Party sells, leases, licenses or assigns distribution rights or other exploitation rights to any item of Product to an un-Affiliated Person.
“Eligible L/C Receivables” has the same definition as an Eligible Receivable except that (1) an Acceptable L/C shall have been delivered to the administrative agent under the Senior Credit Facility for the full amount of the receivable and (2) such receivable need not be with an Acceptable Obligor.
“Eligible Receivables” shall mean, at any date at which the amount thereof is to be determined, an amount equal to the sum of the present values (discounted on a quarterly basis, in the case of amounts which are not due and payable within 12 months following the date of determination, by a rate of interest equal to the interest rate in effect on the date of the computation with regard to “Alternate Base Rate Loans” as defined under the Senior Credit Facility in effect on the Closing Date (as such definition may be amended, restated, replaced, or otherwise modified from time to time in the Senior Credit Facility in a manner which does not materially and disproportionately affect the Lenders) or, if no such loans are then outstanding, by the “prime rate” then in effect of the Administrative Agent) of (1) all net amounts which pursuant to a binding agreement are contractually obligated to be paid to the Borrower and the Guarantors or any Designated Foreign Subsidiary either unconditionally or subject only to normal delivery requirements, and which are reasonably expected by the Borrower to be payable and collected from Acceptable Obligors minus (2) the sum, without double-counting, of (i) the following items (based on the Borrower’s then-best, good faith estimates): royalties, residuals, commissions, participations and other payments to third parties, collection/distribution expenses and commissions, home video fulfillment costs, taxes (including foreign withholding, remittance and similar taxes) chargeable in respect of such accounts receivable, and any other projected expenses of the Borrower or a Guarantor (and a Designated Foreign Subsidiary) arising in connection with such amounts and (ii) the outstanding amount of unrecouped advances made by a distributor to the extent subject to repayment by the Borrower or a Guarantor (and a Designated Foreign Subsidiary) or adjustment or recoupment, but an Eligible Receivable shall not include amounts:

(a)    in the aggregate due from a single Acceptable Obligor which are in excess of the Allowable Amount with respect to such Acceptable Obligor or, in the case of an Affiliated Group, in the aggregate due from the relevant Acceptable Obligors with respect to that Affiliated Group, unless in either case such excess is supported by an Acceptable L/C;
(b)    which in the good faith judgment of the Borrower, are subject to material conditions precedent to payment (including a material performance obligation or a material executory aspect on the part of the Borrower or a Guarantor or any other party or obligations contingent upon future events not within the direct control of the Borrower and the Guarantors); provided, however, that otherwise Eligible Receivables which are attributable to items of Product acquired from a third party shall not be excluded pursuant to this clause (b) if the entire acquisition price or minimum advance shall have been paid to the extent then due and there is no material condition or event (other than payment of the remaining purchase price) the occurrence of which would likely result in the Borrower or any Guarantor losing its rights in such item of Product;
(c)    which are more than 120 days past due, in the case of receivables (other than theatrical receivables);
(d)    which are theatrical receivables due from any obligor in connection with the theatrical exhibition, distribution or exploitation of an item of Product that are still outstanding six months after their booking;
(e)    in excess of the U.S. dollar equivalent of $60,000,000 in the aggregate if they are to be paid in a currency other than United States dollars, except to the extent such excess is hedged by Hedging Obligations from Persons whose general unsecured obligations have an Investment Grade Rating;
(f)    to the extent included in the Borrower’s and the Guarantors’ (and the Designated Foreign Subsidiaries’) estimated bad debts;
(g)    due from any obligor which has 40% or more of the total receivable amount from such obligor (x) 120 or more days past due, in the case of all receivables other than theatrical receivables or (y) six months past the date of booking, for theatrical receivables (in each case exclusive of amounts that are being disputed or contested in good faith);
(h)    for which there is bona fide request for a material credit, adjustment, compromise, offset, counterclaim or dispute; provided, however, that only the amount in question shall be excluded from such receivable;
(i)    which arise from a multi-picture Distribution Agreement which allows the obligor on such receivable to exercise a right of offset or recoupment for any amount payable to or advanced by such obligor under such Distribution Agreement, against any amount payable with respect to such receivable; provided, however, that only the maximum amount which such obligor may offset or recoup shall be excluded from Eligible Receivables;
(j)    which are attributable to an item of Product or right in which the Borrower in good faith cannot warrant sufficient title to the underlying rights to justify such receivable;
(k)    in which the Administrative Agent (for the benefit of itself and the Lenders) does not have a perfected Second-Priority Lien;
(l)    which are determined by the administrative agent under the Senior Credit Facility in its reasonable discretion, acting in good faith, upon written notice from the administrative agent under the Senior Credit Facility to LGEI or the Borrower and effective 10 days subsequent to LGEI or the Borrower’s receipt of such notice, to be unacceptable;
(m)    [reserved];
(n)    which may be subject to repayment to the extent not earned by performance (other than performance consisting of delivery), but only to the extent of the maximum potential reduction or repayment;
(o)    which are attributable to an item of Product which has not been Completed unless the Borrower and the Guarantors (or Designated Foreign Subsidiary, as the case may be) are in compliance with all credit facility covenants applicable to the production of such item of Product, including without limitation, delivery of any required Completion Guaranty;
(p)    which are attributable to any item of Product which has not been Completed and for which a Completion Guaranty is required by any applicable credit facility, to the extent there is not in effect a Completion Guaranty from an Approved Completion Guarantor or to the extent that such receivable amounts exceed the amount that would be paid to the Borrower and the Guarantors under the related Completion Guaranty if the item of Product were abandoned as of the date of computation of the Borrowing Base (except that if a letter of credit is issued under the Senior Credit Facility in order to support the Borrower or Guarantor’s (or Designated Foreign Subsidiary’s) minimum payment obligation to acquire distribution rights in an item of Product, amounts attributable to such rights may be treated as Eligible Receivables (even though the item of Product has not yet been Completed) but only if (I) proof of Completion of the item of Product must be presented in order to draw under the letter of credit, (II) the portion of the Borrowing Base attributable to such Eligible Receivables for such item of Product does not exceed the amount of such letter of credit for such item of Product, and (III) such amounts otherwise meet all of the applicable criteria for inclusion as Eligible Receivables);
(q)    [reserved]; or

(r)    in the aggregate due to any Designated Foreign Subsidiary which are in excess of the then outstanding amount of intercompany receivables (net of any setoffs) owed by such Designated Foreign Subsidiary to the Borrower and Guarantors that are secured by a Second-Priority Lien in favor of the Borrower and Guarantors; provided that, the portion of the Borrowing Base attributable to Eligible Receivables due to a Designated Foreign Subsidiary shall not exceed $60,000,000 in the aggregate.
“Eligible Unsold Rights Amount” is (1) $652,758,000 as of the Closing Date and (2) thereafter, the aggregate of the amounts for the various components of the unsold rights of the Borrower and the Guarantors, determined by an independent consultant selected in good faith and paid for by the Borrower, using methodology consistent with the Borrower’s past practice without double counting for items of Product that are receiving other credit in the Borrowing Base on at least an annual basis; provided, however, that (a) there will be interim reductions to the Eligible Unsold Rights Amount to reflect decreases, if any, in the remaining value of unsold rights resulting from unsold rights dispositions during such interim period (e.g., any single agreement or series of related agreements pertaining to the licensing, distribution or sale of unsold rights providing for aggregate payments (including reasonably estimated contingent payments) to the Borrower or the Guarantors in excess of $30,000,000); and (b) the Eligible Unsold Rights Amount may be increased in good faith by the Borrower in the case of a significant library acquisition.
“Eligible Unsold Rights Amount Advance Rate” shall mean 50%, or such other rate as shall be in effect from time to time under the Senior Credit Facility, so long as the Senior Credit Facility is outstanding.
“Environmental Laws” shall mean any and all federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material or environmental protection or health and safety, as now or at any time hereafter in effect, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Superfund Amendments and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act as amended, 29 U.S.C. § 655 and § 657, the Waste Management Act, R.S.B.C. 1996, c. 481, the Transportation of Dangerous Goods Act, R.S.B.C. 1996, c. 458 and other such laws relating to the storage, transportation, treatment and disposal of Hazardous Materials into the air, surface water, ground water, land surface, subsurface strata or any building or structure and, together, in each case, with any amendment thereto, and the regulations adopted pursuant thereto.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as heretofore and hereafter amended, as codified at 29 U.S.C. § 1001 et seq. and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA) which is treated as a single employer with any Credit Party under Section 414(b), (c), (m) or (o) of the Code.
“Event of Default” shall have the meaning given to such term in Article 7 hereof.
“Excess Proceeds” shall have the meaning set forth in Section 6.9(b).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Assets” shall mean (1) the Fractional Aircraft Interest, (2) interests in the Headquarters JV, (3) any equity interests owned by any of the Borrower or any Guarantor to the extent that, and for so long as, a pledge of such equity interests would violate Applicable Law or an enforceable contractual obligation binding on or relating to such equity interests, (4) rights of any of the Borrower or any Guarantor under any license, contract or agreement to the extent that pursuant to the terms of such license, contract or agreement, the granting of a security interest in such rights would result in a termination or right of termination of, or is otherwise prohibited under, such agreement by the other party thereto, but only to the extent such prohibition on assignment is enforceable; provided, however, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Person shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect; provided, however, that the Borrower and the Guarantors will use their commercially reasonable efforts consistent with industry practice not to enter into any agreement that would exclude such rights from the Collateral in the future, (5) any other assets to the extent that, and for so long as, taking a security interest in such assets would violate any Applicable Law or regulation or an enforceable contractual obligation binding on the assets that existed at the time of the acquisition thereof and was not created or made binding on the assets in contemplation of or in connection with the acquisition of such assets, (6) so long as the Senior Credit Facility is outstanding, any asset, including any fee or leasehold interest in real property, to the extent that such asset is not subject to a perfected Lien in favor of the First-Priority Obligations under the Senior Credit Facility and (7) any property of a Special Purpose Producer that is a borrower of Other Permitted Priority Indebtedness, if the property is collateral for such Other Permitted Priority Indebtedness and the terms of such Other Permitted Priority Indebtedness prohibit granting a Lien on such property in favor of the Administrative Agent for the Lenders (or permit granting of a Lien solely in the event that certain intercreditor, subordination or similar arrangements are made).
“Excluded Contributions” shall mean Net Cash Proceeds received by the Borrower from:
(1)     contributions to its common equity capital; or
(2)     the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any Subsidiary) of Capital Stock (other than Disqualified Stock) of the Borrower;

in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by the principal financial officer of the Borrower on the date such capital contributions are made or the date such equity interests are sold, as the case may be.
“Existing Convertible Notes” shall mean the 3.625% Convertible Senior Subordinated Notes Due 2025 dated as of April 27, 2009 and related Guarantees issued under the Indenture dated as of April 27, 2009 among the Borrower, LGEI and The Bank of New York Mellon Trust Company, N.A.; the 4.00% Convertible Senior Subordinated Notes Due 2017 dated as of January 11, 2012 and related Guarantees issued under the Indenture dated as of January 11, 2012 among the Borrower, LGEI and The Bank of New York Mellon Trust Company, N.A.; and the 1.25% Convertible Senior Subordinated Notes Due 2018 dated as of April 15, 2013 and related Guarantees issued under the Indenture dated as of April 15, 2013 among the Borrower, LGEI and U.S. Bank National Association.
“Existing Second Lien Credit Agreement” shall mean the Second Lien Credit and Guarantee Agreement dated as of July 19, 2013 (as amended, supplemented, modified, renewed or replaced prior to the date hereof) among the Borrower, the guarantors referred to therein, certain lenders parties hereto and U.S. Bank National Association, as administrative agent.
“Extended Loan” shall have the meaning assigned to such term in Section 13.11(d).
“Extending Amendment” shall have the meaning assigned to such term in Section 13.11(d).
“Extending Lender” shall have the meaning assigned to such term in Section 13.11(d).
“Extension” shall have the meaning assigned to such term in Section 13.11(d).
“Extension Offer” shall have the meaning assigned to such term in Section 13.11(d).
“Fair Market Value” shall mean, with respect to any asset or liability, the fair market value of such asset or liability as determined by an Officer of the Borrower in good faith.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements between the United States and any other jurisdiction entered into in connection with the foregoing (including any treaty, law, regulation or other official guidance adopted pursuant to any such intergovernmental agreement).
“Film Spending Ratio” shall mean (i) the sum of all revenue (to be determined on an ultimates basis) payable to the Borrower or a Guarantor and attributable to items of Product in their first exploitation cycle and that have print and advertising expenses of at least $2,000,000 to (ii) the aggregate negative cost and print and advertising expenditures attributable to such items of Product and incurred by the Borrower or a Guarantor (other than financing charges and overhead charges), all as determined on a rolling basis for the last twelve (12) Completed items of Product which have completed their initial theatrical exhibition, to be less than 0.85 to 1. If the Film Spending Ratio is less than 1.0 to 1.0, but greater than 0.85 to 1.0, the Production Credit will be reduced by 1.0% for each 0.01 reduction in the ratio below 1.0, provided, however, if in a subsequent calculation of the Film Spending Ratio the ratio increases, the Production Credit will be increased by 1.0% for each 0.01 increase in the ratio up to 1.0. For the avoidance of doubt, if the Film Spending Ratio is 0.99 to 1.0, the Production Credit will be reduced from 35.0% to 34.0% (and can be increased back to 35% if the Film Spending Ratio later increases to 1.0 to 1.0 or better).
“First Lien Intercreditor Agreement” shall mean that certain intercreditor agreement, dated as of October 21, 2009, as amended and supplemented by that certain Joinder Agreement and Consent dated as of July 19, 2013 (and as further amended, restated, supplemented or otherwise modified from time to time (including as may be amended in connection with the issuance of the Loans in order to cause the Administrative Agent to become a party thereto)), by and among JPMorgan Chase Bank, N.A., as administrative agent under the Senior Credit Facility, U.S. Bank National Association, as administrative agent under the Existing Second Lien Credit Agreement, U.S. Bank National Association, as collateral agent for the holders of the 2018 Second Priority Notes, the Borrower and the other parties from time to time party thereto.
“First-Priority Liens” shall mean Liens on Collateral permitted to be Incurred pursuant to clauses (1)(a), (24) and (38) of the definition of Permitted Liens, but only to the extent such Liens are senior in priority to the Second-Priority Liens.
“First-Priority Obligations” shall mean all obligations in respect of Indebtedness permitted to be incurred under this Credit Agreement which is subject to First-Priority Liens.
“Foreign Subsidiary” shall mean any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.
“Fractional Aircraft Interest” shall mean a fractional interest in an executive jet aircraft and/or a single purpose trust formed solely to hold such interest, with an acquisition cost for such interest or such trust which may not exceed $10,000,000.
“Fundamental Documents” shall mean this Credit Agreement, the Notes, the Collateral Documents and each of the agreements delivered pursuant thereto and any other ancillary documentation which is required to be or is otherwise executed by any Credit Party and delivered to the Administrative Agent in connection with this Credit Agreement or any of the documents listed above.
“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Credit Agreement will be computed in conformity with GAAP, except that in the event the Borrower is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Credit Agreement.
“Government Securities” shall mean securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.
“Governmental Authority” shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, Canada, Luxembourg or any foreign jurisdiction.
“Guarantee” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(1)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or
(2)    entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit or for indemnification in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor Subordinated Obligation” shall mean, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Guarantee under Article 9 of this Credit Agreement pursuant to a written agreement.

“Guarantors” shall mean each Restricted Subsidiary which is a signatory of this Credit Agreement and any other direct or indirect Restricted Subsidiary acquired or created after the date hereof which is required to become a signatory to this Credit Agreement as a Guarantor pursuant to Section 5.6.
“Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or similar materials defined in any Environmental Law.
“Headquarters JV” shall mean either (i) LGJW Colorado Partners, LLC, a California limited liability company whose only members shall be the Borrower, or one of its Subsidiaries, Colorado Creative Studios, LLC, a California limited liability company (the “Developer”), or one of the Developer’s Subsidiaries, and any other members added with the consent of the Borrower and the Developer, which shall be formed for the sole purpose of constructing, maintaining and owning an office building to be used as the headquarters of the Borrower, or (ii) any replacement Developer approved by the administrative agent under the Senior Credit Facility.
“Hedging Obligations” of any Person shall mean the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.
“Hypothec” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Incur” shall mean issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.
“Indebtedness” shall mean, with respect to any Person on any date of determination (without duplication):
(1)    the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;
(2)    the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)    the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);
(4)    the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (b) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;
(5)    Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);
(6)    the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of the Borrower that is not a Guarantor, any Preferred Stock;
(7)    the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;
(8)    the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);
(9)    to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time); and
(10)    to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of securitization transactions.
The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:
(1)    such Indebtedness is the obligation of a Joint Venture that is not a Restricted Subsidiary;

(2)    such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and
(3)    there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:
(a)    the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or
(b)    if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.
“Indemnified Party” shall have the meaning given to such term in Section 13.5.
“Initial Unrestricted Subsidiaries” shall mean each Subsidiary of the Borrower (1) that is inactive with no material assets, (2) the Voting Stock in which qualifies as an Excluded Asset, or (3) which the Borrower has designated as an “Unrestricted Subsidiary” (as such term is defined in the Senior Credit Facility) under the Senior Credit Facility on or prior to the Closing Date, in each case, as are set forth in Schedule 3.7(c) to this Credit Agreement.
“Intercreditor Agreements” shall mean (i) the First Lien Intercreditor Agreement, (ii) the Second Lien Intercreditor Agreement, (iii) such other intercreditor or subordination agreements to be entered into from time to time with respect to Other Permitted Priority Indebtedness or Indebtedness secured by Liens permitted by clause (38) or (39) of the definition of “Permitted Liens” and (iv) any Additional Intercreditor Agreement.
“Interest Deficit” shall have the meaning given to such term in Section 2.14 hereof.
“Interest Payment Date” shall mean, as to any Loan, the last Business Day of each April, July, October and January to occur while such Loan is outstanding.
“Interest Rate” shall mean 5.00%.
“Interest Rate Agreement” shall mean with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan

(other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit or indemnity provision) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:
(1)    Hedging Obligations entered into in the ordinary course of business and in compliance with this Credit Agreement;
(2)    endorsements of negotiable instruments and documents in the ordinary course of business; and
(3)    an acquisition of assets, Capital Stock or other securities by the Borrower or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Borrower.
For purposes of Section 6.2 of this Credit Agreement,
(a)     “Investment” will include the portion (proportionate to the Borrower’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;
(b)    any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and
(c)    if the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.
“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc., BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc., BBB- (or the equivalent) by Fitch Group, Inc., a jointly-owned

Subsidiary of Hearst Corporation and Fimalac, S.A., or an equivalent rating by any Rating Agency.
“Joinder Agreement” shall mean the “Instrument of Assumption and Joinder”, as such term is defined in the Pledge and Security Agreement.
“Joint Venture” shall mean a joint venture or similar venture with one or more unrelated parties (whether structured as a corporation, partnership, limited liability company or other entity) in which the Borrower or any of its Restricted Subsidiaries own Capital Stock and which is formed and operated to conduct a Related Business.
“Lender” and “Lenders” shall mean (i) the financial institutions whose names appear on the signature pages hereto and who are designated as such on Schedule 1.1 hereof and their successors, and (ii) any assignee of a Lender pursuant to Section 13.3 hereof.
“Lending Office” shall mean, with respect to any of the Lenders, the branch or branches (or affiliate or affiliates) from which such Lender’s Loans are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s Loans are made, as notified to the Administrative Agent from time to time.
“LGEI” shall mean Lions Gate Entertainment Inc., a Delaware corporation, and its successors.
“LGF” shall mean Lions Gate Films Inc. and its successors.
“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of or agreement to give any financing statement under the applicable PPSA, the CCQ, or UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Loan” or “Loans” shall mean the Loans made hereunder denominated in U.S. Dollars to the Borrower in accordance with Section 2.1 hereof.
“Margin Stock” shall be as defined in Regulation U of the Board.
“Material Adverse Effect” shall mean any change or effect that (a) has a materially adverse effect on the business, assets, properties, operations or financial condition of the Credit Parties taken as a whole, (b) materially impairs the legal right, power or authority of any material Credit Party to perform its respective material obligations under the Fundamental Documents to which it is a party or (c) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Lenders under, the Fundamental Documents, taken as a whole.

“Material Indebtedness” shall mean Indebtedness of the Borrower and the Guarantors in an aggregate principal amount equal to or greater than $15,000,000.
“Maturity Date” shall mean the date that is the seventh anniversary of the Closing Date.
“MQP” shall mean MQP, LLC and its successors.
“Multiemployer Plan” shall mean a plan described in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five preceding plan years made or accrued an obligation to make contributions.
“Negative Pick-up Obligation” shall mean, with respect to any item of Product produced by anyone other than the Borrower or a Restricted Subsidiary, a commitment to pay a certain sum of money or other Investment made by the Borrower or Restricted Subsidiary in order to obtain ownership, distribution rights or sales agency rights in such item of Product. Negative Pick-up Obligation includes both “traditional” negative pickup arrangements and indirect structures.
“Net Available Cash” from an Asset Sale shall mean cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form) therefrom, in each case net of:
(1)    all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;
(2)    all payments made on any Indebtedness that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by Applicable Law be repaid out of the proceeds from such Asset Sale;
(3)    all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and
(4)    the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Borrower or any Restricted Subsidiary after such Asset Sale.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, shall mean the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).
“Net Remaining Ultimates” shall mean with respect to any theatrical motion picture (on a Product by Product basis), the first cycle amounts (which are to be no greater than 10 years from the initial theatrical release) which are projected by the Borrower to become payable to the Borrower and the Guarantors as determined by the Borrower from time to time in good faith in accordance with this paragraph. The Net Remaining Ultimates shall be calculated initially on the date which is 60 days after the initial general theatrical release in the United States of any such item of Product and thereafter, as of the last Business Day of each calendar month, on or before the last Business Day of the following calendar month. The computation of the Net Remaining Ultimates will be (i) computed in a manner consistent with ultimates prepared by the Borrower for accounting purposes, (ii) based, to the extent available, upon any supporting written material delivered to the Borrower under the relevant Distribution Agreement which will indicate the remaining uncollected amounts payable to the Borrower, (iii) present valued at the rate used by the Borrower for accounting purposes, not to be less than 8.0%, (iv) after deduction for all distribution fees and other remaining amounts deductible or which may be offset by a distributor or licensee from its obligation to make payments to the Borrower and any other remaining cost or expense incurred by the Borrower and the Guarantors for the distribution or other exploitation of such item of Product, (v) reduced by all Eligible Receivables and Other Receivables with respect to such Product, for any applicable territory and media which are otherwise included in the Borrowing Base, and (vi) shall not include any amounts in which the Administrative Agent (for the benefit of the Lenders) does not have a perfected Second-Priority Lien under the UCC or other relevant personal property regime and applicable copyright law.
“Non-Guarantor Subsidiary” shall mean any Restricted Subsidiary that is not a Guarantor.
“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by a Credit Party or one or more Subsidiaries of a Credit Party primarily for the benefit of employees of the Credit Party or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code; provided, however, that “Non-U.S. Plan” shall not include any such plan, fund or program maintained by a Governmental Authority.
“Note” or “Notes” shall have the meaning given to such term in Section 2.2 hereof.
“Obligations” shall mean the obligation of the Borrower to make due and punctual payment of principal and interest on the Loans, any reimbursement obligations in respect of costs and attorneys’ fees and all other monetary obligations of the Borrower and the Guarantors to the Administrative Agent or any Lender under this Credit Agreement, the Notes, any other Fundamental Document (including interest accruing after the maturity of the Loans and reimbursement obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).
“Officer” shall mean the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower. Officer of any Guarantor has a correlative meaning.
“Officers’ Certificate” shall mean a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Borrower.
“Opinion of Counsel” shall mean a written opinion from legal counsel who is acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or the Administrative Agent.
“Other Acceptable Foreign Account Debtor” shall mean a Person who is an “Other Acceptable Foreign Account Debtor” as defined pursuant to the Senior Credit Facility in effect on the Closing Date (as such definition may be amended, restated, replaced, or otherwise modified from time to time in the Senior Credit Facility in a manner which does not materially and disproportionately affect the Lenders), for so long as such Person meets the criteria of such definition.
“Other Permitted Priority Indebtedness” shall mean Indebtedness under any of the following:
(1)    Loan and Security Agreement, dated as of March 15, 2013, by and among Anger Productions, Inc., the Lenders from time to time party thereto, Union Bank, N.A., as Co-Lead Arranger, Lender and Administrative Agent, Comerica Bank, as Lender and Co-Lead Arranger and City National Bank, N.A., as Lender;
(2)    Loan and Security Agreement, dated as of December 20, 2012, by and among Lady Prison Productions, Inc. and East West Bank for Orange is the New Black: Season 1;
(3)    Loan and Security Agreement, dated as of October 31, 2013, by and among Lady Prison Productions, Inc. and East West Bank for Orange is the New Black: Season 2;
(4)    Loan and Security Agreement, dated as of September 12, 2014, by and among Lady Prison Productions, Inc. and East West Bank and the Lenders for Orange is the New Black: Season 3;

(5)    Loan and Security Agreement, dated as of September 27, 2013, by and among C4 Productions Inc. and Comerica Bank and Union Bank, N.A. and certain Lenders for “The Hunger Games: Mockingjay - Part 1”;
(6)    Loan and Security Agreement, dated as of September 27, 2013, by and among C4 Productions Inc. and Union Bank, N.A. and Comerica Bank and certain Lenders for “The Hunger Games: Mockingjay - Part 2”;
(7)    Loan and Security Agreement, dated as of December 12, 2013 among Mort Productions US, Inc. and Union Bank, N.A. and certain Lenders thereto for “Mortdecai”;
(8)    Loan and Security Agreement, dated as of March 20, 2014 among GOE Productions, LLC and Union Bank, N.A. and certain Lenders thereto for “Gods of Egypt”;
(9)    Loan and Security Agreement, dated as of June 25, 2014 among Puck Productions, LLC and Comerica Bank and certain Lenders thereto for “Insurgent”;
(10)    Loan and Security Agreement, dated as of September 25, 2014 among LWH Productions, LLC and First Republic Bank and certain Lenders thereto for “The Last Witch Hunter”;
(11)    Loan and Security Agreement, dated as of December 5, 2014 among NYSM2 Productions Limited and Comerica Bank and certain Lenders thereto for “Now You See Me 2”; and
(12)    Indebtedness described under Sections 6.1(c)(xii), 6.1(c)(xvii) and 6.1(c)(xix).
“Other Receivables” shall mean those receivables or other rights to receive payments that meet all of the requirements of an “Eligible Receivable” but the obligor is not an Acceptable Obligor.
“Other Second-Lien Obligations” means other Indebtedness of the Borrower and its Restricted Subsidiaries that is equally and ratably secured with the Loans as permitted by this Credit Agreement and is designated by the Borrower as an Other Second-Lien Obligation, including the obligations under the 2018 Second Priority Notes and the Guarantees thereof.
“Pari Passu Indebtedness” shall mean Indebtedness that ranks equally in right of payment to the Loans (without giving effect to Collateral arrangements).
“Participant Register” shall have the meaning given to such term in Section 13.3(h) hereof.
“payment default” shall have the meaning given to such term in Section 7(g) hereof.
“PBGC” shall mean the Pension Benefit Guaranty Corporation and its successors.

“Percentage” shall mean with respect to any Lender, the percentage of the aggregate Loans outstanding, represented by such Lender’s Loans.
“Permitted Holder” shall mean, at any time, each of (a) Mark H. Rachesky, M.D., and any Affiliate thereof, (b) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of which any Person described in clause (a) hereof is a member, provided that Persons described in clause (a) hereof beneficially own a majority of the Voting Stock of the Borrower beneficially owned by all members of such group and (c) any Person (including the Borrower upon a sale of all or substantially all of its assets to a Subsidiary thereof in a transaction permitted under Section 6.7) (x) that acquires (or otherwise holds), directly or indirectly, 100% of the voting power of the Voting Stock of the Borrower (or the Successor Borrower) and, immediately after giving effect to such acquisition and any related transactions, has no material assets other than Capital Stock of the Borrower and (y) of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than any of the Permitted Holders specified in clauses (a) and (b) above, holds more than 50% of the total voting power of the Voting Stock thereof (any Person described in clause (c) hereof, a “Permitted Parent Holdco”). Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Credit Agreement will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
“Permitted Investment” shall mean an Investment by the Borrower or any Restricted Subsidiary in:
(1)    a Restricted Subsidiary;
(2)    any Investment by the Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a Related Business if as a result of such Investment:
(a)    such Person becomes a Restricted Subsidiary; or
(b)    such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;
(3)    cash and Cash Equivalents;
(4)    receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;
(5)    payroll, travel, services (e.g., shared services arrangements) to the extent permitted by Section 6.6(b)(viii) and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)    loans or advances to employees, Officers or directors of the Borrower or any Restricted Subsidiary in the ordinary course of business consistent with past practices in an aggregate amount outstanding at any time not in excess of $5,000,000; provided, however, that the Borrower and its Subsidiaries shall comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to such loans and advances as if the Borrower had filed a registration statement with the SEC;
(7)    any Investment acquired by the Borrower or any of its Restricted Subsidiaries:
(a)    in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or
(b)    as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(8)    Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.9 or any other disposition of assets not constituting an Asset Sale;
(9)    Investments in existence on the Closing Date and all exchanges, extensions, refinancings and renewals thereof, provided that the terms thereof are not more onerous to the Borrower or any applicable Guarantor or Designated Foreign Subsidiary than the existing terms of the Investment being exchanged, extended, refinanced or renewed;
(10)    Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 6.1;
(11)    Guarantees and other Investments issued in accordance with Section 6.1 relating to Negative Pick-up Obligations, Program Acquisition Guarantees, minimum guarantees to acquire items of Product or interests therein, or similar activities, in each case in the ordinary course of business;
(12)    Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Borrower and its Restricted Subsidiaries in connection with such plans;
(13)    [reserved];
(14)    with respect to the purchase price and/or construction costs expended by the Borrower and Guarantors for Borrower’s headquarters or any other real property of the Borrower and Guarantors, the portion of such purchase prices in excess of any mortgage related to such purchase price;
(15)    Investment in the Headquarters JV, at any time outstanding, not to exceed $40,000,000 (exclusive of any permitted guarantee);

(16)    Investments in Joint Ventures which Joint Ventures are in existence on the Closing Date, in an amount, since the Closing Date and at any time outstanding, not to exceed $100,000,000;
(17)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers, customers or other debtors or in settlement of delinquent obligations arising in the ordinary course of business;
(18)    nominal Investments in Special Purpose Producers;
(19)    Investments in and Guarantees of obligations of the Borrower, any Restricted Subsidiary (including without limitation SlateCo), or any of their respective direct or indirect Subsidiaries or joint ventures (which subsidiaries or joint ventures may engage in business unrelated to such Investment to the extent otherwise permissible under this Credit Agreement) in connection with co-productions, co-ventures or co-financing arrangements related to the production, distribution and/or acquisition of Product or an interest therein, in each case in the ordinary course of business consistent with past practice;
(20)    [reserved];
(21)    [reserved];
(22)    any acquisition or production of Product in the ordinary course of business, to the extent such action would be considered an Investment;
(23)    other Investments by the Borrower or any of the Restricted Subsidiaries not to exceed an amount outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value) equal to the greater of (A) 35% of the Eligible Unsold Rights Amount at the time of such Investment and (B) $200,000,000;
(24)    Investments in any SlateCo in accordance with the definition of Permitted Slate Financing; and
(25)    Investments in any ProdCo in accordance with the definition of Permitted Slate Transaction;
provided, however, that at the time of and after giving effect to any Permitted Investment permitted under clause (21), no Default shall have occurred or be continuing or would occur as a consequence thereof; and provided further, however, that if a Default has occurred and is continuing, no Investments under clauses (18), (19), (20) or (22) shall be Permitted Investments except for such Investments made with respect to an existing Product or item of Product or made with respect to a Product or item of Product as to which a funding or investment commitment has been made by or on behalf of the Borrower or any of its Restricted Subsidiaries, in each case prior to the occurrence of such Default.
“Permitted Liens” shall mean, with respect to any Person:
(1)    (a) Liens securing Indebtedness and other obligations under the Senior Credit Facility permitted to be Incurred under this Credit Agreement pursuant to Section 6.1(c)(i) (and Hedging Obligations and banking services or cash management obligations secured therewith), including any Guarantees thereof; and (b) Liens (pari passu with the

Liens securing the Loans and the Guarantees under this Credit Agreement, pursuant to the Second Lien Intercreditor Agreement) securing Indebtedness and other obligations under the 2018 Second Priority Notes and related Guarantees;
(2)    pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(3)    Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;
(4)    Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;
(5)    Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(6)    encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(7)    Liens securing Hedging Obligations so long as the related Indebtedness is permitted under this Credit Agreement;
(8)    leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries;
(9)    Liens arising out of attachments, judgments (to the extent not resulting in an Event of Default) or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced (and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed)) and as to which appropriate reserves have been established in accordance with GAAP;
(10)    Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed or improved; provided that:
(a)    the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Credit Agreement and does not exceed the cost of the assets or property so acquired, constructed or improved; and
(b)    such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Borrower or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;
(11)    Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;
(12)    Liens arising from UCC, the CCQ or the applicable PPSA financing statement filings regarding operating leases entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business;
(13)    Liens existing on the Closing Date (other than Liens permitted under clauses (1), (16) or (20) of this definition);
(14)    Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Borrower or any Restricted Subsidiary;
(15)    Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, plan of arrangement or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;
(16)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or a Wholly-Owned Subsidiary, which are junior in priority to the Liens securing the Loans and the Guarantees under Article 9 pursuant to an Intercreditor Agreement;
(17)    Liens securing the Loans and the Guarantees under Article 9 or any obligations owing to the Administrative Agent under this Credit Agreement, the Collateral Documents or the Intercreditor Agreements;
(18)    Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (1)(b) (provided such Liens are pari passu with the Liens securing the Loans and the Guarantees under Article 9 pursuant to the Second Lien Intercreditor Agreement or are junior to the Liens securing the Loans and the Guarantees under Article 9), (10), (13), (14), (15), (17) (provided such Liens are pari passu with the

Liens securing the Loans and the Guarantees under Article 9 pursuant to the Second Lien Intercreditor Agreement or are junior to the Liens securing the Loans and the Guarantees under Article 9) and (18) of this definition, provided that (a) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder and (b) any such Lien is no less favorable to the Lenders and is no more favorable to the lienholder with respect to such Lien than the Lien in respect of the Indebtedness being refinanced;
(19)    any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;
(20)    Liens in favor of the Borrower or any Restricted Subsidiary, which are junior in priority to the Liens securing the Loans and the Guarantees under Article 9 pursuant to an Intercreditor Agreement;
(21)    Liens to secure payment and performance obligations of the Borrower and Guarantors in connection with a revenue participation purchase agreement or similar arrangement for third-party investments in Product produced, acquired or distributed by the Borrower and such Guarantors in the ordinary course of business consistent with past practice;
(22)    Liens under industrial revenue, municipal or similar bonds;
(23)    Liens to secure Negative Pick-up Obligations, Program Acquisition Guarantees and other direct or indirect guarantees (including minimum guarantees) related to the acquisition, production or distribution of items of Product in the ordinary course of business to the extent such Lien is limited solely to such item of Product related to such Negative Pick-up Obligation, Program Acquisition Guarantee or other guarantee;
(24)    Liens to secure Other Permitted Priority Indebtedness to the extent such Lien is limited solely to the item or items of Product relating to such Other Permitted Priority Indebtedness;
(25)    Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of (a) $50,000,000 and (b) 2.0% of Total Assets;
(26)    [reserved];
(27)    Liens pursuant to written security agreements in favor of guilds or unions which are required in the ordinary course of business pursuant to collective bargaining agreements;
(28)    Liens to secure distribution, exhibition and/or exploitation rights of licensees pursuant to Distribution Agreements or of licensors from whom any of the Borrower or the Restricted Subsidiaries has (directly or indirectly) obtained any distribution rights or other exploitation rights to any item of Product (or of Persons providing financing to obtain such rights) or Liens to secure production advances on an item of Product, provided that such Liens are limited to such distribution, exhibition and/

or exploitation rights, and that such production advances are otherwise permitted by this Credit Agreement;
(29)    Liens customarily granted or incurred in the ordinary course of business with regard to services rendered by laboratories and post-production houses, record warehouses and suppliers of materials and equipment which secure outstanding trade payables;
(30)    possessory Liens (other than those of laboratories and production houses) which (a) occur in the ordinary course of business, (b) secure normal trade debt which is not yet due and payable and (c) do not secure Indebtedness;
(31)    customary Liens in favor of Approved Completion Guarantors granted in connection with Completion Guaranties;
(32)    Liens granted by the Borrower or any Restricted Subsidiary that is a Special Purpose Producer to secure outside production financing otherwise permitted under this Credit Agreement;
(33)    Liens granted by SlateCo to secure its obligations in connection with any Permitted Slate Financing;
(34)    Liens to secure Replication Advances not to exceed $100,000,000 in the aggregate at any one time outstanding, which may be secured on a subordinated basis and which are otherwise on terms and conditions, in the good faith judgment of the Borrower, no less favorable in any material respect, taken as a whole, to the Borrower as compared to past similar transactions entered into by the Borrower or its Restricted Subsidiaries; provided that, the granting of a Lien in respect of the related assets, which is junior in right to the Lien on such assets which secures the Loans, to secure any such Replication Advances will not be considered to be less favorable to the Borrower;
(35)    Liens on Acceptable Tax Credits to secure Indebtedness which is non-recourse to the Borrower or any Restricted Subsidiary other than customary representations and warranties, which Liens, in the good faith judgment of the Borrower, are no less favorable in any material respect, taken as a whole, to the Borrower as compared to past similar transactions entered into by the Borrower or its Restricted Subsidiaries;
(36)     Liens granted by either MQP, any Services Company that is the Borrower or any Restricted Subsidiary, LGF or Lions Gate Television Inc. to secure MQP’s obligations to SGF pursuant to the SGF Co-Financing Arrangement;
(37)     Liens in connection with reversion or turnaround rights with respect to a project in development;
(38)    Liens granted by one or more of the Borrower and its Restricted Subsidiaries to secure Secured Funded Indebtedness permitted to be Incurred under Section 6.1(a) or any refinancing of such Indebtedness permitted pursuant to Section 6.1(c)(xi), in each case, which Liens are either senior to or pari passu in priority with the Second-Priority Liens pursuant to an Intercreditor Agreement;
(39)    Liens granted by one or more of the Borrower and its Restricted Subsidiaries to secure Indebtedness permitted to be Incurred under Section 6.1(b) or any refinancing of such Indebtedness permitted pursuant to Section 6.1(c)(xi), in each case, which Liens are junior in priority to the Second-Priority Liens pursuant to an intercreditor agreement to which the Administrative Agent is a party, under which intercreditor agreement the rights of the holders of the Second-Priority Liens with respect to such junior lien holders are not materially less favorable, taken as a whole, than the rights of the holders of First-Priority Liens with respect to the holders of the Second-Priority Liens under the corresponding Intercreditor Agreement then in effect with respect to such Collateral; and
(40) rights or other interests granted under the Co-Publishing Agreement, dated April 5, 2013 and effective as of January 1, 2012, among Lions Gate Music Publishing LLC and Lions Gate Records, Inc. and Warner/Chappell and its affiliated entities (as the same may be amended, restated, supplemented, or otherwise modified from time to time).
“Permitted Parent Holdco” shall have the meaning given to such term in the definition of “Permitted Holder”.
“Permitted Slate Financing” shall mean a financing transaction which the Borrower and/or the Restricted Subsidiaries may at their option consummate and which satisfies all of the following criteria: (1) the borrower or issuer in such transaction (each, a “SlateCo”) will be a new corporation, limited liability company or limited partnership formed solely for the purpose of the Permitted Slate Financing; (2) each SlateCo will not engage in any business other than producing, acquiring or funding the print and advertising expenses of items of Product to be distributed directly or indirectly by the Borrower or one or more Guarantors; (3) each SlateCo will either (a) be a direct or indirect wholly-owned Subsidiary of the Borrower and will become a Guarantor of the Loans and/or (b) enter into a Distribution Agreement with the Borrower or a Guarantor that includes a security interest granted by such SlateCo in favor of the Administrative Agent on behalf of the Lenders on customary terms consistent with past practice, and in both case (a) and (b), the obligations of the applicable SlateCo as a Guarantor of the Loans and the related security interests in favor of the Administrative Agent shall be subordinated to the rights, claims and security interests of the providers of the applicable Permitted Slate Financing and subject to an Intercreditor Agreement with terms that are no less favorable, taken as a whole, to the Lenders than the terms of similar intercreditor arrangements entered into by the Borrower consistent with past practice; (4) Investments made pursuant to clause (24) of the definition of Permitted Investment by the Borrower and/or the Guarantors in all SlateCos and the Permitted Slate Financing after the Closing Date (including Investments made by the Borrower or a Guarantor after the Closing Date with respect to Permitted Slate Financings that closed prior to the Closing Date), together with all Investments in any Permitted Slate Transaction that do not satisfy condition (x) and/or (xi) of the definition of Permitted Slate Transaction, shall not exceed the greater of (A) $100,000,000 (plus any returns of capital actually received by the Borrower and the Guarantors in respect of Investments made after the Closing Date by them in all SlateCos and Permitted Slate Financings) or (B) 3.5% of Total Assets (the “Slate Cap”); and (5) all indebtedness incurred by applicable SlateCo will be expressly non-recourse to the Borrower or any Restricted Subsidiary except (a) for the assignment of such SlateCo’s rights under the Distribution Agreement(s) to be entered into with the Borrower or one or more Restricted Subsidiaries or (b) unsecured Guarantees Incurred in accordance with Section 6.1, other than clause (c)(xiii) thereof.

“Permitted Slate Transaction” shall mean a transaction which the Borrower and/or the Guarantors may at their option consummate and which satisfies all of the following criteria: (i) the borrower or the issuer in such transaction (each, a “ProdCo”) will be a new corporation, limited liability company or limited partnership formed solely for the purpose of a Permitted Slate Transaction; (ii) each ProdCo will not engage in any business other than producing, acquiring or funding the print and advertising expenses of items of Product to be distributed by the Borrower or one or more Guarantors; (iii) the investors or financiers in the applicable Permitted Slate Transaction will establish a new corporation, limited liability company or limited partnership formed solely for the purpose of such Permitted Slate Transaction (each, an “InvestCo”); (iv) the Borrower or any Guarantor and each InvestCo will acquire (1) shares, membership interests, limited partnership interests, as applicable, in the applicable ProdCo or (2) revenue participations in the items of Product to be produced by such ProdCo; (v) the shares, membership interests, limited partnership interest, or revenue participations, as applicable, in any ProdCo owned by the Borrower or one or more Guarantors will be Collateral but such ProdCo will not be a Guarantor; (vi) each ProdCo will acquire from the Borrower or the Guarantors ownership of items of Product; (vii) each ProdCo will grant to the Borrower or any Guarantor distribution and exploitation rights in those items of Product acquired by such ProdCo; (viii) the obligation of the Borrower, the Guarantors and/or each ProdCo, as applicable, to remit revenues from such items of Product to the applicable InvestCo shall be treated as a participation to be deducted from the Borrowing Base value of such items of Product to the extent otherwise eligible for inclusion in the Borrowing Base; (ix) if required by the administrative agent for the Senior Credit Facility, the administrative agent for the Senior Credit Facility, the Administrative Agent and the secured creditors of the applicable InvestCo and/or the applicable ProdCo shall enter into an Intercreditor Agreement setting out their respective interests and security interests in the applicable ProdCo items of Product and the revenues derived therefrom; (x) nothing in the documentation and/or structure for a Permitted Slate Transaction shall permit InvestCo to receive distributions or otherwise receive a return of its Investment except on a pro rata or subordinated basis with the recovery by the Borrower and/or Guarantor of its Investment in the applicable ProdCo (provided, however, that if this condition (x) is not satisfied, such transaction will qualify as a Permitted Slate Transaction, but the Investment in such transaction will be included in and subject to the Slate Cap), and (xi) ProdCo may not incur Indebtedness other than Subordinated Obligations (provided, however, that if this condition (xi) is not satisfied, such transaction will qualify as a Permitted Slate Transaction, but the Investment in such transaction will be included in and subject to the Slate Cap).
“Person” shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.
“Pledge and Security Agreement” shall mean the Pledge and Security Agreement, dated as of the date hereof, among the Credit Parties and the Administrative Agent.
“PPSA” shall mean unless otherwise provided in this Credit Agreement, the Personal Property Security Act, R.S.O. 1990 c.P.10 as heretofore and hereafter amended and in effect in the Province of Ontario, or, where the context requires, the legislation of the other provinces of Canada relating to security in personal property generally, including accounts receivable, as adopted by and in effect from time to time in such provinces or territories in Canada, as applicable.

“Preferred Stock,” as applied to the Capital Stock of any corporation, shall mean Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Product” shall mean any motion picture, live event, film, music or video tape or other audio-visual work or episode thereof produced for theatrical, non-theatrical or television release or for release in any other medium, in each case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter devised, with respect to which the Borrower or any of its Restricted Subsidiaries (1) is the copyright owner or (2) acquires an equity interest or distribution or sales agency rights. The term “item of Product” shall include, without limitation, the scenario, screenplay or script upon which such item of Product is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of the Borrower and the Restricted Subsidiaries, and all rights therein and thereto, of every kind and character.
“Production Credit” shall mean, for any item of Product intended initially for release in the theatrical market that is not a Seasoned Picture, commencing (A) with respect to items of Product financed solely by the Borrower or a Guarantor, at the start of principal photography, (B) with respect to items of Product produced by the Borrower or a Guarantor with outside financing, upon repayment in full of such outside financing, and (C) with respect to all other items of Product (including items of Product acquired by the Borrower or a Guarantor), upon Completion of such item of Product (unless a letter of credit under the Senior Credit Facility is issued in support of the minimum payment obligation of the Borrower and a Guarantor to acquire rights in such item of Product, but only if (x) proof of Completion of the item of Product must be presented in order to draw under the letter of credit and (y) the portion of the Borrowing Base attributable to such Production Credit for such item of Product does not exceed the amount of such letter of credit for such item of Product, in which case the Production Credit will be calculated from the date the letter of credit is issued), in each case, until the earlier of (i) the date such item of Product becomes a Seasoned Picture, and (ii) the date that is twelve (12) months after the Completion of such item of Product, an amount equal to the product of (x) the Borrower’s and the Guarantors’ share of the Budgeted Negative Cost of such item of Product (inclusive of capitalized overhead as provided in the GAAP financial statements), multiplied by (y) 35.0%, provided, however, the Production Credit will be reduced by 1.0% for each 0.01 reduction in the Film Spending Ratio below 1.0; provided further that if in a subsequent calculation of the Film Spending Ratio the ratio increases, the Production Credit will be increased by 1.0% for each 0.01 increase in the ratio up to 1.0 (for the avoidance of doubt, if the Film Spending Ratio is 0.99 to 1.0, the Production Credit will be reduced from 35.0% to 34.0% and can be increased back to 35.0% if the Film Spending Ratio later increases to 1.0 to 1.0 or better); provided, however, that no Production Credit will be given for an item of Product in which the Administrative Agent (for the benefit of the Lenders) does not have a perfected Second-Priority Lien in such amounts.
“Production Exposure” for an item of Product shall mean (1) with respect to any item of Product for which the Borrower or a Guarantor has direct production responsibility, the Budgeted Negative Cost for such item of Product (net of amounts being cash-flowed as and when needed by a third party unrelated to the Borrower or Restricted Subsidiary pursuant to customary contractual arrangements consistent with the Borrower’s past practice), and (2) with respect to all other Product, the acquisition price paid or to be paid by the Borrower or Restricted Subsidiary for such item of Product or any rights therein, including without limitation, the amount of any related Program Acquisition Guarantee, Negative Pick-up Obligations or co-financing obligation.
“Pro Rata Share” shall mean with respect to any Obligation or other amount, each Lender’s pro rata share of such Obligation or other amount determined in accordance with such Lender’s Percentage.
“Program Acquisition Guarantees” shall mean any commitment of the Borrower or any Restricted Subsidiary to a producer or owner of Product in conjunction with the acquisition of Product, distribution rights or sales agency rights in Product by the Borrower or such Restricted Subsidiary to the effect that (1) the gross revenues to be generated in the future from the exploitation of such Product or the net revenues to be received by such producer or owner from the exploitation of such Product will equal or exceed an amount specified in the acquisition agreement related to such Product or (2) otherwise requires payment by the Borrower or Restricted Subsidiary of a minimum amount specified in the acquisition agreement related to such Product regardless of actual performance of such Product.
“Rating Agencies” shall mean each of Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both of them shall not make a rating on the Loans publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. as the case may be.
“Refinancing Indebtedness” shall mean Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Closing Date or Incurred in compliance with this Credit Agreement (including Indebtedness of the Borrower that refinances Indebtedness of the Borrower or any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:
(1)(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Maturity Date, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Maturity Date, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Maturity Date;
(2)    the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the remaining Average Life of the Indebtedness being refinanced;
(3)    such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith);
(4)    if the Indebtedness being refinanced is subordinated in right of payment to the Loans or the Guarantees under Article 9, such Refinancing Indebtedness is subordinated in right of payment to the Loans or the Guarantees under Article 9 on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced; and
(5)    Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Borrower or a Guarantor.
“Register” shall have the meaning given such term in Section 13.3(e) hereof.
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation T”, “Regulation U” or “Regulation X” shall mean such regulation of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Reinstatement Date” shall have the meaning given to such term in Section 6.11.
“Related Business” shall mean the (1) development, production, distribution, acquisition or disposition of intellectual properties including feature films, live event, television, interactive media, music and video product and/or rights therein or thereto, (2) operation of physical production facilities, (3) acquisition and operation of television channels and internet distribution platforms and (4) any business which is related, ancillary or complementary to any of the foregoing activities, including, without limitation, the acquisition and operation of theme parks.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Replication Advances” shall mean advances incurred pursuant to dvd replication, tape duplication or film processing transactions which require repayment if certain volume commitments are not fulfilled, provided that repayment of such advances (1) may not be accelerated or be required to be paid on demand unless such repayment obligation is completely unsecured, (2) do not require cash payments of interest and (3) are on terms at least as favorable as the Borrower’s or Restricted Subsidiary’s current replication deals; provided that, the granting of a Lien in respect of the related assets, which is junior in right to the Lien on such assets which secures the Loans, to secure any such Replication Advances will not be considered to be less favorable to the Borrower.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC would be waived under applicable regulations had the regulations in effect on the Closing Date been in effect on the date of occurrence of such reportable event.
“Required Lenders” shall mean Lenders holding at least 51% of the Total Credit Exposure.
“Responsible Officer” shall mean, when used with respect to the Administrative Agent, any officer within the corporate trust department of the Administrative Agent having direct responsibility for the administration of this Credit Agreement, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.
“Restricted Investment” shall mean any Investment other than a Permitted Investment.
“Restricted Payment” shall have the meaning given to such term in Section 6.2 hereof.
“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Sale/Leaseback Transaction” shall mean an arrangement relating to property now owned or hereafter acquired whereby the Borrower or a Restricted Subsidiary transfers such property to a Person (other than the Borrower or any of its Restricted Subsidiaries) and the Borrower or a Restricted Subsidiary leases it from such Person.
“Seasoned Picture” shall mean an item of Product that has been theatrically released in the United States for at least 60 days.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Second Lien Intercreditor Agreement” shall mean that certain intercreditor agreement dated as of July 19, 2013, among the Credit Parties, U.S. Bank National Association, as administrative agent under the Existing Second Lien Credit Agreement, and U.S. Bank National Association, as collateral agent for the 2018 Second Priority Notes, as it may be amended or supplemented on the Closing Date in connection with the issuance of the Loans in order to cause the Administrative Agent to become a party thereto, as the same may be further amended, supplemented, modified or replaced from time to time.
“Second-Priority Liens” shall mean all Liens on Collateral securing (1) the Obligations and (2) any other Secured Funded Indebtedness (including obligations under the 2018 Second Priority Notes) which is secured by a Lien with a priority that is pari passu with the Liens on Collateral securing the Obligations referred to in clause (1), in each case, after giving effect to First-Priority Liens and certain other Permitted Liens.

“Secured Funded Indebtedness” shall mean Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by a Lien on any asset of the Borrower or any Restricted Subsidiary (excluding Liens that are junior in priority to the Liens securing the Loans and the Guarantees under Article 9 and excluding Permitted Liens other than (a) Permitted Liens described in clauses (1), (17) or (38) of the definition thereof and (b) Permitted Liens with respect to any permitted Refinancing Indebtedness with respect to Indebtedness secured by Liens described in clause (a)).
“Secured Leverage Ratio,” as of any date of determination, shall mean the ratio of:
(1)    the Borrowing Base of the Borrower and the Guarantors as of such date of determination, to
(2)    the total outstanding Secured Funded Indebtedness (or, in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof, and excluding Indebtedness in respect of Hedging Obligations) as of such date, provided that, solely for purpose of calculation of the Secured Leverage Ratio, the Secured Funded Indebtedness Outstanding under the Senior Credit Facility shall be deemed to be the total commitment (whether used or not) under the Senior Credit Facility. For the avoidance of doubt, the amount of the total commitments under the Senior Credit Facility as of the Closing Date is $800,000,000. For the purpose of this clause, Secured Funded Indebtedness shall be determined on a pro forma basis after giving effect to all Incurrences and repayments of Secured Funded Indebtedness to occur on or substantially concurrently with such date, and after giving pro forma effect to any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations or other transactions to occur on such date, to the extent such transactions would increase or decrease the Borrowing Base; provided, however, that such Indebtedness shall not include any Other Permitted Priority Indebtedness.
“Secured Obligations” shall have the meaning given to such term in the Pledge and Security Agreement.
“Secured Parties” shall have the meaning given to such term in the Pledge and Security Agreement.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Senior Credit Facility” shall mean (a) the Third Amended and Restated Credit, Security, Guaranty and Pledge Agreement, dated as of September 27, 2012, among LGEI, as borrower, the guarantors referred to therein, the lenders referred to therein, and JPMorgan Chase Bank, N.A., as administrative agent and issuing bank, as amended by Amendment No. 1 thereto, dated as of December 20, 2013, pursuant to which Lions Gate Entertainment Corp. became the borrower thereunder, and as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder provided that such additional Indebtedness is Incurred in accordance with Section 6.1) and (b) if the Senior Credit Facility described in clause (a) is not outstanding, if designated by the Borrower to be included in the definition of “Senior Credit Facility,” one or more related debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, debt securities, indentures or other forms of debt financing, in each case with the same or different borrowers or issuers, and as the same may be amended, supplemented, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Services Company” shall mean a corporation (which may or may not be a subsidiary of the Borrower) having a permanent establishment in Quebec which provides production services pursuant to a production services agreement between MQP and such Services Company.
“SGF” shall mean SGF Entertainment Inc., a subsidiary of the Société Générale Financement du Québec and its successors.
“SGF Co-Financing Arrangement” shall mean the co-financing arrangement by and among MQP, the Borrower and SGF pursuant to which, among other things, (i) MQP agreed to sell revenue participation interests in certain motion pictures and television productions to SGF pursuant to that certain Revenue Participation Purchase Agreement among MQP, SGF, LGF and Lions Gate Television Inc. (“LGT”) dated as of July 25, 2007, (ii) MQP licensed certain motion pictures to LGF pursuant to that certain Master Distribution Agreement (Film Productions) between MQP and LGF, dated as of July 25, 2007 and (iii) MQP agreed to license certain television productions to LGT pursuant to that certain Master Distribution Agreement (Television Productions) between MQP and LGF, dated as of July 25, 2007.
“Significant Subsidiary” shall mean any Restricted Subsidiary that would be a “Significant Subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Slate Cap” shall be as defined in the definition of “Permitted Slate Financing”.
“Special Purpose Joint Venture” shall mean a special purpose joint venture or similar venture with one or more unrelated parties (whether structured as a corporation, partnership, limited liability company or other entity) in which a Guarantor owns Capital Stock, which is in existence on the Closing Date and was formed and is operated to conduct a Related Business and which a Guarantor owns the right to acquire Capital Stock sufficient to make such joint venture or similar venture a Subsidiary.
“Special Purpose Producer” shall mean a special purpose corporation or limited liability company formed solely for the purpose of producing a particular theatrical motion picture, television series or direct to video Product which, in each case, will be purchased or distributed by the Borrower or any of its Restricted Subsidiaries.
“Stated Maturity” shall mean, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subordinated Obligation” shall mean any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is subordinated or junior in right of payment to the Loans pursuant to a written agreement. For the avoidance of doubt, such determination will be made without reference to the presence or absence of security in respect of any such Indebtedness.
“Submitting Party” shall have the meaning given to such term in Section 13.13.
“Subsidiary” of any Person shall mean (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company, unlimited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture, limited liability company, unlimited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Borrower.
“Successor Borrower” shall have the meaning given to such term in Section 6.7.
“Successor Guarantor” shall have the meaning given to such term in Section 6.7.
“Suspended Covenants” shall have the meaning given to such term in Section 6.11.
“Suspension Period” shall have the meaning given to such term in Section 6.11.
“Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower.
“Total Credit Exposure” shall mean an amount equal to the aggregate principal amount of all outstanding Loans hereunder.
“Trademark Security Agreement” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Trademark Security Agreement Supplement” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Treasury Rate” shall mean, as of the applicable prepayment date, the yield to maturity as of such prepayment date of actively traded United States Treasury securities with a constant maturity of one (1) year (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)).
“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York on the date of execution of this Credit Agreement.
“Ultimates Advance Rate” shall mean, with respect to any date on which the Borrowing Base is to be determined, 80%; provided that, if the Ultimates Percentage, calculated as of such date of determination, is less than 90%, the Ultimates Advance Rate shall be 80% multiplied by such Ultimates Percentage. For the avoidance of doubt, the Ultimates Advance Rate may never be greater than 80%.
“Ultimates Percentage” shall mean, for any Determination Date with respect to the greater number of items of Product comprising (i) the twelve (12) most recent Seasoned Pictures with a Budgeted Negative Cost greater than or equal to $5,000,000, and (ii) all Seasoned Pictures released in the last two years with a Budgeted Negative Cost greater than or equal to $5,000,000, in each case, for which six (6) months has elapsed from the date upon which each such Seasoned Picture has become seasoned, a ratio (expressed as a percentage) of (x) the sum of Cumulative Ultimates for such Seasoned Pictures as of such Determination Date to (y) the sum of Cumulative Ultimates for such Seasoned Picture determined for each such Seasoned Picture on the date it became a Seasoned Picture.
“Uncompleted” shall mean not Completed.
“Unrestricted Subsidiary” shall mean:
(1)    any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by an Officer of the Borrower in the manner provided below; and
(2)    any Subsidiary of an Unrestricted Subsidiary.
An Officer of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:
(1)    such Subsidiary (or any of its Subsidiaries) does not own any Capital Stock of any Restricted Subsidiary, or hold any Lien on any property of the Borrower or any Restricted Subsidiary of the Borrower;
(2)    any Guarantee by the Borrower or any Restricted Subsidiary of any Indebtedness of such Subsidiary (or any of its Subsidiaries) shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Borrower or such Restricted Subsidiary and complies with Section 6.1;

(3)    such designation and the Investment of the Borrower in such Subsidiary complies with Section 6.2;
(4)    such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Borrower and its Subsidiaries;
(5)    such Subsidiary is a Person with respect to which neither the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation:
(a)    to subscribe for additional Capital Stock of such Person; or
(b)    to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(6)    on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary with terms substantially less favorable to the Borrower than those that might have been obtained from Persons who are not Affiliates of the Borrower (excluding, for the avoidance of doubt, any agreement, contract or arrangement to the extent consisting of a Permitted Investment or a Restricted Payment permitted under this Credit Agreement, or which would otherwise be permitted by Section 6.6).
Any such designation by an Officer of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent an Officers’ Certificate giving effect to such designation and certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Credit Agreement and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.
An Officer of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Borrower could Incur at least $1.00 of additional Indebtedness pursuant to Section 6.1(b) on a pro forma basis taking into account such designation.
For the avoidance of doubt, the Borrower shall be permitted to designate any Subsidiary a Restricted Subsidiary or Unrestricted Subsidiary, in each case, in accordance with the terms of this Credit Agreement, notwithstanding the designation of such Subsidiary under the Senior Credit Facility or any other agreement.
Notwithstanding the foregoing, as of the Closing Date, the Initial Unrestricted Subsidiaries and each of their Subsidiaries shall be Unrestricted Subsidiaries.

“USA Patriot Act” shall mean the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) as amended, and the rules and regulations thereunder and any successors thereto.
“U.S. dollars”, “U.S.$” and “$” shall mean lawful money of the United States of America.
“U.S. Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), maintained or contributed to by any Credit Party, or any ERISA Affiliate, or with respect to which any Credit Party could otherwise have any liability.
“Voting Stock” of a Person shall mean all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.
“Wholly-Owned Subsidiary” shall mean a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Borrower or another Wholly-Owned Subsidiary.

2	THE LOANS
SECTION 2.1.    Loans to the Borrower.
(a)    Each Lender, severally and not jointly, agrees, upon the terms and subject to the conditions hereof, to make Loans to the Borrower on the Closing Date in a principal amount equal to such Lender’s Commitment. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.
(b)    [reserved].
(c)    Each Loan requested under this Section 2.1 shall be made by each Lender on the Closing Date in accordance with its respective Percentage.
(d)    The Borrower shall give the Administrative Agent prior written, facsimile or telephonic (promptly confirmed in writing) notice of the Borrowings to be made hereunder on the Closing Date. Such notice shall be irrevocable and to be effective, must be received by the Administrative Agent not later than 2:00 p.m., New York City time, on the Business Day preceding the Closing Date. Such notice shall specify (A) the amount of the requested Loan and (B) the date on which such Loan is to be made (which shall be a Business Day).
(e)    The Administrative Agent shall promptly notify each Lender of its proportionate share of the Borrowing and the date of such Borrowing. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of the Administrative Agent and in each case, no later than 12:00 noon New York City time, in immediately available funds. Upon receipt of the funds to be made available by the Lenders to fund the Borrowing of Loans hereunder, the Administrative Agent shall disburse such funds by depositing the requested amounts into an account specified by the Borrower.
SECTION 2.2.    Notes; Repayment. Any Lender may request that the Loans made by such Lender hereunder be evidenced by a promissory note substantially in the form of Exhibit A hereto (each a “Note”). In such event the Borrower shall prepare a Note in the face amount of each such Lender’s Loans, payable to the order of each such Lender, duly executed on behalf of the Borrower, and dated as of the date hereof or the date such Lender becomes a Lender. The outstanding principal balance of each Loan shall be payable in full on the Maturity Date, subject to prepayment as provided in Section 2.9 and Section 2.16 hereof and acceleration as provided in Article 7 hereof.
SECTION 2.3.    [Intentionally Omitted].
SECTION 2.4.    Interest.
(a)    Interest in respect of any Loan hereunder shall be payable at a rate per annum (computed on the basis of the actual days elapsed over a year of 360 days) equal to the Interest Rate. Interest in respect of any Loan hereunder shall be payable in arrears on each Interest Payment Date and on the Maturity Date.
(b)    [Reserved].
(c)    Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid.
(d)    Anything in this Credit Agreement or the Notes to the contrary notwithstanding, the interest rate on the Loans shall in no event be in excess of the maximum rate permitted by Applicable Law.
(e)    Notwithstanding any provision herein to the contrary and without limiting Section 2.4(d), if Canadian law applies to this Credit Agreement or any Fundamental Document or to any payment made hereunder or thereunder, then in no event will the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable by any Credit Party under this Credit Agreement or any Fundamental Document exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that section 347) permitted under that section and, if any payment, collection or demand pursuant to this Credit Agreement or any such Fundamental Document in respect of “interest” (as defined in that section 347) is determined to be contrary to the provisions of such section 347, such payment, collection or demand will be deemed to have been made by mutual mistake of such Credit Party, the Administrative Agent and the applicable Lender or Lenders and the amount of such payment or collection will be refunded to such Credit Party only to the extent of the amount which is greater than the maximum effective annual rate permitted by such laws.
(f)    For the purposes of this Credit Agreement, whenever interest is to be calculated on the basis of a period of time other than a calendar year, the annual rate of interest to which each rate of interest determined pursuant to such calculation is equivalent for the purposes of the Interest Act (Canada) is such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in the basis of such determination.
SECTION 2.5.    Termination of Commitments. The Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Loans pursuant to Section 2.1.
SECTION 2.6.    Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date, the aggregate principal amount of all Loans outstanding on such date.
SECTION 2.7.    Default Interest; Alternate Rate of Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder, by acceleration or otherwise, or under any other Fundamental Document, then, until such defaulted amount shall have been paid in full, the Borrower shall on demand from time to time pay interest, to the extent permitted by Applicable Law, on any then unpaid amount of the Obligations at a rate per annum at 2% in excess of the rate then in effect for each such Loan.
SECTION 2.8.    [Intentionally Omitted].
SECTION 2.9.    Prepayment of Loans; Reimbursement of Lenders.
(a)    Subject to the terms of Section 2.9(d), the Borrower shall have the right at its option at any time and from time to time to prepay any Loan, in whole or in part, upon at least one (1) Business Day’s written, telephonic (promptly confirmed in writing) or telegraphic notice, in the principal amount of U.S.$1,000,000 or such greater amount which is an integral multiple of U.S.$100,000; provided that the Borrower may rescind any notice of prepayment under this Section 2.9(a) if such prepayment would have resulted from a refinancing of all or a portion of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.
(b)    [Reserved].
(c)    In the event the Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to this Section, the Borrower on demand by any Lender, shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Each Lender shall deliver to the Borrower and the Administrative Agent from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error.

(d)    In the event that Loans are prepaid or repaid in whole or in part at any time and from time to time pursuant to Section 2.9(a) (other than a voluntary prepayment offered in connection with a transaction constituting a Change of Control pursuant to Section 2.16 or an Asset Sale Offer pursuant to Section 2.17) prior to the first anniversary of the Closing Date, the Borrower shall pay to the Lenders an amount equal to the present value of all unpaid interest payable on the principal amount prepaid or repaid through the first anniversary of the Closing Date, computed using a discount rate equal to the Treasury Rate at the time of such prepayment plus 0.50%. In addition, in the event that Loans are prepaid or repaid in whole or in part at any time and from time to time pursuant to Section 2.9(a) (other than a voluntary prepayment offered in connection with a transaction constituting a Change of Control pursuant to Section 2.16 or an Asset Sale Offer pursuant to Section 2.17) prior to the third anniversary of the Closing Date, the Borrower shall pay to the Lenders a prepayment premium on the principal amount so prepaid or repaid as follows: (i) 2.0% if such prepayment occurs on or before the second anniversary of the Closing Date; and (ii) 1.0% if such prepayment occurs after the second anniversary of the Closing Date, but on or before the third anniversary of the Closing Date. No prepayment premium shall be payable if such prepayment occurs after the third anniversary of the Closing Date.
SECTION 2.10.    Change in Circumstances.
(a)    In the event that any Change in Law shall occur or, with respect to clauses (iii) or (iv) below, after the Closing Date, any changes in conditions shall occur, which in either case shall:
(i)    subject any Lender to, or increase the net amount of, any tax, levy, impost, duty, charge, fee, deduction or withholding with respect to any Loan (other than withholding tax imposed by Canada or the United States of America, or any political subdivision or taxing authority thereof or therein, or any other tax, levy, impost, duty, charge, fee, deduction or withholding (x) that is measured with respect to the overall net income of such Lender or of a Lending Office of such Lender, and that is imposed by Canada, the United States of America or by the jurisdiction in which such Lender or Lending Office is incorporated or carries on business, in which such Lending Office is located, managed or controlled or in which such Lender has its principal office or a presence not otherwise connected with, or required by, this transaction (or any political subdivision or taxing authority thereof or therein), (y) that is imposed solely by reason of any Lender failing to make a declaration of, or otherwise to establish, nonresidence, or to make any other claim for exemption, or otherwise to comply with any certification, identification, information, documentation or reporting requirements prescribed under the laws of the relevant jurisdiction, in those cases where a Lender may properly make such declaration or claim or so establish nonresidence or otherwise comply or (z) imposed under FATCA); or
(ii)    change the basis of taxation of any payment to any Lender of principal of or interest on any Loan or other fees and amounts payable to any Lender hereunder, or any combination of the foregoing, other than withholding tax imposed by Canada or the United States of America, as applicable, or any political subdivision or taxing authority thereof or therein, or any other tax, levy, impost, duty, charge, fee, deduction or withholding that is measured with respect to the overall net income of such Lender or of a Lending Office of such Lender, and that is imposed by Canada, the United States of America or by the jurisdiction in which such Lender or Lending Office is incorporated or carries on business, in which such Lending Office is located, managed or controlled or in which such Lender has its principal office or a presence not otherwise connected with, or required by, this transaction (or any political subdivision or taxing authority thereof or therein); or
(iii)    impose, modify or deem applicable any reserve, deposit or similar requirement against any assets held by, deposits with or for the account of, or loans or commitments by, an office of such Lender with respect to any Loan; or
(iv)    impose upon such Lender any other condition with respect to this Credit Agreement;
and the result of any of the foregoing shall be to increase the actual cost to such Lender of making or maintaining any Loan hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) received or receivable by such Lender in connection with any Loan hereunder, or to require such Lender to make any payment in connection with any Loan hereunder, in each case by or in an amount which such Lender in its sole judgment shall deem material, then and in each case, the Borrower agrees to pay to the Administrative Agent for the account of such Lender, as provided in paragraph (c) below, such amounts as shall be necessary to compensate such Lender for such cost, reduction or payment.
(b)    If any Lender determines that any Change in Law has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower agrees to pay to the Administrative Agent for the account of such Lender, as provided in paragraph (c) below, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered to the extent attributable to this Credit Agreement or the Loans made pursuant hereto.
(c)    Each Lender shall deliver to the Borrower and to the Administrative Agent from time to time one or more certificates setting forth the amounts due to such Lender under paragraphs (a) or (b) above, the changes as a result of which such amounts are due and the manner of computing such amounts. Each such certificate shall be conclusive in the absence of manifest error. The Borrower shall pay to the Administrative Agent for the account of each such Lender the amounts shown as due on any such certificate within ten (10) Business Days after the Borrower’s receipt of the same. No failure on the part of any Lender to demand compensation under paragraphs (a) or (b) above on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion. The protection of this Section 2.10 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by such Lender for compensation hereunder.
(d)    Each Lender agrees that after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost hereunder or render it unable to perform its agreements hereunder for the reasons specifically set forth in this Section 2.10 or Section 2.14 or (ii) would require the Borrower to pay an increased amount under this Section 2.10 or Section 2.14, to the extent not inconsistent with such Lender’s internal policies it will use reasonable efforts to make, fund or maintain the affected Loans of such Lender through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Lender thereunder in respect of such Loans would be materially reduced, or such inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans pursuant to this Section 2.10 or Section 2.14 would be materially reduced or the taxes or other amounts otherwise payable under this Section 2.10 or Section 2.14 would be materially reduced, and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Loans through such other Lending Office would not otherwise materially adversely affect such Loans or such Lender.
(e)    Each Lender will use reasonable efforts to notify the Borrower, through the Administrative Agent, of any event of which it has knowledge that will entitle such Lender to compensation pursuant to this Section 2.10 or Section 2.14. No failure by any Lender to give (or delay in giving) such notice shall adversely affect such Lender’s rights to such compensation.
(f)    If the Borrower shall receive notice from any Lender that amounts are due to such Lender pursuant to paragraph (c) hereof or that any of the events designated in paragraph (d) hereof have occurred, the Borrower may (but subject in any such case to the payments required by Section 2.9(a)), upon at least five (5) Business Days’ prior written or telecopier notice to such Lender and the Administrative Agent, but not more than sixty (60) days after receipt of written notice from such Lender, identify to the Administrative Agent a lending institution acceptable to the Borrower and the Administrative Agent, which will purchase the amount of outstanding Loans from the Lender providing such notice, and such Lender shall thereupon assign any Loans owing to such Lender and the Notes held by such Lender to such replacement lending institution pursuant to Section 13.3.
(g)    This Section shall survive the termination of this Credit Agreement and the payment of the Loans.
SECTION 2.11.    [Intentionally Omitted].
SECTION 2.12.    Withholding Taxes.
(a)    Prior to the date of the initial Loans hereunder, and prior to the effective date set forth in the Assignment and Assumption with respect to any Lender becoming a Lender after the date hereof, and from time to time thereafter if requested by the Borrower or the Administrative Agent or required because, as a result of a change in law or a change in circumstances or otherwise, a previously delivered form or statement becomes incomplete or incorrect in any material respect, each Lender shall provide, if applicable and to the extent a

Lender is legally entitled to do so, the Administrative Agent and the Borrower with complete, accurate and duly executed forms or other statements prescribed by the Canada Revenue Agency or the Internal Revenue Service of the United States, as applicable, certifying such Lender’s exemption from, or entitlement to a reduced rate of, Canadian or United States withholding taxes (including backup withholding taxes) with respect to all payments to be made to such Lender hereunder and under any other Fundamental Document. If a payment made to a Lender organized under the laws of a jurisdiction outside the United States would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and the Borrower at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation under any Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) or reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent or the Borrower to comply with their respective obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements, or to determine the amount to deduct and withhold, if any, from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.
(b)    The Borrower and the Administrative Agent shall be entitled to deduct and withhold any and all present or future taxes or withholdings, and all liabilities with respect thereto, from payments to a Lender hereunder or under any other Fundamental Document, if and to the extent that the Borrower or the Administrative Agent in good faith determines that such deduction or withholding is required by the law of Canada or the United States, including, without limitation, any applicable treaty of Canada or the United States. In the event the Borrower or the Administrative Agent shall so determine that deduction or withholding of taxes is required, they shall advise the affected Lender as to the basis of such determination prior to actually deducting and withholding such taxes. In the event the Borrower or the Administrative Agent shall so deduct or withhold taxes from amounts payable hereunder, they (i) shall pay to, or deposit with, the appropriate taxing authority in a timely manner the full amount of taxes it has deducted or withheld; (ii) shall provide to each Lender from whom taxes were deducted or withheld, evidence of payment of such taxes to, or the deposit thereof with, the appropriate taxing authority and a statement setting forth the amount of taxes deducted or withheld, the applicable rate, and any other information or documentation reasonably requested by such Lender; and (iii) shall forward to each such Lender any official tax receipts or other documentation with respect to the payment or deposit of the deducted or withheld taxes as may be issued from time to time by the appropriate taxing authority. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to Canadian or United States withholding tax (as applicable) or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent may withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside Canada or the United States, as the case may be.

(c)    Each Lender agrees (i) to the extent required by applicable law, that as between it and the Borrower or the Administrative Agent, such Lender shall be the Person to deduct and withhold taxes, and shall deduct and withhold taxes on amounts that such Lender may remit to any other Person(s) by reason of any undisclosed transfer or assignment of an interest in this Credit Agreement to such other Person(s) pursuant to Section 13.3; and (ii) to indemnify the Borrower and the Administrative Agent and any Related Party of the Borrower or the Administrative Agent against, and to hold them harmless from, any tax, interest, additions to tax, penalties, reasonable counsel and accountants’ fees, disbursements or payments arising from the assertion by any appropriate taxing authority of any claim against them relating to a failure to withhold taxes as required by law with respect to amounts described in clause (i) of this paragraph (c) or arising from the reliance by the Borrower or the Administrative Agent on any form or other document furnished by such Lender and purporting to establish a basis for not withholding, or for withholding at a reduced rate, taxes with respect to payments hereunder or under any other Fundamental Document.
(d)    Each assignee of a Lender’s interest in this Credit Agreement in conformity with Section 13.3 shall be bound by this Section 2.12, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 2.12.
(e)    Notwithstanding the foregoing, in the event that any withholding taxes or additional withholding taxes (other than, for the avoidance of doubt, any such taxes imposed under FATCA) shall become payable solely as a result of any change in any statute, treaty, ruling, determination or regulation occurring after the Closing Date in respect of any sum payable hereunder or under any other Fundamental Document to any Lender or the Administrative Agent (i) the sum payable by the Borrower or any Guarantor shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent, shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law and (iv) the applicable withholding agent shall forward to such Lender or the Administrative Agent (as the case may be) the official tax receipts or other documentation pursuant to Section 2.12(b). In addition, the Borrower shall indemnify each Lender and the Administrative Agent within ten (10) Business Days after written demand, for any additional withholding taxes paid by such Lender or the Administrative Agent, as the case may be, or any liability (including penalties and interest) arising therefrom or with respect thereto, whether or not such additional withholding taxes were correctly or legally asserted; provided, however, the Borrower will not pay any increased amount to any Lender (1) where such Lender is subject to such taxes by reason of its carrying on business in the jurisdiction in respect of which the Canadian authority requires the tax to be withheld or deducted (the “Relevant Taxing Jurisdiction”), having a permanent establishment in the Relevant Taxing Jurisdiction, being organized under the laws of the Relevant Taxing Jurisdiction or a subdivision thereof, or being an actual or deemed resident in the Relevant Taxing Jurisdiction; (2) which is subject to such taxes by reason of such Lender being non-arm’s length with the Borrower or any

Guarantor; or (3) for or on account of any taxes imposed or withheld by reason of the failure of the Lender to complete, execute and deliver to the Borrower or the applicable Guarantor any form or document to the extent applicable to such Lender that may be required by law or by reason of administration of such law or which is reasonably requested in writing to be delivered to the Borrower or such Guarantor in order to enable the Borrower or such Guarantor to make such payments on the Loans without deduction or withholding for taxes, or with deduction or withholding of a lesser amount, which form or document shall be delivered prior to the date on which the relevant payment is made.
(f)    In the event that a Lender receives a refund of or credit for taxes withheld or paid pursuant to clause (e) of this Section, which credit or refund is identified by such Lender as being a result of taxes withheld or paid in connection with sums payable hereunder or under any other Fundamental Document, such Lender shall promptly notify the Administrative Agent and the Borrower and shall, if no Default or Event of Default has occurred and is continuing, remit to the Borrower the amount of such refund or credit allocable to payments made hereunder or under any other Fundamental Document.
(g)    Each Lender agrees that after it becomes aware of the occurrence of an event that would cause the Borrower to pay any amount pursuant to clause (e) of this Section 2.12, it will use reasonable efforts to notify the Borrower of such event and, to the extent not inconsistent with such Lender’s internal policies, will use its reasonable efforts to make, fund or maintain the affected Loans of such Lender through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid by reason of Section 2.12(e) in respect of such Loans would be materially reduced, and if, as determined by such Lender, in its discretion, the making, funding or maintaining of such Loans through such other Lending Office would not otherwise materially adversely affect such Loans or such Lender.
(h)    Notwithstanding anything to the contrary herein, each Lender represents and warrants that, as of the Closing Date, each such Lender is entitled to receive any payments under this Credit Agreement without deduction or withholding of any United States Federal income taxes.
(i)    This Section shall survive the termination of this Credit Agreement and the payment of the Loans.
SECTION 2.13.    Foreign Currency Conversion; Withholding. If the net amount of any payment received by the Administrative Agent hereunder, after such amount has (in the case of an amount received in a currency other than U.S. Dollars and/or received outside of the United States) been converted into U.S. Dollars and transferred to New York in accordance with normal banking procedures, is less than the amount otherwise then due and owing by the Borrower to the Lenders hereunder, or if the Administrative Agent is unable to immediately convert and transfer any such amount as aforesaid, then the Borrower agrees as a separate obligation to the Lenders to indemnify the Lenders against the loss incurred by reason of such shortfall or delay to the extent but only to the extent such shortfall or delay is due to (i) the application of any exchange controls or similar laws and regulations or (ii) the fact that such amount was received in a currency other than U.S. Dollars; and if the amount of U.S. Dollars thus received by the Administrative Agent, after such conversion, exceeds the amount otherwise then due and owing, the Administrative Agent shall remit such excess to the Borrower.
SECTION 2.14.    Interest Adjustments. If the provisions of this Credit Agreement or any Note would at any time require payment by the Borrower to a Lender of any amount of interest in excess of the maximum amount then permitted by Applicable Law with respect to any Loan, the interest payments to that Lender shall be reduced to the extent necessary in order that such Lender shall not receive interest in excess of such maximum amount. If, as a result of the foregoing, a Lender shall receive interest payments hereunder or under a Note in an amount less than the amount otherwise provided hereunder, such deficit (hereinafter called the “Interest Deficit”) will, to the fullest extent permitted by Applicable Law, cumulate and will be carried forward (without interest) until the termination of this Credit Agreement. Interest otherwise payable to a Lender hereunder and under a Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing such Lender to receive interest in excess of the maximum amount then permitted by Applicable Law with respect to the Loans.
The amount of any Interest Deficit relating to a Loan and any Note shall be treated as a prepayment penalty and shall, to the fullest extent permitted by Applicable Law, be paid in full at the time of any optional prepayment by the Borrower to the Lenders of all the Loans at that time outstanding pursuant to Section 2.9(a) hereof. The amount of any Interest Deficit relating to a particular Loan and Note at the time of any complete payment of the Loans at that time outstanding (other than an optional prepayment thereof pursuant to Section 2.9(a) hereof and a termination of the Commitments under Section 2.6) shall be canceled and not paid.
SECTION 2.15.    Manner of Payments.
(a)    All payments of principal and interest by the Borrower in respect of any Loans shall be pro rata among the Lenders in accordance with their Percentage. All payments by the Borrower hereunder and under the Notes shall be made without offset or counterclaim in U.S. Dollars, in immediately available funds, at the office of the Administrative Agent no later than 12:00 noon, New York City time, on the date on which such payment shall be due. Any payment received at such office after such time shall be deemed received on the following Business Day.
SECTION 2.16.    Change of Control Offer.
(a)    If a Change of Control occurs, the Borrower will make an offer to all Lenders to prepay all Loans (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Prepayment”).
(b)    Within 30 days following any Change of Control, the Borrower will send notice of such Change of Control Offer to the Administrative Agent, and the Administrative Agent will promptly furnish such notice to the Lenders, with the following information:
(i)    that a Change of Control Offer is being made pursuant to this Section 2.16 and that all Loans properly requested to be prepaid pursuant to such Change of Control Offer will be prepaid by the Borrower at a purchase price in cash equal to the Change of Control Prepayment;
(ii)    the prepayment date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Prepayment Date”);
(iii)    that any Loan not properly requested to be prepaid will remain outstanding and continue to accrue interest;
(iv)    that unless the Borrower defaults in the payment of the purchase price of any Loans as to which the Change of Control Offer shall have been accepted, all Loans accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Prepayment Date;
(v)    that Lenders shall be entitled to withdraw their election to require the Borrower to prepay such Loans, provided that the Administrative Agent receives notice not later than the close of business on the 30th day following the date of the Change of Control notice setting forth the name of the Lender, the principal amount of the Loans requested to be prepaid and a statement that such Lender is withdrawing its request to have such Loans prepaid; and
(vi)     the procedures determined by the Borrower, consistent with this Credit Agreement, that a Lender must follow in order to have its Loans prepaid.
(c)    On the Change of Control Prepayment Date, the Borrower will prepay all or the portion of the Loans requested for prepayment of all Lenders who accept the Change of Control Offer at a purchase price in cash equal to the Change of Control Prepayment pursuant to the Change of Control Offer and deliver to the Administrative Agent an Officers’ Certificate stating the aggregate principal amount of Loans being prepaid by the Borrower in accordance with this Section 2.16.
(d)    A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.
(e)    Prior to making a Change of Control Prepayment, and as a condition to such prepayment (a) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Prepayment being made and waived the event of default, if any, caused by the Change of Control or (b) the Borrower shall repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a prepayment to the Lenders of the Loans under a Change of Control Prepayment or the Borrower must offer to repay all such Indebtedness and make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default arising under the relevant indenture or other agreement from the remaining holders of such Indebtedness. The Borrower covenants to effect such repayment or obtain such consent prior to making a Change of Control Prepayment.
(f)    The Borrower will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.16 applicable to a Change of Control Offer made by the Borrower and prepayment of all Loans requested to be prepaid and not withdrawn under such Change of Control Offer.
(g)    [Reserved].
(h)    Other than as specifically provided in this Section 2.16, any prepayment pursuant to this Section 2.16 shall be made pursuant to the provisions of Section 2.9.
SECTION 2.17.    Offer to Prepay Loans by Application of Excess Proceeds.
(a)    In the event that, pursuant to Section 6.9, the Borrower shall be required to commence an Asset Sale Offer, the Borrower shall follow the procedures specified below.
(b)    The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by Applicable Law (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), the Borrower will apply all Excess Proceeds to the prepayment of the aggregate principal amount of Loans and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to Section 6.9 (the “Asset Sale Offer Amount”), or, if less than the Asset Sale Offer Amount of Loans (and if applicable, Pari Passu Indebtedness) has been so validly requested to be prepaid (or tendered to be prepaid or purchased, in the case of Pari Passu Indebtedness), all Loans and Pari Passu Indebtedness validly requested to be prepaid (or tendered to be prepaid or purchased, in the case of Pari Passu Indebtedness) in response to the Asset Sale Offer.
(c)    If the Asset Sale Purchase Date is on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Asset Sale Purchase Date, will be paid.
(d)    Upon the commencement of an Asset Sale Offer, the Borrower will give notice to the Administrative Agent, and the Administrative Agent will promptly furnish such notice to the Lenders, with the following information:
(i)    that the Asset Sale Offer is being made pursuant to this Section 2.17 and Section 6.9 and the length of time the Asset Sale Offer shall remain open;
(ii)    the Asset Sale Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest to the Asset Sale Purchase Date, and the Asset Sale Purchase Date;
(iii)    that any Loans not prepaid or accepted for prepayment shall continue to accrue interest;
(iv)    that, unless the Borrower defaults in making such payment, any Loans accepted for prepayment pursuant to the Asset Sale Offer will cease to accrue interest on and after the Asset Sale Purchase Date;
(v)    that any Lender shall be entitled to withdraw its election if the Borrower and the Administrative Agent, receives a notice not later than one Business Day prior to the expiration of the Asset Sale Offer Period, a telegram, facsimile transmission or letter setting forth the name of such Lender, the principal amount of the Loans such Lender requested to be prepaid and a statement that such Lender is withdrawing its election to have such Loans prepaid; and
(vi)    that, if the aggregate principal amount of Loans and Pari Passu Indebtedness requested to be prepaid or surrendered by the holders thereof exceeds the Asset Sale Offer Amount, the Loans and such Pari Passu Indebtedness shall be prepaid or purchased on a pro rata basis based on the accreted value or principal amount of the Loans requested to be prepaid or such Pari Passu Indebtedness tendered.
(e)    On or before the Asset Sale Purchase Date, the Borrower will, to the extent lawful, accept for prepayment or payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Loans and Pari Passu Indebtedness or portions thereof validly requested to be prepaid (or tendered to be prepaid or purchased, in the case of Pari Passu Indebtedness) pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly requested to be prepaid (or tendered to be prepaid or purchased, in the case of Pari Passu Indebtedness), all Loans and Pari Passu Indebtedness so tendered or requested to be prepaid.
(f)    Other than as specifically provided in this Section 2.17 or Section 6.9, any prepayment pursuant to this Section 2.17 shall be made pursuant to the applicable provisions of Section 2.9
SECTION 2.18.    Defaulting Lenders. Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    The Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or modification pursuant to Section 13.11(a)); provided, that any amendment, waiver or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender or all Defaulting Lenders differently than other affected Lenders shall require the consent of such Defaulting Lender.
(b)    So long as no Event of Default shall have occurred and be continuing, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Sections 2.5 or 12.3) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its Pro Rata Share as required by this Credit Agreement, (iii) third, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of (A) a written acknowledgement of such Defaulting Lender of its breach of its obligations under this Credit Agreement or (B) any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement, and (iv) fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a prepayment of the principal amount of any outstanding

Loans with respect to which a Defaulting Lender has funded its participation obligations, and (y) made at a time when the conditions set forth in Section 4.1 are satisfied, such payment shall be applied solely to prepay the outstanding Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any outstanding Loans of, or reimbursement obligations owed to, such Defaulting Lender.
(c)    Upon the occurrence and during the continuance of an Event of Default, all amounts which would otherwise be payable to a Defaulting Lender (other than a Lender who is a Defaulting Lender solely as a result of clause (e) of the definition of “Defaulting Lender,” but which Defaulting Lender has otherwise fulfilled its obligations under this Credit Agreement) shall, in lieu of being distributed to such Defaulting Lender, be applied first, to satisfy in full the Obligations owing to the Administrative Agent and the non-Defaulting Lenders in accordance with the other provisions of this Credit Agreement, second, to satisfy any damage claims of the Administrative Agent and the non-Defaulting Lenders against such Defaulting Lender for its failure to fulfill its obligations under this Credit Agreement, and third, the balance, if any, to satisfy the Obligations owing to such Defaulting Lender.
(d)    In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to become a Defaulting Lender, then such Lender shall thereafter no longer constitute a Defaulting Lender hereunder (unless and until such Lender again becomes a Defaulting Lender).
(e)    Neither the provisions of this Section 2.18, nor the provisions of any other Section of this Credit Agreement relating to a Defaulting Lender, are intended by the parties to constitute liquidated damages. Subject to the limitations contained in Section 13.8 regarding special, indirect, consequential and punitive damages, each of the Administrative Agent, each non-Defaulting Lender and each Credit Party hereby reserves its respective rights to proceed against such Defaulting Lender for any damages incurred as a result of it becoming a Defaulting Lender hereunder. For purposes of establishing a damages claim, with regard to any obligations of a Defaulting Lender allocated to and/or performed by another party to this Credit Agreement, that Defaulting Lender shall be deemed to have received a notice from the Administrative Agent with regard to such obligations and to have failed to perform them.

3	REPRESENTATIONS AND WARRANTIES OF CREDIT PARTIES
In order to induce the Administrative Agent and the Lenders to enter into this Credit Agreement and to make the Loans, the Credit Parties, jointly and severally, make the following representations and warranties to, and agreements with, the Administrative Agent and the Lenders, all of which shall survive the execution and delivery of this Credit Agreement, the issuance of the Notes and the making of the Loans:
SECTION 3.1.    Existence and Power. Each of the Credit Parties is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business and in good standing in all jurisdictions where the nature of its properties or business so requires, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
(a)    Each of the Credit Parties has the power and authority (i) to own its respective properties and carry on its respective business as now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect, (ii) to execute, deliver and perform, as applicable, its obligations under the Fundamental Documents, (iii) in the case of the Borrower, to borrow hereunder, (iv) to grant to the Administrative Agent, for the benefit of itself and the Lenders, a security interest in the Collateral, as contemplated by this Credit Agreement and the other Fundamental Documents to which it is or would be a party; and (v) in the case of the Guarantors, to guarantee the Obligations as contemplated by Article 9 hereof.
SECTION 3.2.    Authority and No Violation. The execution, delivery and performance of this Credit Agreement and the other Fundamental Documents to which it is a party, by each Credit Party, the grant to the Administrative Agent for the benefit of the Administrative Agent and the Lenders of the security interest in the Collateral, as contemplated herein and by the other Fundamental Documents and, in the case of the Borrower, the Borrowings hereunder and the execution, delivery and performance of the Notes and, in the case of each Guarantor, the Guarantee of the Obligations as contemplated in Article 9 hereof, (i) have been duly authorized by all necessary corporate or company (as applicable) action on the part of each such Credit Party, (ii) will not constitute a violation of any provision of Applicable Law in or any order of any Governmental Authority applicable to such Credit Party, or any of its properties or assets, (iii) will not violate any provision of the Certificate of Incorporation, By-Laws, limited liability company agreement or any other organizational document of any Credit Party, (iv) will not violate any provision of any Distribution Agreement, indenture, agreement, bond, note or other similar instrument to which such Credit Party is a party or by which such Credit Party or any of its properties or assets are bound, (v) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or create any right to terminate, any such Distribution Agreement, indenture, agreement, bond, note or other instrument, and (vi) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever, other than any Permitted Lien, upon any of the properties or assets of any of the Credit Parties other than pursuant to this Credit Agreement or the other Fundamental Documents, except, in the case of clauses (ii), (iv) and (v) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.
SECTION 3.3.    Governmental Approval. All material authorizations, approvals, registrations or filings from or with any Governmental Authority (other than UCC 1 and PPSA financing statements, the Hypothec, the Copyright Security Agreement and the Trademark Security Agreement which will be delivered to the Administrative Agent on or prior to the Closing Date, in form suitable for recording or filing with the appropriate filing office) required for the execution, delivery and performance by any Credit Party of this Credit Agreement and the other Fundamental Documents to which it is a party, and the execution and delivery by the Borrower of the Notes, have been duly obtained or made, and are in full force and effect, except for such authorizations, approvals, registrations or filings as would not adversely affect the ability of the Borrower or the Guarantors to enter into or perform their obligations under the Fundamental Documents or have a Material Adverse Effect.
SECTION 3.4.    Binding Agreements. This Credit Agreement and the other Fundamental Documents when executed, will constitute the legal, valid and binding obligations of each Credit Party that is a party thereto, enforceable against such Credit Party in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights generally and to general principles of equity.
SECTION 3.5.    Financial Statements. The audited consolidated balance sheets of the Borrower and its Subsidiaries at March 31, 2014 and March 31, 2013, together with the related statements of income and the related notes and supplemental information for the fiscal years then ended, have been prepared in accordance with GAAP in effect as of such date consistently applied, except as otherwise indicated in the notes to such financial statements. All of such financial statements fairly present the financial position or the results of operations of the Borrower and its Subsidiaries on a consolidated basis at the dates or for the periods indicated and reflect all known liabilities, contingent or otherwise, that GAAP require, as of such dates, to be shown or reserved against.
SECTION 3.6.    No Material Adverse Change. There has been no material adverse change with respect to the business, assets, properties, management, operations, or financial condition of the Credit Parties taken as a whole since March 31, 2014.
(a)    No Credit Party has entered or is entering into the arrangements contemplated hereby and by the other Fundamental Documents, or intends to make any transfer or incur any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. On and as of the Closing Date, on a pro forma basis after giving effect to all Indebtedness (including the Loans) expected to be borrowed or repaid on the Closing Date, the Borrower, taken together with its Subsidiaries, will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the total amount required to pay the liabilities of the Borrower and its Subsidiaries, taken as a whole, on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) subject to the security interests granted pursuant to the Collateral Documents, the Borrower and its Subsidiaries, taken as a whole, is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) the Borrower and its Subsidiaries, taken as a whole, is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (iv) the Borrower is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Borrower is engaged; and (v) the Borrower is not a defendant in any civil action that would reasonably be expected to result in a judgment that the Borrower is or would become unable to satisfy.
SECTION 3.7.    Ownership of Subsidiaries, etc. The outstanding shares or other equity interests of the Borrower and its Subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable and all the outstanding shares or other Capital Stock of each Subsidiary that are owned directly or indirectly by the Borrower, are owned free and clear of any lien, charge, encumbrance, hypothec, security interest, restriction on voting or transfer or any other claim of any third party, other than (i) Permitted Liens or (ii) any restrictions on transfer under applicable securities laws.
(a)    [reserved]
(b)    Annexed hereto as Schedule 3.7(c) is a correct and complete list of all Unrestricted Subsidiaries as of the date hereof.
(c)    Each of the Guarantors and each of the Borrower’s Subsidiaries (other than any Subsidiary which is an Unrestricted Subsidiary on the Closing Date or any Special Purpose Producer) is not currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Borrower or any such Subsidiary, as applicable, from making any other distribution on such Subsidiary’s Capital Stock or similar ownership interest, from repaying to the Borrower any loans or advances to such Subsidiary from the Borrower or from transferring any of such Subsidiary’s properties or assets to the Borrower or any other Subsidiary of the Borrower, except, in each case, for any such restrictions permitted by this Credit Agreement.
SECTION 3.8.    [Intentionally Omitted][Intentionally Omitted]
SECTION 3.9.    Title to Properties.
(h)    Except as would not reasonably be expected to result in a Material Adverse Effect, the Credit Parties have good title to each of the properties and assets owned thereby and reflected on the most recent financial statements referred to in Section 3.5 (other than such properties or assets disposed of since the date of such financial statements) and all such properties and assets are free and clear of Liens, except Permitted Liens.
(i)    The Borrower and its Restricted Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, provincial, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Borrower nor any of its Restricted Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except as would not have a Material Adverse Effect.
(j)    The Borrower and its Restricted Subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses, except for the lack of which would not have, individually or in the aggregate, a Material Adverse Effect; and the conduct of their respective businesses does not conflict in any material respect with any such rights of others, and the Borrower and its Restricted Subsidiaries have not received any notice of any claim of infringement of or conflict with any such rights of others that, if determined adversely to the Borrower or any of its Restricted Subsidiaries, would individually or in the aggregate have a Material Adverse Effect.
(k)    The Borrower and its Restricted Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are prudent and customary for comparable companies in the same or similar business; and neither the Borrower nor any of its Restricted Subsidiaries, to the best of the knowledge of the Borrower and the Guarantors, has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.
SECTION 3.10.    [Intentionally Omitted].
SECTION 3.11.    Litigation. There are no actions, suits or other proceedings at law or in equity by or before any arbitrator or arbitration panel, or any Governmental Authority (including, but not limited to, matters relating to environmental liability) or any investigation by any Governmental Authority of the affairs of, or to the best of each Credit Party’s knowledge, threatened action, suit or other proceeding against or affecting, any Credit Party or of any of their respective properties or rights which either (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) relate to this Credit Agreement or any of the transactions contemplated hereby. No Credit Party is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority binding upon such Person, which default could reasonably be expected to have a Material Adverse Effect.
SECTION 3.12.    Federal Reserve Regulations. No Credit Party is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, whether immediately, incidentally or ultimately (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X thereto.
SECTION 3.13.    Investment Company Act. No Credit Party is, or will be after giving effect to the making of the Loans on the Closing Date, an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
SECTION 3.14.    Taxes. Each Credit Party has filed or caused to be filed all federal, state, local and foreign tax returns which are required to be filed with any Governmental Authority after giving effect to applicable extensions, and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by them in writing, to the extent that such taxes have become due, except in any case in which the failure to so pay or file would not, individually or in the aggregate, have a Material Adverse Effect.
SECTION 3.15.    Compliance with ERISA; Labor Disputes. Each U.S. Plan has been maintained and operated in all material respects in accordance with all Applicable Laws, including ERISA and the Code, and each U.S. Plan intended to qualify under section 401(a) of the Code so qualifies. No Reportable Event has occurred in the last five years as to any U.S. Plan, and the present value of all benefits under any U.S. Plan subject to Title IV of ERISA (based on those assumptions used to fund such U.S. Plan) did not as of the last annual valuation date applicable thereto, exceed the actuarial value of the assets of such U.S. Plan allocable to such benefits. Except as could not reasonably be expected to result in a Material Adverse Effect, no material liability has been, and no circumstances exist pursuant to which any liability could be, imposed upon any Credit Party or ERISA Affiliate (i) under sections 4971 through 4980B of the Code, sections 502(i) or 502(l) of ERISA, or under Title IV of ERISA with respect to any U.S. Plan or Multiemployer Plan, or with respect to any plan heretofore maintained by any Credit Party or ERISA Affiliate, or any entity that heretofore was an ERISA Affiliate, (ii) for the failure to fulfill any obligation to contribute to any Multiemployer Plan, or (iii) with respect to any U.S. Plan that provides post-retirement welfare coverage (other than as required pursuant to Section 4980B of the Code). Neither any Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.
(i)    Except as could not reasonably be expected to result in a Material Adverse Effect, the execution, delivery and performance of the Fundamental Documents and the consummation of the transactions contemplated hereby and thereby will not involve any “prohibited transaction” within the meaning of ERISA or the Code.
(j)    Except as disclosed to the Lenders on or prior to the Closing Date, no labor disturbance by or dispute with employees of the Borrower or any of its Subsidiaries exists or, to the best knowledge of the Borrower and each of the Guarantors, is contemplated or threatened and neither the Borrower nor any Guarantor is aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of the Borrower’s or any of the Borrower’s Subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any collective bargaining agreement to which it is a party.
SECTION 3.16.    Non-U.S. Plan Compliance. Except as would not reasonably be expected to result in a material liability, each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all Applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a material liability. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as would not reasonably be expected to result in a material liability. No Credit Party nor any of their Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Credit Party’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not materially exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.
SECTION 3.17.    Agreements. No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument (including, without limitation, any Distribution Agreement) to which it is a party which could reasonably be expected to result in a Material Adverse Effect.
(f)    Schedule 3.18 is a true and complete listing as of the date hereof of all credit agreements, indentures, and other agreements or instruments of indebtedness for borrowed money of any Credit Party, other than the Fundamental Documents.
SECTION 3.18.    [Intentionally Omitted].
SECTION 3.19.    Disclosure. All information furnished in writing to the Administrative Agent for the benefit of the Administrative Agent and the Lenders by any Credit Party in connection with the transactions contemplated hereby, at the time it was furnished or delivered, did not contain any untrue statement of a material fact regarding the Credit Parties or, when taken together with all such other agreements, documents, certificates and statements, omit to state a material fact necessary under the circumstances under which it was made in order to make the statements contained herein or therein not misleading.
SECTION 3.20.    Distribution Rights. Except as would not reasonably be expected to result in a Material Adverse Effect, each Credit Party has sufficient right, title and interest in each item of Product to enable it (i) to enter into and perform all of the Distribution Agreements to which it is a party and other agreements generating Eligible Receivables and accounts receivable reflected on the most recent balance sheet delivered to the Lenders pursuant hereto, and (ii) to charge, earn, realize and retain all fees and profits to which such Credit Party is entitled thereunder, and is not in breach of any of its obligations under such agreements, nor does any Credit Party have any knowledge of any breach or anticipated breach by any other parties thereto, which breach in either case either individually or when aggregated with all other such breaches could reasonably be expected to have a Material Adverse Effect.
SECTION 3.21.    Environmental Liabilities. Except as would not reasonably be expected to have a Material Adverse Effect, no Credit Party has used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials on, under, at, from or in any way affecting, any of its properties or assets owned or leased by a Credit Party, in any manner which at the time of the action in question violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials and to the best of each Credit Party’s knowledge, no prior owner of such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials on or affecting such property or asset, or otherwise, in any manner which at the time of the action in question violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.
(a)    To the best of each Credit Party’s knowledge (i) no Credit Party has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, which could reasonably be expected to have a Material Adverse Effect and (ii) no claims have been made against any of the Credit Parties in the past five years and no presently outstanding citations or notices have been issued against any of the Credit Parties, which could reasonably be expected to have a Material Adverse Effect which in either case have been or are imposed by reason of or based upon any provision of any Environmental Law, including, without limitation, any such obligations or liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any Hazardous Materials by any Credit Party, or any of its employees, agents, representatives or predecessors in interest in connection with or in any way arising from or relating to any of the Credit Parties or any of their respective owned or leased properties, or relating to or arising from or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any such substance, by any other Person at or on or under any of the real properties owned or used by any of the Credit Parties or any other location where such could reasonably be expected to have a Material Adverse Effect.
SECTION 3.22.    [Intentionally Omitted].
SECTION 3.23.    Compliance with Laws. No Credit Party is in violation of any Applicable Law except for such violations in the aggregate which would not have a Material Adverse Effect.
SECTION 3.24.    Real Property. Except as set forth on Schedule 3.25, as of the Closing Date, each Credit Party does not have any ownership interest in real property.
SECTION 3.25.    OFAC, FCPA, etc.
(a)    None of the Credit Parties (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages, in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
(b)    Each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of financing the activities of any person currently the subject of sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control.
SECTION 3.26.    Use of Proceeds. The proceeds of the Loans will be used (i) to repay in full amounts outstanding under the Existing Second Lien Credit Agreement and/or (ii) to repay a portion of the outstanding borrowings under the Senior Credit Facility, and for general corporate purposes of the Borrower and its Subsidiaries.

4	CONDITIONS PRECEDENT
SECTION 4.1.    Closing Date. Subject to Section 5.8, the effectiveness of this Agreement and the making of the Loans are subject to the satisfaction in full of the following conditions precedent:
(a)    Corporate Documents. The Administrative Agent shall have received, with copies for each of the Lenders:
(i)    a copy of the articles or certificate of incorporation or other organizational document of each Credit Party, duly certified by the Secretary of such Credit Party;
(ii)    a certificate of the Secretary of State or other appropriate governmental official of each Credit Party’s jurisdiction of incorporation or organization, dated as of a recent date as to the good standing of each Credit Party;
(iii)    a certificate of the Secretary of each Credit Party, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement, as the case may be, of such party as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of such party authorizing the execution, delivery and performance in accordance with their respective terms of the Fundamental Documents executed by such Credit Party and any other documents required or contemplated hereunder or thereunder, the grant of the security interests in the Collateral, and in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been amended, rescinded or supplemented and are currently in effect; (C) that the certificate of incorporation or organization of such party has not been amended since the date of the last amendment thereto indicated on the certificates of the Secretary of State or other appropriate governmental official furnished pursuant to clause (i) above; and (D) as to the incumbency and specimen signature of each officer of such party executing any Fundamental Document.
(b)    Credit Agreement. The Administrative Agent shall have received executed counterparts of this Credit Agreement, which, when taken together, bear the signatures of the Administrative Agent, all of the Credit Parties and all of the Lenders.
(c)    Opinion of Counsel. The Administrative Agent shall have received the written opinions of Dentons Canada LLP, Canadian counsel to the Credit Parties, Wachtell, Lipton, Rosen & Katz, United States special counsel to the Credit Parties, and Wayne Levin, Esq., General Counsel and California counsel for the Credit Parties and addressed to the Administrative Agent and the Lenders which opinions shall be in form and substance satisfactory to the Administrative Agent.
(d)    No Material Adverse Change. No material adverse change shall have occurred with respect to the business, assets, properties, management, operations, or financial condition of the Credit Parties taken as a whole from March 31, 2014.
(e)    Security and Other Documentation. The Administrative Agent shall have received fully executed copies of (i) the Pledge and Security Agreement, executed by each such Credit Party; (ii) a Copyright Security Agreement listing each item of Product in which any Credit Party has a copyrightable interest executed by each such Credit Party; (iii) a Trademark Security Agreement for each trademark in which any Credit Party has any interest executed by each such Credit Party; (iv) a Hypothec (and all related agreements and instruments) executed by each Credit Party domiciled or located in the Province of Quebec and each Credit Party where Collateral with respect to such Credit Party is located in, or perfection of a Lien in such Collateral is required under the Applicable Laws of the Province of Quebec or under any applicable PPSA; and (v) appropriate UCC-1 and PPSA financing statements relating to the Collateral.
(f)    Intercreditor Agreements. The Administrative Agent shall have received fully executed copies of (i) the Second Lien Intercreditor Agreement, executed by each Credit Party and each other party thereto, as amended or supplemented to cause the Administrative Agent to become a party thereto and (ii) the First Lien Intercreditor Agreement, executed by each Credit Party and each other party thereto, as amended or supplemented to cause the Administrative Agent to become a party thereto.
(g)    Payment of Fees. All fees and expenses then due and payable by any Credit Party to the Administrative Agent, the Arranger and/or the Lenders in connection with the transactions contemplated hereby shall have been paid.
(h)    [Reserved].

(i)    Existing Second Lien Credit Agreement. The Borrower shall have prepaid all Loans outstanding under (and as defined in) the Existing Second Lien Credit Agreement (and all accrued and unpaid interest thereon) and all accrued and unpaid fees under the Existing Second Lien Credit Agreement, accrued to (but not including) the Closing Date, and substantially contemporaneously herewith, all commitments and guarantees under the Existing Second Lien Credit Agreement, all Liens created in connection therewith and all obligations thereunder shall be terminated in full.
(j)    UCC/PPSA Searches. The Administrative Agent shall have received UCC, PPSA, copyright office and other searches satisfactory to it indicating that no other filings, encumbrances or transfers (other than in connection with Permitted Liens) with regard to the Collateral are of record in any jurisdiction in which it shall be necessary or desirable for the Administrative Agent to make a UCC or PPSA filing in order to provide the Administrative Agent (for the benefit of the Administrative Agent or the Lenders) with a perfected security interest in the Collateral.
(k)    [Reserved].
(l)    Required Consents and Approvals. All material required consents and approvals have been obtained with respect to the transactions contemplated hereby from all Governmental Authorities with jurisdiction over the business and activities of any Credit Party.
(m)    USA Patriot Act. The Administrative Agent shall have received any information requested at least ten days prior to the Closing Date by the Administrative Agent or any Lender that is required under or in connection with the USA Patriot Act.
(n)    Notice. The Administrative Agent shall have received a notice with respect to the Borrowing to be made on the Closing Date as required by Article 2 hereof.
(o)    Representations and Warranties. The representations and warranties set forth in Article 3 hereof and in the other Fundamental Documents shall be true and correct in all material respects on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date) with the same effect as if made on and as of such date.
(p)    No Event of Default. On the Closing Date, no Default or Event of Default shall have occurred and be continuing, nor shall any such event occur by reason of the making of the Loans.

5	AFFIRMATIVE COVENANTS
SECTION 5.1.    Reports and Other Information.
i.Notwithstanding that the Borrower may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, to the extent permitted by the Exchange Act, the Borrower will file with the SEC, and make available to the Administrative Agent and through its publicly available website, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms. In the event that the Borrower is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Borrower will nevertheless make available such Exchange Act reports, documents and information to the Administrative Agent and the Lenders through its publicly available website as if the Borrower were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms, which requirement may be satisfied by posting such reports, documents and information on its website within the time periods specified by this covenant. For the avoidance of doubt, the information and reports referred to in this Section 5.1(a) shall not be required to contain separate financial information for Guarantors that would be required under Rule 3-10 of Regulation S-X promulgated by the SEC, except to the extent required by the rules and regulations of the SEC if such rules are actually applicable; provided that if such full information is not provided, summary Guarantor/non-Guarantor information shall be provided on the Borrower’s investor relations website, within the applicable period after each fiscal quarter or fiscal year for the delivery of financial information under this Section 5.1 (provided, however, that no such summary information shall be required if both (i) the assets of the Non-Guarantor Subsidiaries taken as a whole are, as of the last day of the applicable fiscal quarter for which such report is being delivered, less than 3.0% of the consolidated assets of the Borrower and its Subsidiaries as of such date and (ii) the revenue of the Non-Guarantor Subsidiaries taken as a whole is, for the last four fiscal quarters ending with the fiscal quarter for which such report is being delivered, less than 3.0% of the consolidated revenue of the Borrower and its Subsidiaries for such period).
ii.If the Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the Borrower shall provide, on the Borrower’s investor relations website, within the applicable period after each fiscal quarter or fiscal year for the delivery of financial information under this covenant, a reasonably detailed presentation, as determined in good faith by senior management of the Borrower, of the financial condition and results of operations of the Guarantors, the Borrower and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.
iii.For purposes of this covenant, the Borrower and the Guarantors will be deemed to have furnished the reports to the Lenders as required by this covenant if the Borrower has filed such reports with the SEC via the EDGAR or any successor filing system and such reports are publicly available.
(a)So long as any Loans are outstanding, the Borrower will also:

(i)    issue an “earnings” press release (consistent with past practice prior to the Closing Date) each quarter relating to annual and quarterly results of operations of the Borrower;
(ii)    hold a conference call each quarter (consistent with past practice prior to the Closing Date) to discuss such results of operations for the relevant reporting period; and
(iii)    issue a press release (consistent with past practice prior to the Closing Date) prior to the date of each conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and including all information necessary to access such call.
Such conference call shall (1) include a reasonable question and answer period of sufficient length to allow conference call participants an opportunity to ask questions of management and for management to provide detailed responses to such questions and (2) include the Borrower’s chief executive officer or chief financial officer, or persons holding comparable roles, or, in the event that after reasonable efforts neither the chief executive officer nor chief financial officer is able to participate in the conference call, include as a substitute for such officer a senior member of management of the Borrower. The Borrower will post a transcript of such conference call (which shall include the question and answer period) to the Borrower’s publicly available website using reasonable efforts to post such transcript as soon as reasonably possible, but in no event later than five Business Days following such conference call. In the event such transcript could reasonably be deemed a free writing prospectus under the Securities Act or an offer to sell or a solicitation of an offer to buy securities of the Borrower, any of its Subsidiaries or any parent of the Borrower, then the Borrower will not be required to post such transcript to its website, and will be permitted to remove any such transcripts from such website.
(b)The Borrower shall make available on its investor relations website, within the applicable period after each fiscal quarter or fiscal year for the delivery of financial information under this covenant, a presentation of the Borrowing Base as of the end of the fiscal quarter or fiscal year to which such financial information relates, which shall present both the total Borrowing Base and the components thereof as represented by each numbered clause in the definition of “Borrowing Base,” and which shall present the foregoing on both a gross and net basis (i.e., before and after giving effect, as applicable, to the percentage multipliers set forth in certain of the numbered clauses in the definition of “Borrowing Base” and to the other limitations set forth in the definition of “Borrowing Base”); provided that the presentation will include amounts for each numbered clause of the definition of “Borrowing Base” (but not the components of each numbered clause) and the amounts described in clause (xiv) of the definition of “Borrowing Base” shall be deducted under each of the other numbered clauses, as applicable, and there will be no separate sum total of such deductions under clause (xiv).
SECTION 5.2.        Compliance Certificate.
(a)The Borrower shall deliver to the Administrative Agent, within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended March 31, 2015), an Officers’ Certificate indicating whether the signers thereof know of any Default that has occurred during the previous year.
(b)The Borrower shall provide to the Administrative Agent, within 10 days after receiving knowledge of the occurrence thereof, written notice of any events which would constitute a Default, their status and what action the Borrower is taking or proposing to take in respect thereof.
SECTION 5.3.        Taxes. The Borrower shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.
SECTION 5.4.        Corporate Existence. Subject to Section 6.7, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence and the corporate, partnership, limited liability company, unlimited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower or any such Restricted Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Borrower and its Restricted Subsidiaries material to the conduct of its business or the business of any of its Restricted Subsidiaries; provided that the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Borrower in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.
SECTION 5.5.        Maintenance of Properties and Insurance.
(a)The Borrower will cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order as in the judgment of the Borrower may be necessary so that the business of the Borrower and its Restricted Subsidiaries may be properly conducted at all times; provided that nothing in this Section 5.5 prevents the Borrower or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal (i)(A) is, in the judgment of the Borrower, desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole or (B) would not have a material adverse effect on the ability of the Borrower and the Guarantors taken as a whole to satisfy their obligations under this Credit Agreement or the Collateral Documents and, to the extent applicable (ii) is not otherwise prohibited by this Article 5 or Article 6.
(b)The Borrower will provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith opinion of the Board of Directors of the Borrower, is adequate and appropriate for the conduct of the business of the Borrower and its Restricted Subsidiaries.
SECTION 5.6.        Additional Guarantors.
(a)The Borrower will cause each Restricted Subsidiary that Guarantees, on the Closing Date or any time thereafter, any Material Indebtedness of the Borrower or any Guarantor (and, without limiting the foregoing, the Borrower may, in its sole discretion, cause any other Restricted Subsidiary), if such Restricted Subsidiary is not a Guarantor under this Credit Agreement, to execute and deliver to the Administrative Agent a Joinder Agreement to this Credit Agreement or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose (including, at the reasonable request of the Administrative Agent, the delivery of a customary Opinion of Counsel) pursuant to which such Restricted Subsidiary will agree to be a Guarantor under this Credit Agreement and be bound by the terms of this Credit Agreement applicable to Guarantors, including, but not limited to, Article 9.
(b)In addition, the Borrower will cause such Subsidiary, within 20 Business Days of such Subsidiary becoming a Guarantor (or such longer period as the Administrative Agent may agree in its sole discretion) to become a party to the applicable Collateral Documents and each applicable Intercreditor Agreement and take such actions necessary or advisable to grant to the Administrative Agent, for the benefit of itself and the Lenders, a perfected security interest in any Collateral held by such Subsidiary, subject to Permitted Liens.
(c)Notwithstanding anything herein to the contrary, the Guarantors will not include Restricted Subsidiaries which are Special Purpose Producers and which, as of the Closing Date, are not permitted to guarantee the Loans pursuant to the terms of any Other Permitted Priority Indebtedness (provided that the Borrower shall use commercially reasonable efforts to obtain the consent of the holders of the applicable Other Permitted Priority Indebtedness to the incurrence of a Guarantee under Article 9 of this Credit Agreement by such Special Purpose Producers; provided, however, that failure to obtain such consent will not be a default under this Credit Agreement).
SECTION 5.7.        Further Assurances; Collateral Inspections.
(a)If property (other than Excluded Assets) is acquired by the Borrower or a Guarantor that is not automatically subject to a perfected security interest under the Collateral Documents or a Subsidiary of the Borrower becomes a Guarantor under this Credit Agreement, then the Borrower or such Guarantor will, as soon as reasonably practical (and in any event within 20 Business Days, or such longer period as provided in the second-to-last sentence of this Section 5.7(a) or in Section 5.7(b) below with respect to owned real property) after such property’s acquisition or its no longer being an Excluded Asset or such Subsidiary’s becoming a Guarantor, as applicable, provide security over such property or the assets of such Guarantor in favor of the Administrative Agent on a basis that would provide a Second-Priority Lien on such terms, in each case, consistent with the Collateral Documents, and take such additional actions (including any of the actions described in this Section 5.7) as the Administrative Agent may deem reasonable and appropriate or advisable to create and fully perfect in favor of the secured parties under the Collateral Documents a valid and enforceable security interest in such Collateral, which shall be free of all other Liens except for Permitted Liens. In addition, with respect to any assets (other than Excluded Assets) of the Borrower or any Guarantor that in the future are subject to a Lien with respect to the obligations under the Senior Credit Facility or the 2018 Second Priority Notes (or the Guarantees of the foregoing by any of the Guarantors) and are not already subject to a perfected security interest under the Collateral Documents, the Borrower or such Guarantor shall as soon as reasonably practicable (and in any event within 20 Business Days, or such longer period as provided in the second-to-last sentence of this Section 5.7(a) or in Section 5.7(b) below with respect to owned real property) make such assets subject to the security interest under the Collateral Documents in favor of the Administrative Agent. To the extent that the Collateral Documents provide that, as to any property or asset, the Borrower or the Guarantors shall have greater than 20 Business Days to grant or perfect a security interest, or that the Borrower or the Guarantors need only use commercially reasonable efforts to grant or perfect a security interest, or otherwise limit the obligations of the Borrower or the Guarantors to comply with this Section 5.7(a), the provisions of the Collateral Documents shall control. Annually, the Borrower shall deliver an Officers’ Certificate to the Administrative Agent certifying that the necessary measures have been taken to perfect the security interest in the Collateral.
(b)Within 90 days of the purchase by the Borrower or the Guarantors of any after acquired property constituting owned real property in which a security interest is required to be granted to the Administrative Agent pursuant to Section 5.7(a), the Borrower shall furnish and deliver to the Administrative Agent (i) an executed mortgage with respect to such real property, (ii) a title insurance policy for the benefit of the Administrative Agent in the amount of 120% of the Fair Market Value of such real property with extended coverage covering the real property as well as a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy), each in form and substance reasonably satisfactory to the Administrative Agent; and (iii) any customary consents or estoppels in connection with such mortgage and reasonably obtainable by the Borrower or the Guarantors, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent.
(c)The Borrower and each of the Guarantors will make, execute, endorse, acknowledge, file, record, register and/or deliver such agreements, documents, instruments, and further assurances (including, without limitation, UCC, CCQ and PPSA financing statements, mortgages, hypothecs, deeds of trust, vouchers, invoices, schedules, confirmatory assignments, conveyances, transfer endorsements, powers of attorney, certificates, real property surveys and reports), and take such other actions, as may be required under Applicable Law or as the Administrative Agent may deem reasonably appropriate or advisable to cause the Collateral Requirement to be and remain satisfied and otherwise to create, perfect, preserve or protect the security interest in the Collateral of the secured parties under the Collateral Documents, all at the Borrower’s expense; provided that notwithstanding anything herein or in any other Fundamental Document to the contrary, under no circumstances will the Borrower be obligated to enter into any pledgeholder, laboratory access or similar arrangements or deposit account control agreements or other control agreements, or to obtain bailee agreements or landlord waivers.
(d)Upon written request of the Administrative Agent at any time after an Event of Default has occurred and is continuing, the Borrower and each Guarantor, subject to such party entering into a reasonable and customary confidentiality agreement with the Borrower or the applicable Guarantor, permit the Administrative Agent or any advisor, auditor, consultant, attorney or representative acting for the Administrative Agent, upon reasonable notice to the Borrower and during normal business hours, to visit and inspect any of the property of the Borrower and each Guarantor, to review, make extracts from and copy the books and records of the Borrower and the Guarantors relating to any such property, and to discuss any matter pertaining to any such property with the officers and employees of the Borrower and the Guarantors.
(e)In the event of any conflict between this Section 5.7 and the Collateral Documents or any other provision of this Credit Agreement, the Collateral Documents, or such other provision of this Credit Agreement, shall control.
SECTION 5.8.    Post-Closing Actions.
The Borrower and each other Credit Party shall take each action set forth on Schedule 5.8 within the period set forth on such Schedule 5.8 for such action; provided that, in each case, the Administrative Agent may, in its sole reasonable discretion, grant extensions of the time periods set forth on such Schedule 5.8 and, each representation or warranty which would be true, each covenant or agreement which would be complied with, and each condition which would be satisfied, in each case as set forth in any Loan Document, but for an action set forth on Schedule 5.8 not having been completed, will be deemed true, complied with, or satisfied, as the case may be, unless such action is not completed within the period set forth in Schedule 5.8 for such action (as such period may be extended by the Administrative Agent).

6	NEGATIVE COVENANTS
SECTION 6.1.    Limitations on Indebtedness.

(a)The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Secured Funded Indebtedness (including Acquired Indebtedness that constitutes Secured Funded Indebtedness); provided, however, that the Borrower and the Guarantors may Incur Secured Funded Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis: (i) either (A) the Secured Leverage Ratio is at least 1.00 to 1.00 or (B) the Consolidated Cash Flow Secured Leverage Ratio is not greater than 4.50 to 1.00; and (ii) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring such Secured Funded Indebtedness or transactions relating to such Incurrence.
(b)The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Borrower and the Guarantors may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis: (i) either (A) the Consolidated Leverage Ratio is at least 1.00 to 1.00 or (B) the Consolidated Cash Flow Leverage Ratio is not greater than 5.50 to 1.00; and (ii) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring such Indebtedness or transactions relating to such Incurrence.
(c)The foregoing Sections 6.1(a) and (b) will not prohibit the Incurrence of the following Indebtedness:

(i)     (A) Indebtedness under the Senior Credit Facility in an aggregate principal amount not to exceed $900,000,000, less the amount of such Indebtedness that is permanently retired with the Net Available Cash from any Asset Sale after the Closing Date to reduce such amounts outstanding pursuant to Section 6.9(a)(iii)(A), and (B) Indebtedness represented by the Loans (including any Guarantee under Article 9 of this Credit Agreement);
(ii)    Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (i), (iii), (iv), (vi), (viii), (ix), (x), (xii), (xiii), (xiv) and (xviii) of this Section 6.1(c)), including the 2018 Second Priority Notes outstanding as of the Closing Date;
(iii)    Guarantees by (A) the Borrower or the Guarantors of Indebtedness permitted to be Incurred by the Borrower or a Guarantor in accordance with the terms of this Credit Agreement, provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Loans or the Guarantees under Article 9 of this Credit Agreement, as the case may be, substantially to the same extent as such Indebtedness is subordinated to the Loans or the Guarantees under Article 9 of this Credit Agreement, as applicable, and (B) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the terms of this Credit Agreement;
(iv)    Indebtedness of the Borrower owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Borrower or any Wholly-Owned Subsidiary; provided, however,
(A)    if the Borrower is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations under this Credit Agreement;
(B)    if a Guarantor is the obligor on such Indebtedness and the Borrower or a Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor under Article 9 of this Credit Agreement; and
(C)    (1) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Borrower or a Wholly-Owned Subsidiary of the Borrower and (2) any sale or other transfer of any such Indebtedness to a Person other than the Borrower or a Wholly-Owned Subsidiary of the Borrower, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be.
(v)    Indebtedness (A) of the Borrower or any Restricted Subsidiary Incurred to finance the acquisition of or a merger with another Person (or a line of business of any Person) or (B) of any Person Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Borrower or any Restricted Subsidiary; provided, however, that at the time such Person or line of business is acquired or merged, after giving pro forma effect to such merger or acquisition and to the

Incurrence of such Indebtedness pursuant to this clause (v), (1) either (I) the Borrower would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 6.1(b) above or (II) (x) the Consolidated Leverage Ratio would be greater than it was immediately prior to such transaction and (y) the Consolidated Cash Flow Leverage Ratio would be less than it was immediately prior to such transaction and (2) in the event that such Indebtedness is secured, the Borrower would have been able to Incur $1.00 of Secured Funded Indebtedness pursuant to Section 6.1(a) above.
(vi)    Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred in accordance with the terms of this Credit Agreement; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodities;
(vii)    Indebtedness (including Capitalized Lease Obligations) of the Borrower or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Borrower or such Restricted Subsidiary, whether through the direct purchase of such property, plant or equipment or the purchase of Capital Stock of any Person owning such property, plant or equipment (but no other material assets), and any Indebtedness of the Borrower or a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (vii), in a principal amount outstanding not to exceed, at the time of Incurrence thereof, together with all other Indebtedness issued and outstanding under this clause (vii), the greater of (A) $85,000,000 and (B) 3.0% of Total Assets;
(viii)    Indebtedness Incurred by the Borrower or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid surety and similar bonds and completion Guarantees (not for borrowed money) provided by the Borrower or a Restricted Subsidiary in the ordinary course of business;
(ix)    Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Borrower or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;
(x)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts)

drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;
(xi)    the Incurrence or issuance by the Borrower or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under Sections 6.1(a) or (b) above and clauses (i)(B), (ii), (v) and this clause (xi) of this Section 6.1(c) or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Borrower, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith prior to its respective maturity;
(xii)    Indebtedness incurred by the Borrower or any Restricted Subsidiary that is a Special Purpose Producer which is non-recourse to the Borrower or any Restricted Subsidiary other than such Special Purpose Producer, except to the extent that a Negative Pick-up Obligation, Program Acquisition Guarantee or short-fall guarantee would be considered recourse Indebtedness of the Borrower or any of its Restricted Subsidiaries;
(xiii)    Indebtedness incurred by any SlateCo to the extent contemplated by the definition of “Permitted Slate Financing” or by ProdCo to the extent contemplated by the definition of “Permitted Slate Transaction”;
(xiv)    Replication Advances not to exceed $100,000,000 outstanding in the aggregate at the time of Incurrence thereof, which are otherwise entered into in the ordinary course of business and on terms and conditions substantially no less favorable in any material respect, taken as a whole, to the Borrower as similar transactions entered into by the Borrower or its Subsidiaries prior to the Closing Date; provided that, the granting of a Lien in respect of the related assets, which is junior in right to the Lien on such assets which secures the Loans, to secure any such Replication Advances will not be considered to be less favorable to the Borrower;
(xv)    Indebtedness secured solely by liens on Acceptable Tax Credits which is non-recourse to the Borrower and any Restricted Subsidiary, other than customary representations and warranties made to the applicable taxing authority to the extent that any such representation or warranty would be considered recourse Indebtedness of the Borrower or any of its Restricted Subsidiaries;
(xvi)    liabilities relating to profit participations, revenue participations, talent participations, deferments and guild residuals arising in the ordinary course of business in connection with the production, acquisition and/or distribution of Product;
(xvii)    unsecured liabilities (including without limitation Guarantees) or liabilities (including without limitation Guarantees) secured solely by the related rights (A) related to the acquisition, production or distribution of Product or acquisitions of rights incurred in the ordinary course of business (including co-productions, co-ventures and other co-financing arrangements), which are not otherwise prohibited hereunder or (B) related to the Special

Purpose Joint Venture in an amount no greater than $15,000,000 outstanding in the aggregate at the time of Incurrence thereof;
(xviii)     [Reserved];
(xix)    Negative Pick-up Obligations, Program Acquisition Guarantees and direct or indirect guarantees (including minimum guarantees) related to the acquisition or production of items of Product in the ordinary course of business to the extent otherwise permitted under this Credit Agreement; and
(xx)    in addition to the items referred to in clauses (i) through (xix) above, Indebtedness of the Borrower and the Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xx) and then outstanding, will not exceed the greater of (A) $50,000,000 and (B) 2.0% of Total Assets at any time outstanding.
(d)For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 6.1:
(i)    subject to clause (ii) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 6.1(a), (b) and (c) above, the Borrower, in its sole discretion, will classify such item (or portion) of Indebtedness on the date of Incurrence and may later reclassify such item (or portion) of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that Indebtedness under the Senior Credit Facility up to $900,000,000 shall in any event be deemed to be Incurred solely under Section 6.1(c)(i)(A);
(ii)    Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
(iii)    if obligations in respect of letters of credit are Incurred pursuant to a credit facility and are being treated as Incurred pursuant to Section 6.1(a) or Section 6.1(b) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;
(iv)    the principal amount of any Disqualified Stock of the Borrower or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Guarantor, will be, subject to the next succeeding paragraph, equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
(v)    Indebtedness permitted by this Section 6.1 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 6.1 permitting such Indebtedness; provided that Indebtedness under the Senior Credit Facility up to $900,000,000 shall in any event be deemed to be incurred solely under Section 6.1(c)(i)(A);
(vi)    the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of securitization transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and
(vii)    the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.
(e)Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 6.1. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
(f)If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 6.1, the Borrower shall be on such date in Default under this Section 6.1).
(g)For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 6.1, the maximum amount of Indebtedness that the Borrower or the Restricted Subsidiaries may Incur pursuant to this Section 6.1 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
SECTION 6.2.    Limitations on Restricted Payments.
(a)    The Borrower will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly, to:
(i)    declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of the Borrower’s or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) other than:
(A)    dividends or distributions by the Borrower payable solely in Capital Stock (other than Disqualified Stock) of the Borrower; or
(B)    dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the Borrower or Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;
(ii)    purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower or any direct or indirect parent of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than in exchange for Capital Stock of the Borrower (other than Disqualified Stock)), including in connection with any merger or consolidation;
(iii)    make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment, or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:
(D)    Indebtedness permitted under Section 6.1(c)(iv); or
(E)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or
(iv)    make any Restricted Investment in any Person;
(all such payments and other actions referred to in the foregoing clauses (i) through (iv) (other than any exception thereto) shall be collectively referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:
(A)    no Default shall have occurred and be continuing (or would result therefrom);
(B)    the Borrower could Incur $1.00 of additional Indebtedness pursuant to Section 6.1(b) after giving effect, on a pro forma basis, to such Restricted Payment; and
(C)    the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Closing Date (excluding Restricted Payments made pursuant to clauses (i), (ii), (iii), (iv), (v), (vii), (viii), (ix), (x), (xi), (xii) and (xiii) of Section 6.2(b)) would not exceed the sum of (without duplication):
(1)    100% of Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the period (treated as one accounting period) from July 1, 2013 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available less 1.4 times the Consolidated Applicable Interest Charge of the Borrower and its Restricted Subsidiaries for the same period; plus
(2)    100% of the aggregate Net Cash Proceeds received by the Borrower from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Closing Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Borrower or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) excluding in any event (x) Net Cash Proceeds received by the Borrower from the issue and sale of its Capital Stock or capital contributions to the extent applied to prepay Loans or redeem 2018 Second Priority Notes in accordance with Section 2.17 and (y) Excluded Contributions; plus
(3)    the amount by which Indebtedness of the Borrower or its Restricted Subsidiaries is reduced on the Borrower’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) subsequent to the Closing Date of any Indebtedness of the Borrower or its Restricted Subsidiaries for Capital Stock (other than Disqualified Stock) of the Borrower or any direct or indirect parent of the Borrower (less the amount of any cash, or the fair market value of any other property, distributed by the Borrower upon such conversion or exchange); plus
(4)    the amount equal to the net reduction in Restricted Investments made by the Borrower or any of the Restricted Subsidiaries in any Person resulting from:
(A)    repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Borrower or any Restricted Subsidiary (other than for reimbursement of tax payments); or
(B)    the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Borrower or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (4) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (4) to the extent it is already included in Adjusted EBITDA; plus
(5)    $100,000,000.
(b)    The foregoing Section 6.2(a) will not prohibit:
(i)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Borrower or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Borrower or contributions to the equity capital of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Borrower or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from Section 6.2(a)(C)(2) above;
(ii)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Borrower or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Borrower or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred under Section 6.1 and that, in each case, constitutes Refinancing Indebtedness;
(iii)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Borrower or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Borrower or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred under Section 6.1 and that, in each case, constitutes Refinancing Indebtedness;
(iv)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation plus accrued interest in the event of a Change of Control in accordance with provisions similar to Section 2.16 or (B) at a purchase price not greater than 100% of the principal amount thereof plus accrued interest in accordance with provisions similar to Section 2.17; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Borrower has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in Sections 2.16 and 2.17, respectively, with respect to the Loans and has completed the repurchase of all Loans validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;
(v)    any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Guarantor from Net Available Cash to the extent permitted under Section 6.9;
(vi)    dividends or distributions paid within 60 days after the date of declaration if at such date of declaration such dividends or distributions would have complied with this provision;
(vii)    the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Borrower or any direct or indirect parent of the Borrower held by any existing or former employees or management of the Borrower or any direct or indirect parent of the Borrower or any Subsidiary of the Borrower or their assigns, estates or heirs, or cash dividends distributed to any direct or indirect parent of the Borrower for the purpose of consummating such purchase, redemption or other acquisition, cancellation or retirement for value, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause (vii) will not exceed $10,000,000 in the aggregate during any calendar year, plus an amount not to exceed:
(A)    the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Capital Stock of any of the Borrower’s other direct or indirect parent companies, in each case to existing or former employees or members of management of the Borrower or any of its Subsidiaries or any direct or indirect parent of the Borrower that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from Section 6.2(a)(C)(2)); plus
(B)    the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Closing Date; less
(C)    the amount of any Restricted Payments made with cash proceeds described in clauses (A) and (B) of this clause (vii); plus
(D)    beginning with the calendar year ending December 31, 2013, the amount by which $10,000,000 exceeded the amount of any Restricted Payments made pursuant to this clause (vii) in the calendar year prior to such calendar year;
provided, further, that the aggregate amount of Restricted Payments made pursuant to this clause (vii) shall not exceed $35,000,000 in the aggregate;
(viii)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower issued in accordance with the terms of this Credit Agreement;
(ix)    repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;
(x)    the declaration and payment of cash dividends, distributions, loans or other transfers by the Borrower to any direct or indirect parent of the Borrower, directly or indirectly, in amounts required for such other parent entity to pay, in each case without duplication:
(A)    federal, provincial or local income taxes payable to the extent that such income taxes are directly attributable to the income of the Borrower and its Subsidiaries (rather than the income of such parent entity resulting from distributions of property from the Borrower or any Subsidiary) and only to the extent such taxes are not offset by applicable tax credits, tax losses or other assets; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and its Subsidiaries would be required to pay in respect of foreign, federal, provincial, state and local taxes for such fiscal year were the Borrower and its Subsidiaries to pay such taxes separately from any such parent entity;
(B)    franchise taxes and other fees required to maintain such parent entity’s legal existence; and
(C)    corporate overhead expenses Incurred in the ordinary course of business, and salaries or other compensation of employees who perform services for both such parent entity and the Borrower, provided that the amount available under this clause (C) in any fiscal year shall not exceed the greater of $10,000,000 and 3.0% of Adjusted EBITDA of the Borrower for such fiscal year;
(xi)    the purchase of call options to hedge the Borrower’s or any Restricted Subsidiary’s exposure in connection with the issuance of the Existing Convertible Notes, which call options are to be settled on a net (not cash) basis;
(xii)    Restricted Payments that are made with the proceeds of Excluded Contributions; and
(xiii)    other Restricted Payments made in an aggregate amount (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) from the Closing Date not to exceed $100,000,000;
provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under the foregoing clauses (v), (vii), (viii), (xi) and (xiii), no Default shall have occurred and be continuing or would occur as a consequence thereof.
(c)    The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.
(d)    As of the Closing Date, all of the Borrower’s Subsidiaries will be Restricted Subsidiaries, except for the Initial Unrestricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except in accordance with the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments and/or, in the discretion of the Borrower, Investments, in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment (and/or Permitted Investment) in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Credit Agreement.
SECTION 6.3.    Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, whether owned on the Closing Date or acquired after that date, which Lien secures any Indebtedness.
SECTION 6.4.    Limitation on Sale/Leaseback Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:
(d)    the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the Fair Market Value of the property subject to such transaction;
(e)    the Borrower or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction in accordance with Section 6.1;
(f)    the Borrower or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction in accordance with Section 6.3; and
(g)    to the extent the Sale/Leaseback Transaction is treated as an Asset Sale, all of the conditions set forth in Section 6.9 (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/ Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such Section.
SECTION 6.5.    Limitation on Restrictions on Distribution from Restricted Subsidiaries.
(a)    The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(i)    pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Borrower or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);
(ii)    make any loans or advances to the Borrower or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness Incurred by the Borrower or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or
(iii)    sell, lease or transfer any of its property or assets to the Borrower or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (i) or (ii) above).
(b)    The foregoing Section 6.5(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i)    contractual encumbrances or restrictions pursuant to an agreement in effect on the Closing Date, including without limitation, the Senior Credit Facility, the 2018 Second Priority Notes and the Existing Convertible Notes (and related documentation) in effect on such date;
(ii)    this Credit Agreement and the Collateral Documents;
(iii)    any agreement or other instrument of a Person acquired by the Borrower or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after acquired property);
(iv)    any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in the foregoing clauses (i), (ii) or (iii) of this Section 6.5(b) or this clause (iv); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements, or refinancings are, in the good faith judgment of the Borrower, no less favorable in any material respect, taken as a whole, to the Lenders than the encumbrances and restrictions contained in the agreements referred to in clauses (i), (ii) or (iii) of this Section 6.5(b) on the Closing Date or, in the case of a Restricted Subsidiary, the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;
(v)    in the case of Section 6.5(a)(iii), restrictions in connection with Liens permitted to be Incurred in accordance with Section 6.3 that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(vi)    purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under this Credit Agreement, in each case, that impose encumbrances or restrictions of the nature described in Section 6.5(a)(iii) on the property so acquired;
(vii)    restrictions on cash or other deposits or net worth imposed by customers or by co-production, joint venture or similar parties under contracts entered into in the ordinary course of business;
(viii)    any customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(ix)    any customary provisions in leases, subleases or licenses and other agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(x)    encumbrances or restrictions arising or existing by reason of Applicable Law or any applicable rule, regulation or order;

(xi)    any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and
(xii)    imposed by any agreement relating to Indebtedness or Investments, as applicable, permitted to be Incurred in accordance with Section 6.1 or clauses (11), (16), (19), (22), (24) and (25) of the definition of “Permitted Investment,” in each case, if such restrictions or conditions apply only to the property or assets securing such Indebtedness or Investments and/or only to the Restricted Subsidiary incurring such Indebtedness or in which such Investments are made, or its Subsidiaries.
SECTION 6.6.    Limitation on Affiliate Transactions.
(l)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) unless:
(i)    the terms of such Affiliate Transaction are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Borrower or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person that is not an Affiliate; and
(ii)    in the event such Affiliate Transaction involves an aggregate consideration in excess of $30,000,000 (or with respect to transactions involving any item of Product, $60,000,000), the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Borrower and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (i) above).
(m)    The preceding Section 6.6(a) will not apply to:
(i)     (A) transactions between or among the Borrower and any of its Restricted Subsidiaries, and (B) any merger of the Borrower and any direct parent of the Borrower, provided, however that such parent shall have no Indebtedness other than Indebtedness that would be permitted to be Incurred by the Borrower at the time of such merger and such merger is otherwise in compliance with the terms of this Credit Agreement and effected for a bona fide business purpose;
(ii)    any Restricted Payment permitted to be made under Section 6.2 or any Permitted Investments;
(iii)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Borrower, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of Officers and employees approved by the Board of Directors of the Borrower;
(iv)    the payment of reasonable and customary fees and reimbursement of expenses paid to and indemnity provided on behalf of, directors of the Borrower or any Restricted Subsidiary;
(v)    loans or advances to employees, Officers or directors of the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business consistent with past practices, in an aggregate amount not in excess of $5,000,000 with respect to all loans or advances made since the Closing Date (without giving effect to the forgiveness of any such loan); provided, however, that the Borrower and its Subsidiaries shall comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to such loans and advances;
(vi)    any agreement as in effect as of the Closing Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Lenders in any material respect in the good faith judgment of the senior management of the Borrower or Board of Directors of the Borrower when taken as a whole than the terms of the agreements in effect on the Closing Date;
(vii)    any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Borrower or a Restricted Subsidiary; provided, that such agreement was not entered into contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in the good faith judgment of the senior management of the Borrower or the Board of Directors of the Borrower when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);
(viii)    transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including, without limitation, licensing, production, co-production, services (e.g., shared services agreements), advertising, distribution, promotional or delivery agreements), in each case in the ordinary course of the business of the Borrower and the Restricted Subsidiaries and otherwise in compliance with the terms of this Credit Agreement; provided that in the reasonable determination of the members of the Board of Directors or senior management of the Borrower, such transactions are on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that could reasonably have been obtained at the time of such transactions in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person;
(ix)    any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Borrower and the granting of registration and other customary rights in connection therewith;
(x)    the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 6.2;
(xi)    any contribution to the capital of the Borrower, or any sale of Capital Stock of the Borrower (other than Disqualified Stock);
(xii)    transactions permitted by, and complying with, the provisions of Section 6.7;
(xiii)    pledges of Capital Stock of Unrestricted Subsidiaries;
(xiv)    any employment agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
(xv)    any distribution, license, participation, sale, lease, production, reproduction or co-financing agreement, guarantee, negative pick-up or other acquisition agreement, or other similar agreement to any of the foregoing, entered into in the ordinary course of business and on an arm’s length basis (and if involving more than $30,000,000, is specifically approved by senior management of the Borrower or a resolution approving such transaction adopted by the Board of Directors of the Borrower); and
(xvi)    any Permitted Slate Financing or Permitted Slate Transaction.
SECTION 6.7.    Limitation on Mergers and Consolidations.
(a)    The Borrower will not consolidate, amalgamate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless:
(i)    the Borrower is the surviving person or the resulting, surviving or transferee Person (the “Successor Borrower”) is a corporation organized and existing under the laws of Canada, any Province of Canada, the United States of America, any State of the United States or the District of Columbia;
(ii)    the Successor Borrower (if not the Borrower) will expressly assume, by documentation executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, all the obligations of the Borrower under this Credit Agreement and the Collateral Documents (as applicable) and the Intercreditor Agreements and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by Applicable Law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Borrower, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the applicable PPSA, the CCQ, the UCC or other similar statute or regulation of the relevant states or jurisdictions;
(iii)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Borrower or any Subsidiary of the Successor Borrower as a result of such transaction as having been Incurred by the Successor Borrower or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;
(iv)    immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either (A) the Borrower (including any Successor Borrower) would be able to Incur at least $1.00 of additional Indebtedness under Section 6.1(b) or (B) (1) the Consolidated Leverage Ratio would not be less than it was immediately prior to such transaction and (2) the Consolidated Cash Flow Leverage Ratio would not be greater than it was immediately prior to such transaction;
(v)    each Guarantor (unless it is the other party to the transactions above, in which case the next succeeding paragraph shall apply) shall have by documentation in form and substance satisfactory to the Administrative Agent, confirmed that its Guarantee under Article 9 of this Credit Agreement shall apply to such Person’s obligations in respect of this Credit Agreement and shall have by written agreement confirmed that its obligations under the Collateral Documents and the Intercreditor Agreements shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by Applicable Law to preserve and protect the Lien on the Collateral owned by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the applicable PPSA, the CCQ, the UCC or other similar statute or regulation of the relevant provinces, states or jurisdictions; and
(vi)    the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger, conveyance or transfer and such supplemental documentation (if any) comply with the terms of this Credit Agreement.
(b)    Notwithstanding clauses (iii) and (iv) of the preceding Section 6.7(a):
(i)    any Restricted Subsidiary may consolidate with, amalgamate with, merge with or into or transfer all or part of its properties and assets to the Borrower so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Borrower or another Restricted Subsidiary; and
(ii)    the Borrower may merge with or amalgamate with an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in Canada, a Province of Canada or a State or territory of the United States or the District of Columbia to realize tax benefits, so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby; provided that, in the case of a Restricted Subsidiary that merges into the Borrower, the Borrower will not be required to comply with Section 6.7(a)(vi).
(c)    The Borrower will not permit any Guarantor to consolidate with or merge with or into or wind up into (whether or not the Borrower or such Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to any Person (other than to the Borrower or a Guarantor) unless: (i) if such entity remains a Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of Canada, a Province of Canada, the United States of America, any State of the United States or the District of Columbia or the jurisdiction of organization of such Guarantor and shall assume by written agreement all the obligations of such Guarantor under the Collateral Documents (as applicable) and the Intercreditor Agreements and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by Applicable Law to preserve and protect the Lien on the Collateral pledged by or transferred to the surviving entity, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or similar document under the applicable PPSA, the CCQ, the UCC or other similar statute or regulation of the relevant states, provinces or jurisdictions in each case in a form reasonably satisfactory to the Administrative Agent; (ii) the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Credit Agreement and its Guarantee under Article 9 hereof pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent; (iii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and (iv) the Borrower will have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental documentation (if any) comply with the terms of this Credit Agreement.
Except as otherwise described in this Credit Agreement, the Successor Guarantor shall succeed to, and be substituted for, such Guarantor under this Credit Agreement and the Guarantee of such Guarantor. Notwithstanding the foregoing, any Guarantor may merge with or into or transfer all or part of its properties and assets to another Guarantor or the Borrower or merge with a Restricted Subsidiary of the Borrower solely for the purpose of reincorporating the Guarantor federally, in a Province of Canada or a State of the United States or the District of Columbia, as long as the amount of Indebtedness of such Guarantor and its Restricted Subsidiaries is not increased thereby.
The Borrower or a Guarantor, as the case may be, will be released from its obligations under this Credit Agreement and its Guarantee under Article 9 hereof, as the case may be, and the Successor Borrower or Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Borrower or a Guarantor, as the case may be, under this Credit Agreement, the Guarantee under Article 9 hereof and the Collateral Documents; provided that, in the case of a lease of all or substantially all its assets, the Borrower will not be released from the obligation to pay the principal of and interest on the Loans and a Guarantor will not be released from its obligations under Article 9 hereof.
(d)    For purposes of this Section 6.7, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, in a single transaction or series of related transactions, which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the properties and assets of the Borrower.
SECTION 6.8.    Limitation on Lines of Business. The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.
SECTION 6.9.    Limitation on Sales of Assets.
(a)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, cause or make any Asset Sale, unless:
(i)    the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the shares and assets subject to such Asset Sale;
(ii)    at least 75% of the consideration from such Asset Sale received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and
(iii)    an amount equal to 100% of the Net Available Cash from such Asset Sale is applied by the Borrower or such Restricted Subsidiary, as the case may be, within 365 days from the later of the date of such Asset Sale or the receipt of such Net Available Cash, as follows:
(A)    to permanently reduce (and permanently reduce commitments with respect thereto): (1) obligations under the Senior Credit Facility or (2) Indebtedness of the Borrower (other than any Disqualified Stock or Subordinated Obligations) that is secured by a Lien or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) that is secured by a Lien (in each case other than Indebtedness owed to the Borrower or an Affiliate of the Borrower);
(B)    to permanently reduce obligations under other Indebtedness of the Borrower (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) (in each case other than Indebtedness owed to the Borrower or an Affiliate of the Borrower); provided that the Borrower shall equally and ratably reduce Obligations under this Credit Agreement as provided under Section 2.9 through open market purchases or by making an offer (in accordance with the procedures set forth in Section 2.17 for an Asset Sale Offer) to all Lenders to prepay their Loans at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of Loans that would otherwise be prepaid; or
(C)    to invest in Additional Assets;
provided that pending the final application of any such Net Available Cash in accordance with clause (A), (B) or (C) above, the Borrower and its Restricted Subsidiaries may temporarily reduce Indebtedness (including, without limitation, Indebtedness outstanding under a revolving credit facility) or otherwise invest such Net Available Cash in any manner not prohibited by this Credit Agreement.
In the case of Section 6.9(a)(iii)(C) above, a binding commitment shall be treated as a permitted application of the Net Available Cash from the date of such commitment; provided that (x) such investment is consummated within 545 days after receipt by the Borrower or any Restricted Subsidiary of the Net Available Cash of any Asset Sale and (y) if such investment is not consummated within the period set forth in the foregoing subclause (x), the Net Available Cash not so applied will be deemed to be Excess Proceeds (as defined in Section 6.9(b) below).
For the purpose of Section 6.9(a)(ii) above and for no other purpose, the following will be deemed to be cash:
(I)    any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans or the Guarantees under Article 9 of this Credit Agreement) that are assumed by the transferee of any such assets and from which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing; and
(II)    any securities, notes or other obligations received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Sale.
(b)    Any Net Available Cash from Asset Sales that are not applied or invested as provided in Section 6.9(a) shall be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Sale, if the aggregate amount of Excess Proceeds exceeds $25,000,000, the Borrower shall be required to make an offer to all Lenders and to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to prepay the maximum aggregate principal amount of the Loans and any such Pari Passu Indebtedness that may be prepaid or purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in Section 2.17 or the agreements governing the Pari Passu Indebtedness, as applicable. The Borrower shall commence an Asset Sale Offer with respect to Excess Proceeds by providing written notice to the Administrative Agent. To the extent that the aggregate amount of Loans and Pari Passu Indebtedness validly requested to be prepaid or tendered and not properly withdrawn pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Credit Agreement. If the aggregate principal amount of Loans requested to be prepaid by Lenders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Borrower shall prepay or repurchase the Loans and the Pari Passu Indebtedness on a pro rata basis unless otherwise required by law, and the Administrative Agent shall select the Loans to be prepaid on a pro rata basis on the basis of the aggregate accreted value or principal amount of Loans requested to be prepaid. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
SECTION 6.10.    Stay, Extension and Usury Laws. The Borrower and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Credit Agreement; and the Borrower and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.
SECTION 6.11.    Effectiveness of Covenants.
(b)    Following the first day on which: (i) the Loans have an Investment Grade Rating from both of the Rating Agencies and (ii) no Default has occurred and is continuing under this Credit Agreement, the Borrower and its Restricted Subsidiaries will not be subject to the provisions of Sections 6.1, 6.2, 6.5, 6.6, 6.7(a)(iv) and 6.9 of this Credit Agreement (collectively, the “Suspended Covenants”).
(c)    If at any time the Loans’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Credit Agreement (including in connection with performing any calculation or assessment to determine compliance with the terms of this Credit Agreement), unless and until the Loans subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Loans maintain an Investment Grade Rating and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Credit Agreement with respect to the Suspended Covenants based on, and none of the Borrower or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

(d)    On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Sections 6.1(a) or (b) or one of the clauses set forth in Section 6.1(c). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Sections 6.1(a), (b) or (c), such Indebtedness will be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under Section 6.1(c)(ii). Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 6.2 will be made as though the covenants described under Section 6.2 had been in effect since the Closing Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 6.2(a).
(e)    During any period when the Suspended Covenants are suspended, the Board of Directors of the Borrower may not designate any of the Borrower’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Credit Agreement.

7	EVENTS OF DEFAULT
In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):
(e)    default in any payment of interest on any Loan when due, for a period of 30 days; or
(f)    default in the payment of principal of or premium, if any, on any Loan when due at its Maturity Date, upon optional prepayment, upon required prepayment, upon acceleration or otherwise; or
(g)    failure by the Borrower or any Guarantor with a fair market value of $5,000,000 or more to comply with its obligations under Section 6.7 and failure by any Guarantor with a fair market value of less than $5,000,000 to comply for 15 days after notice of its failure to comply with its obligations under Section 6.7; or
(h)    (A) failure by the Borrower to comply for 30 days after notice as provided below with any of its obligations under Section 2.16, Article 5 or Article 6 above (in each case, other than (i) a failure to prepay Loans which constitutes an Event of Default under clause (b) above, (ii) a failure to comply with Section 6.7 which constitutes an Event of Default under clause (c) above or (iii) a failure to comply with Section 5.1 which constitutes an Event of Default under clause (e) below); or (B) failure by the Borrower or any Guarantor to comply for 30 days after notice as provided below with any of its obligations under the Collateral Documents or the Intercreditor Agreements; or
(i)    failure by the Borrower or any Guarantor to comply for 60 days after notice as provided below with any of its other agreements contained in the Fundamental Documents; or

(j)    any representation or warranty made by the Borrower or any Guarantor herein or in any other Fundamental Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any other Fundamental Document shall prove to have been inaccurate in any material respect on or as of the date made; or
(k)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by any Guarantor or the Borrower or any of the Restricted Subsidiaries (or the payment of which is guaranteed by any Guarantor or the Borrower or any of the Restricted Subsidiaries), other than Indebtedness owed to any Guarantor or the Borrower or a Restricted Subsidiary, whether such indebtedness or guarantee now exists, or is created after the Closing Date, which default:
(i)    is caused by a failure to pay principal of such Indebtedness prior to the expiration of the final maturity date provided in such Indebtedness unless such Indebtedness is discharged (“payment default”); or
(ii)    results in the acceleration of such Indebtedness prior to its maturity;
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $30,000,000 or its foreign equivalent or more; provided, however, that in the case of a default of Indebtedness incurred by a Special Purpose Producer that is non-recourse to the Borrower or any Restricted Subsidiary other than such Special Purpose Producer, there shall be no Event of Default hereunder unless such default continues unremedied for ten (10) Business Days; or
(l)    the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the most recent audited consolidated financial statements of the Borrower and the Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:
(i)    commences proceedings to be adjudicated bankrupt or insolvent;
(ii)    consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law (including, for the avoidance of doubt, the filing of a notice of intention under the Bankruptcy and Insolvency Act (Canada) or of an application under the Companies’ Creditors Arrangement Act (Canada) or any proposal to compromise, arrange or reorganize any of its debts or obligations under Section 192 of the Canada Business Corporations Act or any similar provision of Canadian federal or provincial corporate law, or any applicable Bankruptcy Law in Luxembourg);

(iii)    consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or
(iv)    makes a general assignment for the benefit of its creditors; or
(m)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)    is for relief against the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the most recent audited consolidated financial statements of the Borrower and the Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Borrower, any such Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the most recent audited consolidated financial statements of the Borrower and the Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;
(ii)    appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the most recent audited consolidated financial statements of the Borrower and the Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the most recent audited consolidated financial statements of the Borrower and the Restricted Subsidiaries), would constitute a Significant Subsidiary;
(iii)    orders the liquidation, dissolution or winding up of the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the most recent audited consolidated financial statements of the Borrower and the Restricted Subsidiaries), would constitute a Significant Subsidiary; or
(iv)    orders the presentation of any plan or arrangement, compromise or reorganization of the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the most recent audited consolidated financial statements of the Borrower and the Restricted Subsidiaries), would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days; or
(n)    failure by the Borrower or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and the Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $30,000,000 or its foreign equivalent (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days; or
(o)    any Guarantee pursuant to Article 9 ceases to be in full force and effect (except as contemplated by the terms thereof) or is declared null and void in a judicial proceeding or any Guarantor denies or disaffirms its obligations under the Credit Agreement or its Guarantee to which it is a party and the Borrower fails to cause such Guarantor to rescind such denials or disaffirmations within 30 days; or
(p)    the Liens created by the Collateral Documents shall at any time cease to constitute valid and perfected Liens on any portion of the Collateral with a fair market value equal to or more than $10,000,000 intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by this Credit Agreement or the Collateral Documents) other than in accordance with the terms of the relevant Collateral Documents and this Credit Agreement, if such Default continues for 30 days after notice, or the enforceability thereof shall be contested by the Borrower or any Guarantor;
then, in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may, or if directed by the Required Lenders, shall, declare the principal of and the interest on the Loans and the Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or in the Notes to the contrary notwithstanding. If an Event of Default specified in paragraph (h) or (i) above shall have occurred, the principal of, and interest on, the Loans and the Notes and all other amounts payable hereunder and thereunder shall automatically become due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or the Notes to the contrary notwithstanding. Such remedies shall be in addition to any other remedy available to the Administrative Agent or the Lenders pursuant to Applicable Law or otherwise.

8	[INTENTIONALLY OMITTED]

9	GUARANTEE
SECTION 9.1.    Guarantee. Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent and the Lenders the due and punctual payment by, and performance of, the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding). Each Guarantor further agrees that the Obligations may be increased, extended or renewed, in whole or in part, without notice or further assent from it (except as may be otherwise required herein), and it will remain bound upon this Guarantee notwithstanding any extension or renewal of any Obligation.

(h)    Each Guarantor waives presentation to, demand for payment from and protest to, as the case may be, any Credit Party or any other guarantor of any of the Obligations, and also waives notice of protest for nonpayment, notice of acceleration and notice of intent to accelerate. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Administrative Agent or the Lenders to assert any claim or demand or to enforce any right or remedy against the Borrower or any Guarantor or any other guarantor under the provisions of this Credit Agreement or any other agreement or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) the failure of the Administrative Agent or the Lenders to obtain the consent of the Guarantor with respect to any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of this Credit Agreement, the Notes or of any other agreement; (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent for the Obligations or any of them; (v) the failure of the Administrative Agent or the Lenders to exercise any right or remedy against any other Guarantor or any other guarantor of the Obligations; (vi) any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case by or against either Borrower or other Credit Party, any change in the corporate existence, structure, ownership or control of either Borrower or other Credit Party (including any of the foregoing arising from any merger, consolidation, amalgamation, reorganization or similar transaction); or (vii) the release or substitution of any Guarantor or any other guarantor of the Obligations. Without limiting the generality of the foregoing or any other provision hereof (including, without limitation, Section 13.6 hereof), to the extent permitted by Applicable Law, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to it under California Civil Code Sections 2799, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2848, 2849, 2850, 2899 and 3433.
(i)    Each Guarantor further agrees that this Guarantee is a continuing guarantee, shall secure the Obligations and any ultimate balance thereof, notwithstanding that the Borrower or others may from time to time satisfy the Obligations in whole or in part and thereafter incur further Obligations, and that this Guarantee constitutes a guarantee of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent or any Lender in favor of the Borrower or any Guarantor, or to any other Person.
(j)    Each Guarantor hereby expressly assumes all responsibilities to remain informed of the financial condition of the Borrower, the Guarantors and any other guarantors of the Obligations and any circumstances affecting the Collateral or the ability of the Borrower to perform under this Credit Agreement.
(k)    Each Guarantor’s obligations under the Guarantee shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations, the Notes or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guarantee. The Administrative Agent and the Lenders make no representation or warranty with respect to any such circumstances and have no duty or responsibility whatsoever to any Guarantor in respect to the management and maintenance of the Obligations or any collateral security for the Obligations.
SECTION 9.2.    No Impairment of Guarantee, etc. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (except payment and performance in full of the Obligations), including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Credit Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law, unless and until the Obligations are paid in full.
SECTION 9.3.    Continuation and Reinstatement, etc.
(n)    Each Guarantor further agrees that its Guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or the Lenders upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise. In furtherance of the provisions of this Article 9, and not in limitation of any other right which the Administrative Agent or the Lenders may have at law or in equity against the Borrower, a Guarantor or any other Person by virtue hereof, upon failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent on behalf of itself and/or the Lenders, forthwith pay or cause to be paid to the Administrative Agent for the benefit of itself and/or the Lenders (as applicable) in cash an amount equal to the unpaid amount of all the Obligations with interest thereon at a rate of interest equal to the rate specified in Section 2.7 hereof, and thereupon the Administrative Agent shall assign such Obligation, together with all security interests, if any, then held by the Administrative Agent in respect of such Obligation, to the Guarantors making such payment; such assignment to be subordinate and junior to the rights of the Administrative Agent on behalf of itself and the Lenders with regard to amounts payable by the Borrower in connection with the remaining unpaid Obligations and to be pro tanto to the extent to which the Obligation in question was discharged by the Guarantor or Guarantors making such payments.
(o)    All rights of a Guarantor against the Borrower, arising as a result of the payment by such Guarantor of any sums to the Administrative Agent for the benefit of the Administrative Agent and/or the Lenders or directly to the Lenders hereunder by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Guarantor until and unless, the prior final and indefeasible payment in full of all the Obligations. If any amount shall be paid to such Guarantor for the account of the Borrower, such amount shall be held in trust for the benefit of the Administrative Agent, segregated from such Guarantor’s own assets, and shall forthwith be paid to the Administrative Agent on behalf of the Administrative Agent and/or the Lenders to be credited and applied to the Obligations, whether matured or unmatured.
SECTION 9.4.    Limitation on Guaranteed Amount, etc. Notwithstanding any other provision of this Article 9, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Article 9 shall not be subject to avoidance under Section 548 of the Bankruptcy Code or to being set aside or annulled under any Applicable Law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Article 9, any other agreement or Applicable Law shall be taken into account.
SECTION 9.5.    Voluntary Arrangements.
(j)    Without prejudice to the Administrative Agent's and the Lenders' rights to recover such sums under the Guarantee and indemnity under Section 9.1, on the approval of any company voluntary arrangement in respect of the Borrower (or the implementation of any compromise or scheme of arrangement or any analogous procedure to any of the foregoing in any other jurisdiction) under which the Borrower's obligations to the Administrative Agent and the Lenders are compromised in any way, each Guarantor shall as principal obligor be liable to the Administrative Agent and the Lenders for, and hereby undertakes to the Administrative Agent and the Lenders (as a separate and additional covenant) immediately on demand from time to time to pay to the Administrative Agent and the Lenders, amounts equal to the sums that would have been payable to the Administrative Agent and the Lenders by the Borrower, or any guarantor of the Borrower, had such compromise not occurred, and so that payment shall be made by a Guarantor to the Administrative Agent and the Lenders under this Section in the amounts and at the times at which but for the said compromise the Borrower would have been obliged to make payment to the Administrative Agent and the Lenders. Each Guarantor's liability under Section 9.1 and this Section 9.5 shall not be affected in any way by the Administrative Agent and the Lenders voting in favor of (if the Administrative Agent and the Lenders chooses to do so) any company voluntary arrangement, compromise, scheme of arrangement or analogous procedure proposed by or in respect of the Borrower.
(k)    If and to the extent that any right is or may be held by a Guarantor as against the Borrower, the existence or exercise of which may affect the right or ability of the Administrative Agent and the Lenders to obtain the full benefit of this Guarantee and indemnity from a Guarantor if a company voluntary arrangement, compromise, scheme of arrangement or analogous procedure proposed by or in respect of the Borrower is approved, each Guarantor hereby waives such right. In the event of any inconsistency between this Section and any other provision of the Credit Agreement this Section shall prevail.
SECTION 9.6.    Release of Guarantees.
(c)    A Guarantor shall be automatically and unconditionally released and discharged from its obligations under its Guarantee, this Credit Agreement and the Fundamental Documents to which it is a party, and no further action by such Guarantor, the Borrower or the Administrative Agent shall be required for the release of such Guarantor’s Guarantee, upon:
(i)    any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or any sale, assignment, transfer, conveyance, exchange or other disposition of all or substantially all the assets of such Guarantor (other than by lease); provided that, in each of the foregoing cases, (x) such disposition is made in compliance with this Credit Agreement, including Section 6.7 and 6.9 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with Section 6.9 is to be applied in accordance therewith at such time) and (y) all the obligations of such Guarantor under all Indebtedness of the Borrower or its Restricted Subsidiaries terminate upon consummation of such transaction;
(ii)    the release or discharge of such Guarantor from its Guarantee of Indebtedness of the Borrower and the Guarantors under the Senior Credit Facility (including by reason of the termination of the Senior Credit Facility), the 2018 Second Priority Notes and all other Material Indebtedness of the Borrower and its Restricted Subsidiaries; provided, that if such Person has incurred any Indebtedness or issued any Preferred Stock or Disqualified Stock in reliance on its status as a Guarantor under Section 6.1, such Guarantor’s obligations under such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be incurred by a Restricted Subsidiary (other than a Guarantor) under Section 6.1;

(iii)    the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or
(iv)    in the case of any Guarantor which has provided a Guarantee in the Borrower’s discretion and which does not Guarantee any Material Indebtedness of the Borrower, the Borrower’s delivering notice to the Administrative Agent of its election to release such Guarantor from its Guarantee.
SECTION 9.7.    Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 9.9), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Credit Agreement or any other Fundamental Document or related agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to any Collateral Document to satisfy in whole or in part a claim of any Secured Party, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.
SECTION 9.8.    Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 9.9) that, in the event a payment shall be made by any other Guarantor hereunder or under any other Fundamental Document or related agreement, in respect of any Secured Obligation, or assets of any other Guarantor shall be sold pursuant to any Collateral Document to satisfy any Secured Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 9.7, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto after the date hereof, the date such Guarantor becomes a party).  Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 9.8 shall be subrogated to the rights of such Claiming Guarantor under Section 9.7 to the extent of such payment.
SECTION 9.9.    Subordination. Notwithstanding any provision of this Credit Agreement to the contrary, all rights of the Guarantors under Sections 9.7 and 9.8 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations.  No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 9.7 and 9.8 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.
(k)    The Borrower and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to the Borrower or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations.
SECTION 9.10.    Luxembourg Guarantors. Notwithstanding any other provision of this Agreement, the maximum liability of any Guarantor incorporated under the laws of Luxembourg (the Luxembourg Guarantor) under this Section 9 for the Obligations of any obligor (including, but not limited to, the Borrower) which is not a direct or indirect Subsidiary of such Luxembourg Guarantor shall be limited to the sum of:
(xvii)    an amount equal to the aggregate (without double-counting) of (a) all moneys received by the Luxembourg Guarantor or its direct or indirect present of future Subsidiaries under the Loan Documents and (b) the aggregate amount directly or indirectly made available to the Luxembourg Guarantor or its direct or indirect present or future Subsidiaries by other members of the Group that has been financed by a borrowing under the Loan Documents;
plus
(xviii)    an amount equal to 95% of the greater of (a) the Luxembourg Guarantor’s own funds (capitaux propres), as referred to in article 34 of the Luxembourg law dated December 19, 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings (the “2002 Law”) as increased by the amount of any Intra-Group Liabilities, each as reflected in the Luxembourg Guarantor’s latest duly approved annual accounts and other relevant documents available to the Administrative Agent at the date of this Agreement or (b) the Luxembourg Guarantor’s own funds (capitaux propres), as referred to in the 2002 Law as increased by the amount of any Intra-Group Liabilities, each as reflected in the Luxembourg Guarantor’s latest duly approved annual accounts and other relevant documents available to the Administrative Agent at the time the Guarantee is called.

For the purposes of this paragraph, “Intra Group Liabilities” means all existing liabilities owed by the Luxembourg Guarantor to any other member of the Group that have not been financed, directly or indirectly, by a borrowing under the Loan Documents.
Where for the purpose of the determination of the Luxembourg Guarantor’s own funds under paragraph (ii) no duly established and approved annual accounts are available for the relevant reference period (which, for the avoidance of doubt, includes a situation where, in respect of the determination to be made under (ii) above, no final annual accounts have been established in due time in respect of the then most recently ended financial year) the relevant Luxembourg Guarantor shall, promptly, establish unaudited interim accounts (as of the date of the end of the then most recent financial quarter) or annual accounts (as applicable) duly established in accordance with applicable accounting rules, pursuant to which the relevant Luxembourg Guarantor’s own funds and Intra Group Liabilities will be determined. If the relevant Luxembourg Guarantor fails to provide such unaudited interim accounts or annual accounts (as applicable) within 30 Business Days as from the request of the Administrative Agent, the Administrative Agent may appoint an independent auditor (réviseur d’entreprises agréé) or an independent reputable investment bank which shall undertake the determination of the relevant Guarantor’s own funds and Intra Group Liabilities. In order to prepare such determination, the independent auditor (réviseur d’entreprises agréé) or the independent reputable investment bank shall take into consideration such available elements and facts at such time, including without limitation, the latest annual accounts of its Subsidiaries, any recent valuation of the assets of such Luxembourg Guarantor and its subsidiaries (if available), the market value of the assets of such Luxembourg Guarantor and its subsidiaries as if sold between a willing buyer and a willing seller as a going concern using a standard market multi criteria approach combining market multiples, book value, discounted cash flow or comparable public transaction of which price is known (taking into account circumstances at the time of the valuation and making all necessary adjustments to the assumption being used) and acting in a reasonable manner.
The limitation set out in this Section 9 does not apply to any security granted by any Luxembourg Guarantors under the Collateral Documents (excluding any personal or corporate guarantee).

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12	THE ADMINISTRATIVE AGENT
SECTION 12.1.    Administration by the Administrative Agent. The general administration of the Fundamental Documents and any other documents contemplated by this Credit Agreement or any other Fundamental Document shall be by the Administrative Agent or its designees. Except as otherwise expressly provided herein, each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents, the Notes and any other documents contemplated by this Credit Agreement or any other Fundamental Document as are expressly delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents.
(e)    The Lenders hereby authorize the Administrative Agent (in its sole discretion):
(v)    to release any Lien on the Collateral or any Guarantor from its guarantee in accordance with the terms of this Credit Agreement or any other applicable Fundamental Document;
(vi)    to determine that the cost to the Borrower or another Credit Party is disproportionate to the benefit to be realized by the Administrative Agent and the Lenders by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Borrower or other Credit Party should not be required to perfect such Lien in favor of the Administrative Agent (for the benefit of itself and the Lenders);
(vii)    to appoint subagents to be the holder of record of a Lien to be granted to the Administrative Agent (for the benefit of the Administrative Agent and the Lenders);
(viii)    [Intentionally Omitted];
(ix)    in connection with an item of Product being produced by a Credit Party, the principal photography of which is being done outside the United States, to approve arrangements with such Credit Party as shall be satisfactory to the Administrative Agent with respect to the temporary storage of the original negative film, the original sound track materials or other Physical Materials (as defined in the Pledge and Security Agreement) of such item of Product in a production laboratory located outside the United States;
(x)    [Intentionally Omitted];
(xi)    to enter into and perform its obligations under the other Fundamental Documents; and
(xii)    to enter into intercreditor, subordination, non-disturbance and/or attornment agreements with (A) any union and/or guild with respect to the security interests in favor of such unions and/or guilds required pursuant to the terms of collective bargaining agreements or (B) with Persons who have been granted Liens which are permitted pursuant to this Credit Agreement or (C) any licensee or licensor or co-producer having any rights to any item of Product or (D) Persons providing any services in connection with any item of Product.

(f)    Without the consent of the Lenders (who hereby authorize any action pursuant to this clause (c)), if any additional Indebtedness permitted to be incurred under this Credit Agreement is secured by First-Priority Liens, Second-Priority Liens or junior Liens on the Collateral and permitted to be incurred under this Credit Agreement, the Administrative Agent shall, at the request of the Borrower, amend the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement, or any other existing Intercreditor Agreement, or enter into another intercreditor agreement (an “Additional Intercreditor Agreement”) with such other secured creditor(s), as necessary to accommodate the additional Indebtedness.
(g)    Without the consent of the Lenders (who hereby authorize any action pursuant to this clause (d)), if the administrative agent under the Senior Credit Facility, on behalf of the secured parties thereunder, enters into any intercreditor, subordination, non-disturbance or attornment agreement, or any similar or comparable agreement, with (i) any union and/or guild with respect to the security interests in favor of such unions and/or guilds required pursuant to the terms of collective bargaining agreements or (ii) with Persons who have been granted Liens which are permitted pursuant to this Credit Agreement or (iii) any licensee or licensor or co-producer having any rights to any item of Product or (iv) Persons providing any services in connection with any item of Product or (v) any other lessor to or lessee of the Borrower or any of its Subsidiaries, or any other counterparty of the Borrower or any of its Subsidiaries, the Administrative Agent will, at the request of the Borrower, enter into a like agreement on behalf of itself and the Lenders.
(h)    It is understood and agreed that the use of the term “agent” herein or in any other Fundamental Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 12.2.    Advances and Payments. As between the Administrative Agent on one hand and the Lenders on the other hand, any amounts received by the Administrative Agent in connection with the Fundamental Documents, the application of which is not otherwise provided for, shall be applied, first, to pay accrued but unpaid interest on the Loans in accordance with the amount of outstanding Loans owed to each Lender, second, to pay the principal balance outstanding on the Loans (with amounts payable on the principal balance outstanding on the Loans in accordance with each Lender’s percentage), and third, to pay any other amounts then due under this Credit Agreement. All amounts to be paid to any Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent in immediately available funds either by wire transfer or deposit in such Lender’s correspondent account with the Administrative Agent or as such Lender and the Administrative Agent shall from time to time agree.
SECTION 12.3.    Sharing of Setoffs. Each of the Lenders agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Credit Party (including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law) or otherwise, obtain payment in respect of its Obligations as a result of which the unpaid portion of its Obligations is proportionately less than the unpaid portion of Obligations of any of the other Lenders (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Obligations of such other Lenders, so that the aggregate unpaid principal amount of each of the Lender’s Obligations and its participation in Obligations of the other Lenders shall be in the same proportion to the aggregate unpaid amount of all remaining Obligations as the amount of its Obligations prior to the obtaining of such payment was to the amount of all Obligations prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata. If all or any portion of such excess payment is thereafter recovered from the Lender which originally received such excess payment, such purchase (or portion thereof) shall be canceled and the purchase price restored to the extent of such recovery. The Credit Parties expressly consent to the foregoing arrangements and agree that any Lender or Lenders holding (or deemed to be holding) a participation in a Note may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender or Lenders as fully as if such Lender or Lenders held a Note and was the original obligee thereon, in the amount of such participation. Notwithstanding the foregoing, a Defaulting Lender shall not be entitled to share in any benefit contemplated by this Section 12.3 realized by a non-Defaulting Lender until all the Obligations owed to the non-Defaulting Lenders have been paid in full. The provisions of this Section 12.3 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement.
SECTION 12.4.    Notice to the Lenders. Upon receipt by the Administrative Agent from any of the Credit Parties of any communication calling for an action on the part of the Lenders, or upon notice to the Administrative Agent of any Event of Default, the Administrative Agent will in turn immediately inform the other Lenders in writing (which shall include facsimile communications) of the nature of such communication or of the Event of Default, as the case may be.
(a)    The Administrative Agent shall not be deemed to know of any Default or Event of Default unless a Responsible Officer of the Administrative Agent has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Administrative Agent at its address for notices set forth in Section 13.1, and such notice references the existence of a Default or Event of Default and this Credit Agreement.
SECTION 12.5.    Liability of the Administrative Agent. The Administrative Agent, when acting on behalf of the Lenders, may execute any of its duties under this Credit Agreement or the other Fundamental Documents by or through its officers, agents, or employees and neither the Administrative Agent nor their respective officers, agents or employees shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, nor be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. The Administrative Agent and its Related Parties shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by it pursuant to: (i) instructions received by it from the Required Lenders or (ii) in reliance upon the advice of counsel selected by it with reasonable care. Without limiting the foregoing, neither the Administrative Agent nor any of its Related Parties shall be responsible to any of the Lenders for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, or for the perfection of any security interest contemplated by, this Credit Agreement, any other Fundamental Document or any related agreement, document or order, or for freedom of any of the Collateral from prior Liens or security interests, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Credit Party of any of the terms, conditions, covenants, or agreements of this Credit Agreement, any other Fundamental Document, or any related agreement or document.
(f)    None of the Administrative Agent (in its capacity as agent for the Lenders) or any of its Related Parties shall have any responsibility to the Borrower or any other Credit Party on account of the failure or delay in performance or breach by any of the Lenders of any of such Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith. No Lender nor any of its Related Parties shall have any responsibility to the Borrower or any other Credit Party on account of the failure or delay in performance or breach by any other Lender of such other Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith.
(g)    The Administrative Agent, as agent for the Lenders hereunder, shall be entitled to rely on any communication, instrument, or document believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.
(h)    The exculpatory provisions of this Article shall apply to any such sub‑agent and to any respective Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of this Credit Agreement as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
(i)    None of the provisions of this Credit Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not assured to it.
SECTION 12.6.    Reimbursement and Indemnification.
(l)    Each of the Lenders agrees (i) to reimburse the Administrative Agent for such Lender’s Pro Rata Share of any expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by or on behalf of the Borrower and (ii) to indemnify and hold harmless the Administrative Agent and any of its Related Parties, on demand, in accordance with such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, any of them in any way relating to or arising out of any Fundamental Documents or any related agreement or document, or any action taken or omitted by it or any of them under the Fundamental Documents or any related agreement or document, to the extent not reimbursed by or on behalf of the Borrower or any other Credit Party (except such as shall result from their gross negligence or willful misconduct). To the extent indemnification payments made by the Lenders pursuant to this Section 12.6 are subsequently recovered by the Administrative Agent from a Credit Party, the Administrative Agent will promptly refund such previously paid indemnity payments to the Lenders. Notwithstanding the foregoing, if there are at the time of computation of a reimbursement and/or indemnity obligation one or more Defaulting Lenders which have not fulfilled their obligations under this Section 12.6, the obligations of such non-performing Defaulting Lenders shall be reallocated among the other Lenders (including performing Defaulting Lenders), in proportion to the percentage of such Lender to the aggregate percentage of all Lenders (other than that of the non-performing Defaulting Lender or Defaulting Lenders).
(m)    The provisions of Section 12.6(a) are agreements among the Administrative Agent and the Lenders and are not for the benefit of any of the Credit Parties and may not be asserted by any of the Credit Parties as a defense to, or a limitation of, their respective Obligations under this Credit Agreement.
SECTION 12.7.    Rights of Administrative Agent. It is understood and agreed that the Administrative Agent shall have the same duties, rights and powers as a Lender hereunder (including the right to give such instructions) as any of the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with any Credit Party or Affiliate thereof, as though it were not the Administrative Agent, of the Lenders under this Credit Agreement and the other Fundamental Documents.
(g)    The Administrative Agent may consult with counsel of its selection and the written advice of such counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
SECTION 12.8.    Independent Investigation by Lenders. Each of the Lenders acknowledges that it has decided to enter into this Credit Agreement and the other Fundamental Documents and to make the Loans based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Credit Parties and agrees that the Administrative Agent shall not bear any responsibility therefor.
SECTION 12.9.    Agreement of Required Lenders. Except as otherwise expressly stated herein, upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Required Lenders, action shall be taken by the Administrative Agent for and on behalf of, or for the benefit of, all Lenders upon the direction of the Required Lenders and any such action shall be binding on all Lenders. No amendment, modification, consent or waiver shall be effective except in accordance with the provisions of Section 13.11 hereof.
SECTION 12.10.    Notice of Transfer. The Administrative Agent may deem and treat any Lender which is a party to this Credit Agreement as the owner of such Lender’s respective portions of the Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective in accordance with Section 13.3 hereof.
SECTION 12.11.    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Such resignation shall become effective upon the earlier to occur of (i) 30 days from the date of such notice and (ii) acceptance by a successor agent of its appointment pursuant hereto (the “Resignation Effective Date”). Upon the Resignation Effective Date, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Fundamental Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Fundamental Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed). Upon any such resignation, the Required Lenders shall promptly appoint a successor agent from among the Lenders which successor shall be experienced and sophisticated in entertainment industry lending, provided that such replacement is reasonably acceptable (as evidenced in writing) to the Borrower; provided, however, that such approval by the Borrower shall not be required at any time when an Event of Default is continuing. If no successor agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within thirty (30) days after the retiring agent’s giving of notice of resignation, the Borrower may appoint a successor agent (which successor may be replaced by the Required Lenders; provided that such successor is experienced and sophisticated in entertainment industry lending and reasonably acceptable to the Borrower), which shall be either a Lender or a commercial bank organized, licensed, carrying on business under the laws of the United States of America or of any State thereof and shall have a combined capital and surplus of at least U.S.$500,000,000 and shall be experienced and sophisticated in entertainment industry lending. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Credit Agreement, the other Fundamental Documents and any other credit documentation. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 12 and Article 13 shall inure to such retiring Administrative Agent, its sub-agents and their respective Related Parties’ benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.
SECTION 12.12.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any bankruptcy or insolvency proceeding or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 13.4 and 13.5.
SECTION 12.13.    Quebec Power of Attorney. For the purposes of holding any security granted by any of the Credit Parties pursuant to the laws of the Province of Quebec, the Administrative Agent shall be the holder of an irrevocable power of attorney for itself and all present and future Lenders. By executing an Assignment and Assumption, any future Lender shall be deemed to ratify the power of attorney granted to the Administrative Agent hereunder. The Lenders and the Administrative Agent and the Credit Parties agree that notwithstanding Section 32 of the Act respecting the Special Powers of Legal Persons (Quebec), the Administrative Agent may, as the person holding the power of attorney of the Lenders acquire any debentures or other title of Indebtedness secured by any hypothec granted by any of the Credit Parties to the Administrative Agent pursuant to the laws of the Province of Quebec.
SECTION 12.14.    [Intentionally Omitted].
SECTION 12.15.    Other Agent Titles. Other than the title “Administrative Agent,” any title accorded to any Person on the cover page hereof including Joint Bookrunner, Joint Lead Arranger or any other title containing the word “Agent,” is granted for recognition only and any such Person granted such a title shall not have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than those applicable to all such Persons as such. Without limiting the foregoing, no such Person shall have or be deemed to have any fiduciary relationship with any other Lender or the Credit Parties. Each Lender acknowledges that it has not relied, and will not rely, on any Person having any such title in deciding to enter into this Credit Agreement or in taking or not taking action hereunder. In the event of any claim against any such Person in any capacity or purported capacity inferred from any such title, such Person shall have the benefit of Section 13.5 to the same extent as the Administrative Agent.

13	MISCELLANEOUS

SECTION 13.1.    Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic photocopy (i.e., “PDF” or “TIFF”) format sent by electronic mail, as follows, (a) if to the Administrative Agent, to it at (i) JPMorgan Chase Bank, N.A., 2029 Century Park East, 38th Floor, Los Angeles, CA, 90067, Attention: David Shaheen, Phone No.: 310-860-7241, Facsimile No.: 310-860-7260 or (b) if to any Credit Party to it at Lions Gate Entertainment Inc., 2700 Colorado Avenue, Suite 200, Santa Monica, CA, 90404, Attn: Wayne Levin, James Gladstone and David Friedman, Facsimile No.: 310-452-8934, E-mail: wlevin@lionsgate.com, jgladstone@lionsgate.com and dfriedman@lionsgate.com, or (c) if to a Lender, to it at its address set forth on the signature pages hereto, or such other address as such party may from time to time designate by giving written notice to the other parties hereunder. Any failure of the Administrative Agent or a Lender giving notice pursuant to this Section 13.1, to provide a courtesy copy to a party as provided herein, shall not affect the validity of such notice. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the fifth (5th) Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail, or upon receipt by such party, if by any telegraphic or facsimile communications equipment or electronic mail, in each case addressed to such party as provided in this Section 13.1 or in accordance with the latest unrevoked written direction from such party.
SECTION 13.2.    Survival of Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by any of the Credit Parties herein, in any other Fundamental Document or in any certificate or other instrument delivered by it or on its behalf in connection with this Credit Agreement or any other Fundamental Document shall be considered to have been relied upon by the Administrative Agent and the Lenders and, except for any terminations, amendments, modifications or waivers thereof in accordance with the terms hereof, shall survive the making of the Loans herein contemplated and the execution and delivery to the Administrative Agent of the Notes regardless of any investigation made by the Administrative Agent or the Lenders or on their behalf and shall continue in full force and effect so long as any Obligation is outstanding.
SECTION 13.3.    Successors and Assigns; Syndications; Loan Sales; Participations.
(b)    Whenever in this Credit Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; provided, however, that neither the Borrower nor any other Credit Party may assign its rights hereunder without the prior written consent of the Administrative Agent and all of the Lenders, and all covenants, promises and agreements by or on behalf of any of the Credit Parties which are contained in this Credit Agreement shall inure to the benefit of the successors and assigns of the Administrative Agent and the Lenders.
(c)    Each of the Lenders may (but only with the prior written consent of the Administrative Agent and the Borrower, which consent shall not be unreasonably withheld or delayed and in the case of the Borrower no such consent shall be required if an Event of Default has occurred and is continuing and the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after receipt of written notice thereof) assign all or a portion of its interests, rights and obligations under this Credit Agreement (including, without limitation, all or a portion of all Loans at the time owing to it and the Notes held by it); provided, however, that (i) each assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s interests, rights and obligations under this Credit Agreement, (ii) each assignment shall be in a minimum Loan amount of at least U.S.$1,000,000 unless, in either case, the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Assumption, together with a processing and recordation fee of U.S.$3,500 to be paid to the Administrative Agent by the assigning Lender or the assignee prior to an Event of Default hereunder. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall not (unless otherwise agreed to by the Administrative Agent) be earlier than five (5) Business Days after the date of acceptance and recording by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Fundamental Documents and shall be bound by the provisions hereof and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, relinquish its rights and be released from its obligations under this Credit Agreement except that, notwithstanding such assignment, any rights and remedies available to the Borrower for any breaches by such assigning Lender of its obligations hereunder while a Lender shall be preserved after such assignment and such Lender shall not be relieved of any liability to the Borrower due to any such breach. In the case of an Assignment and Assumption covering all or the remaining portion of the assigning Lender’s rights and obligations under this Credit Agreement, such assigning Lender shall cease to be a party hereto.
(d)    Each Lender may at any time make an assignment of its interests, rights and obligations under this Credit Agreement, without the consent of the Administrative Agent or the Credit Parties, to (i) any Affiliate of such Lender or (ii) any other Lender hereunder. Any such assignment to any Affiliate of the assigning Lender or any other Lender hereunder shall not be subject to the requirements of Section 13.3(b) (x) that the amount of the Loans of the assigning Lender subject to each assignment be in a minimum principal amount of U.S.$1,000,000 and (y) requiring payment of a processing and recordation fee, and any such assignment to any Affiliate of the assigning Lender shall not release the assigning Lender of its remaining obligations hereunder, if any.
(e)    By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby and that such interest is free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or any other Fundamental Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Credit Parties or the performance or observance by any of the Credit Parties of any of their obligations under the Fundamental Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) (or if none of such financial statements shall have then been delivered, then copies of the financial statements referred to in Section 3.5 hereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee agrees that it will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement or any other Fundamental Document; (v) such assignee appoints and authorizes the Administrative Agent to take such action as the agent on its behalf and to exercise such powers under this Credit Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will be bound by the provisions of this Credit Agreement and will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.
(f)    The Administrative Agent shall maintain at its address at which notices are to be given to it pursuant to Section 13.1 a copy of each Assignment and Assumption and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Fundamental Documents. The Register shall be available for inspection by any Credit Party or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(g)    Subject to the foregoing, upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee together with the assigning Lender’s original Note and the processing and recordation fee, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in the form of Exhibit B hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrower. Within five (5) Business Days after receipt of the notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note, a new Note to the order of such assignee in an amount equal to the Loans assumed by it pursuant to such Assignment and Assumption and if the assigning Lender has retained a Loan hereunder a new Note to the order of the assigning Lender in an amount equal to the Loans retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Note and shall otherwise be in substantially the form of Exhibit A.
(h)    Each of the Lenders may, without the consent of any of the Credit Parties or the Administrative Agent or the other Lenders, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Commitment and the Loans owing to it and the Note or Notes held by it); provided, however, that (i) any such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such participant shall not be granted any voting rights or any right to control the vote of such Lender under this Credit Agreement, except with respect to proposed changes to interest rates, final maturity of any Loan, releases of all or substantially all the Collateral and fees (as applicable to such participant), (iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.9, 2.10 and 12.3 hereof but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive except to the extent such entitlement to receive a greater amount results from a change in law that occurs after the participant acquired the applicable participation, and (v) the Credit Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s and its participants’ rights and obligations under this Credit Agreement.
(i)    The applicable Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each participant to which such Lender has sold participating interests and the amount of each participant’s interest in such Lender’s rights and/or obligations under this Credit Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the related rights and/or obligations, subject to the provisions of Section 13.3(g); provided, however, the failure to record a participant on the Participant Register does not affect the validity of the participation.
(j)    A Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to any of the Credit Parties furnished to the Administrative Agent or such Lender by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree, by executing a confidentiality letter reasonably satisfactory to the Borrower to preserve the confidentiality of any confidential information relating to any of the Credit Parties received from such Lender.
(k)    The Credit Parties agree that any Lender may at any time and from time to time pledge or otherwise grant a security interest in any Loan or in any Note evidencing the Loans (or any part thereof) to any Federal Reserve Bank.
(l)    Notwithstanding any other provision of this Credit Agreement and so long as no Event of Default shall have occurred and be continuing, no portion of the Loans may be assigned or transferred to any Person if interest payable to such person will be subject to withholding, unless consented to by the Borrower.
SECTION 13.4.    Expenses; Documentary Taxes. Whether or not the transactions hereby contemplated shall be consummated, the Borrower agrees to pay (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the performance of due diligence, the syndication of the credit facility contemplated hereby, the negotiation, preparation, execution, delivery, waiver or modification and administration of this Credit Agreement and any other documentation contemplated hereby, the making of the Loans, the Collateral or any Fundamental Document, including but not limited to, the verification of financial data and the transactions contemplated hereby, and the reasonable fees and disbursements of outside counsel to the Administrative Agent, and (b) all reasonable out-of-pocket expenses incurred by the Administrative Agent or the Lenders in the enforcement or protection (as distinguished from administration) of the rights and remedies of the Lenders in connection with this Credit Agreement, the other Fundamental Documents or the Notes, or as a result of any transaction, action or non-action arising from any of the foregoing, including but not limited to, the reasonable fees and disbursements of one firm of outside counsel for the Administrative Agent or the Lenders, and, if reasonably necessary, one firm of special or local counsel in each applicable jurisdiction. Such payments shall be made on the date this Credit Agreement is executed by the Borrower and thereafter on demand. The Borrower agrees that it shall indemnify the Administrative Agent and the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Credit Agreement or the Notes. The obligations of the Borrower under this Section shall survive the termination of this Credit Agreement and the payment of the Loans.
SECTION 13.5.    Indemnification of the Administrative Agent and the Lenders. The Borrower agrees (a) to indemnify and hold harmless the Administrative Agent and the Lenders and their respective Related Parties (each, an “Indemnified Party”) (to the full extent permitted by Applicable Law) from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever nature, and (b) to pay to the Indemnified Parties an amount equal to the amount of all reasonable out-of-pocket costs and expenses, including reasonable legal fees of one firm of outside counsel for all Indemnified Parties taken as a whole, and, if reasonably necessary, one firm of special or local counsel in each applicable jurisdiction (or, in the event of a conflict of interest, one additional firm of counsel for such Indemnified Parties so conflicted) and disbursements, and with regard to both (a) and (b) in connection with or resulting from any litigation, investigation or other proceedings relating to the Collateral, this Credit Agreement and the other Fundamental Documents, the making of the Loans, any attempt to audit, inspect, protect or sell the Collateral, or the administration and enforcement or exercise of any right or remedy granted to the Administrative Agent or Lenders hereunder or thereunder but excluding therefrom all claims, demands, losses, judgments, liabilities, costs and expenses arising out of or resulting from (i) the gross negligence, willful misconduct, or material breach of its obligations under this Agreement or any Fundamental Document of an Indemnified Party, (ii) litigation or claims among Indemnified Parties in connection with the Fundamental Documents or in any way relating to the transactions contemplated hereby, (iii) claims asserted or litigation commenced against any Indemnified Party by a Credit Party or a Designated Foreign Subsidiary in which the Credit Party or the Designated Foreign Subsidiary is the prevailing party and (iv) an act or omission that does not involve a Credit Party or a Designated Foreign Subsidiary and is not a claim against an Indemnified Party. The foregoing indemnity agreement includes any reasonable out-of-pocket costs incurred by any Indemnified Party in connection with any action or proceeding which may be instituted in respect of the foregoing by any Indemnified Party, or by any other Person either against the Lenders or in connection with which any officer, director, agent or employee of any Indemnified Party is called as a witness or deponent, including, but not limited to, the reasonable fees and disbursements of outside counsel to the Administrative Agent (subject to the limitations described in this clause (b) on number and type of counsel), and any out-of-pocket costs incurred by any Indemnified Party in appearing as a witness or in otherwise complying with legal process served upon them.
All indemnities contained in this Section 13.5 shall survive the expiration or earlier termination of this Credit Agreement and shall inure to the benefit of any Person who was a Lender notwithstanding such Person’s assignment of all its Loans and Commitments as to any actions taken or omitted to be taken by it while it was a Lender.
SECTION 13.6.    CHOICE OF LAW. THIS CREDIT AGREEMENT AND THE NOTES SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.
SECTION 13.7.    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT OR THE SUBJECT MATTER THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS CREDIT AGREEMENT AND ANY OTHER FUNDAMENTAL DOCUMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.
SECTION 13.8.    WAIVER WITH RESPECT TO DAMAGES. EACH CREDIT PARTY ACKNOWLEDGES THAT NEITHER THE ADMINISTRATIVE AGENT NOR ANY LENDER HAS ANY FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, ANY CREDIT PARTY ARISING OUT OF OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT AND THE RELATIONSHIP BETWEEN THE ADMINISTRATIVE AGENT AND THE LENDERS, ON THE ONE HAND, AND THE CREDIT PARTIES, ON THE OTHER HAND, IN CONNECTION THEREWITH IS SOLELY THAT OF DEBTOR AND CREDITOR. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO CREDIT PARTY SHALL ASSERT, AND EACH CREDIT PARTY HEREBY WAIVES, ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT AND THE LENDERS ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS CREDIT AGREEMENT, ANY FUNDAMENTAL DOCUMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
SECTION 13.9.    No Waiver. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy hereunder, under the Notes or any other Fundamental Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
SECTION 13.10.    Extension of Payment Date. Except as otherwise specifically provided in Article 2 hereof, should any payment or prepayment of principal of or interest on the Notes or any other amount due hereunder, become due and payable on a day other than a Business Day, the due date of such payment or prepayment shall be extended to the next succeeding Business Day and, in the case of a payment or prepayment of principal, interest shall be payable thereon at the rate herein specified during such extension.
SECTION 13.11.    Amendments, etc.
(b)    No modification, amendment or waiver of any provision of this Credit Agreement or any other Fundamental Document, and no consent to any departure by the Borrower herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification, waiver, consent or amendment shall, without the written consent of (a) each affected Lender, (i) reduce the interest payable on such Lender’s Loans, (ii) reduce or forgive the principal amount of any Loan held thereby or (iii) extend the Maturity Date applicable to such Lender’s Loans; (b) all Lenders, (i) amend or modify any provision of this Credit Agreement, if any, which expressly provides for the unanimous consent or approval of the Lenders, (ii) release all or substantially all of the Collateral or release all or substantially all the Guarantors from its obligations hereunder, (iii) amend or modify Section 2.10(d) or this Section 13.11; and (iv) amend or modify the definition of “Required Lenders”. No such amendment or modification may adversely affect the rights and obligations of the Administrative Agent hereunder without its prior written consent. No notice to or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of a Note shall bind any Person subsequently acquiring such Note, whether or not such Note is so marked.
(c)    If any Lender (i) requests compensation under Sections 2.10 or 2.13, or (ii) becomes a Defaulting Lender, or (iii) does not consent to any waiver, consent or modification requested by the Borrower (but only where the consent of all the Lenders is required for such waiver, consent or modification and the Borrower obtains approval for the waiver, consent or modification from the Required Lenders), then the Borrower may, at its sole expense and effort and upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.3), all of its interests, rights and obligations under this Credit Agreement and the other Fundamental Documents to an assignee which shall assume such obligations and which accepts such assignment; provided, that (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, and all other amounts then payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (y) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payment on an ongoing basis. No Lender shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(d)    Notwithstanding anything herein to the contrary, without the consent of any Lender, the Administrative Agent, the Borrower and the Guarantors may amend this Credit Agreement or any other Fundamental Document to:
(1)    cure any ambiguity, omission, defect or inconsistency;
(2)    provide for the assumption by a successor entity of the obligations of the Borrower or any Guarantor under this Credit Agreement or the other Fundamental Documents pursuant to a transaction permitted by the Credit Agreement;
(3)    add Guarantors with respect to the Credit Agreement or release a Guarantor from its obligations under the Credit Agreement or the Fundamental Documents in accordance with the applicable provisions of this Credit Agreement or the Fundamental Documents;
(4)    add additional Collateral to secure the Obligations, or release Collateral from the Liens in favor of the Administrative Agent to the extent explicitly permitted by this Credit Agreement and the Collateral Documents;
(5)    add covenants of the Borrower or the Guarantors or Events of Default for the benefit of or to make changes that would provide additional rights to the Lenders, or to surrender any right or power conferred upon the Borrower or any Guarantor; or
(6)    add additional secured creditors holding Other Second-Lien Obligations or First-Priority Obligations as parties to the Intercreditor Agreements and/or the Collateral Documents, and secure such obligations pursuant thereto, as applicable, so long as the incurrence of such obligations is otherwise permitted by this Credit Agreement.
(e)    Notwithstanding anything to the contrary set forth in this Credit Agreement (including Section 12.3 or any other Fundamental Document, pursuant to one or more offers made from time to time by the Borrower to all Lenders on a pro rata basis (“Extension Offers”)), the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Loans and to otherwise modify the terms of such Lender’s Loans pursuant to the terms of the relevant Extension Offer (including increasing the interest rate or fees in respect thereof). Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under the Credit Agreement by implementing an amendment (the “Extending Amendment”) to this Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent, the Borrower and the Extending Lender (such extended Loan, an “Extended Loan”), which amendment will not require the consent of any Lender other than the Extending Lenders.
(f)    The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an Extending Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Loans of such Extending Lender. Each Extending Amendment shall specify the terms of the applicable Extended Loans; provided that (i) except as to interest rates, fees, amortization, final maturity date, participation in prepayments and covenants applicable to the Extended Loans (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrower and set forth in the Extension Offer), the Extended Loans shall have the same terms as the Loans, (ii) the final maturity date of any Extended Loans shall be later than the Maturity Date, (iii) the weighted average life to maturity of any Extended Loans shall be longer than the remaining weighted average life to maturity of the Loans, (iv) the Extended Loans shall not start to amortize prior to any amortization of the Loans, and (v) any Extended Loans may participate on a pro rata basis or a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder. Upon the effectiveness of any Extending Amendment, this Credit Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Loans. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.
SECTION 13.12.    Severability. Any provision of this Credit Agreement or of the Notes which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 13.13.    SERVICE OF PROCESS; SUBMISSION TO JURISDICTION. EACH PARTY HERETO (EACH A “SUBMITTING PARTY”) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT AND THE SUBJECT MATTER THEREOF. EACH SUBMITTING PARTY TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE ABOVE-NAMED COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, THE OTHER FUNDAMENTAL DOCUMENTS OR THE SUBJECT MATTER THEREOF (AS APPLICABLE) MAY NOT BE ENFORCED IN OR BY SUCH COURT, (B) HEREBY WAIVES THE RIGHT TO REMOVE ANY SUCH ACTION, SUIT OR PROCEEDING INSTITUTED BY THE ADMINISTRATIVE AGENT OR A LENDER IN STATE COURT TO FEDERAL COURT, AND (C) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. EACH SUBMITTING PARTY HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT THE ADDRESS TO WHICH NOTICES ARE TO BE GIVEN TO IT PURSUANT TO SECTION 13.1 HEREOF. EACH SUBMITTING PARTY AGREES THAT ITS SUBMISSION

TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF EACH OF THE OTHER SUBMITTING PARTIES. FINAL JUDGMENT AGAINST ANY SUBMITTING PARTY IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (X) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED OR (Y) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION, PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT OR A LENDER MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST A SUBMITTING PARTY OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OF AMERICA OR OF ANY COUNTRY OR PLACE WHERE THE SUBMITTING PARTY OR SUCH ASSETS MAY BE FOUND.
SECTION 13.14.    Headings. Section headings used herein and the Table of Contents are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Credit Agreement.

SECTION 13.15.    Execution in Counterparts. This Credit Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
SECTION 13.16.    [Intentionally Omitted].
SECTION 13.17.    USA Patriot Act. Each Lender hereby notifies each of the Credit Parties that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties and their investors, which information includes the name and address of each such Person and other information that will allow such Lender to identify such Person in accordance with the USA Patriot Act.
SECTION 13.18.    Entire Agreement. This Credit Agreement (including the Exhibits and Schedules hereto) represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between any of the parties hereto prior to the execution of this Credit Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Credit Agreement.
SECTION 13.19.    [Intentionally Omitted].
SECTION 13.20.    Confidentiality.
(a)    Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority), (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party to this Credit Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.20, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Credit Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 13.20, or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Credit Party that is not actually known by the recipient to have breached a binding confidentiality agreement by having remitted such Information. For the purposes of this Section 13.20, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by such Credit Party and other than information pertaining to this Credit Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided, that in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The commitments under this Section 13.20 shall terminate two (2) years after the termination of this Credit Agreement or, if earlier, with respect to a particular Lender, or other Secured Party, the date which is two (2) years from the date on which such Person ceases to be a party to this Credit Agreement.
[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and the year first written.
BORROWER:

LIONS GATE ENTERTAINMENT CORP.

By    /s/ Wayne Levin
Name: Wayne Levin

GUARANTORS:

100 PLUS PRODUCTIONS, INC.
ABX PRODUCTIONS, INC.
ARTISAN ENTERTAINMENT INC.
ARTISAN HOME ENTERTAINMENT INC.
ARTISAN PICTURES LLC
ARTISAN RELEASING LLC
AWAKEN PRODUCTIONS CORP.
AWAKEN PRODUCTIONS, INC.
BACKSEAT PRODUCTIONS, LLC
BASTER PRODUCTIONS, LLC
BHF PRODUCTIONS, INC.
BLAIR WITCH FILMS, LLC
BLUE MOUNTAIN STATE PRODUCTIONS
CORP.
BOSS KANE PRODUCTIONS, INC.
C4 PRODUCTIONS, INC.
CALLER PRODUCTIONS, INC.
CATX ACTION1 12 PRODUCTIONS, INC.
CATX CERTAIN SLANT 12 PRODUCTIONS,
INC.
CATX DMAIL 12 PRODUCTIONS, INC.
CATX EXORCISM 12 PRODUCTIONS, INC.
CATX ICARUS 12 PRODUCTIONS, INC.
CATX REAWAKENING 12 PRODUCTIONS,
INC.
CATX RICKY 12 PRODUCTIONS, INC.
CATX TAPE4 12 PRODUCTIONS, INC.
CATX TIME AFTER TIME 12 PRODUCTIONS,
INC.
CATX TWO EYES 12 PRODUCTIONS, INC.
CATX WEE 12 PRODUCTIONS, INC.
CATX XOXO 12 PRODUCTIONS, INC.
CBLG PRODUCTIONS, LLC

[Signature Page to Second Lien Credit and Guarantee Agreement]

COUNTRYMAN PRODUCTIONS, LLC
CRASH TELEVISION PRODUCTIONS, INC.
DANCING ELK PRODUCTIONS, LLC
DD2 ACQUISITION CORP.
DEAD ZONE PRODUCTION CORP.
DEBMAR STUDIOS, INC.
DEBMAR/MERCURY (WW) PRODUCTIONS
LLC
DEBMAR/MERCURY, LLC
DELISH PROJECTS, LLC
DELISH TELEVISION DEVELOPMENT, LLC
DJM SERVICES, INC.
DODGE PRODUCTIONS LLC
DONOR PRODUCTIONS, INC.
DRESDEN FILES PRODUCTIONS CORP.
DRESDEN FILES PRODUCTIONS I CORP.
FILM HOLDINGS CO.
FIRST PICK PRODUCTIONS, INC.
GC FILMS, INC.
GHS PRODUCTIONS, LLC
GOOD EVEL PRODUCTIONS, INC.
GRINDSTONE ENTERTAINMENT GROUP,
LLC
HIGHER POST LLC
HORSEMEN PRODUCTIONS, LLC
HOUDINI PRODUCTIONS, INC.
INVISIBLE CASTING INC.
IV PRODUCTIONS, INC.
IV3D PRODUCTIONS CORP.
IWC PRODUCTIONS, LLC
JESSABELLE PRODUCTIONS, INC.
JV1 DELISH, LLC
KILL PIT PRODUCTIONS INC.
LAMB PRODUCTIONS, INC.
LANDSCAPE ENTERTAINMENT CORP.
LAST PRODUCTIONS, INC.
LG HORROR CHANNEL HOLDINGS, LLC
LGAC 1, LLC
LGAC 3, LLC
LIONS GATE ENTERTAINMENT INC.
LIONS GATE FILMS INC.
LIONS GATE INDIA INC.
LIONS GATE INTERNATIONAL SALES, LLC
LIONS GATE MANDATE FINANCING
VEHICLE INC.
LIONS GATE MUSIC CORP.

[Signature Page to Second Lien Credit and Guarantee Agreement]

LIONS GATE MUSIC PUBLISHING LLC
LIONS GATE MUSIC, INC.
LIONS GATE ONLINE SHOP INC.
LIONS GATE PENNSYLVANIA, INC.
LIONS GATE RECORDS, INC.
LIONS GATE SPIRIT HOLDINGS, LLC
LIONS GATE TELEVISION DEVELOPMENT
LLC
LIONS GATE TELEVISION INC.
LIONS GATE TELEVISION INTERNATIONAL
– LATIN AMERICA, INC.
LIONS GATE X PRODUCTIONS CORP.
LIONS GATE X PRODUCTIONS, LLC
LOG PRODUCTIONS, LLC
LOL PRODUCTIONS, LLC
LOVE LESSONS PRODUCTIONS, INC.
LUCKY 7 PRODUCTIONS CORP.
LUDUS PRODUCTIONS, INC.
MANDATE FILMS, LLC
MANDATE PICTURES, LLC
MANIFEST ENTERTAINMENT, LLC
MERCURY PRODUCTIONS, LLC
MK ANIMATED, LLC
MOTHER PRODUCTIONS CORP.
MQP, LLC
NEXT PRODUCTION INC.
NGC FILMS, INC.
NR PRODUCTIONS, INC.
NURSE PRODUCTIONS INC.
PEARL RIVER HOLDINGS CORP.
PEEPLES PRODUCTIONS, INC.
PGH PRODUCTIONS, INC.
PLAYLIST, LLC
POWER MONGERING DESPOT, INC.
PROFILER PRODUCTIONS CORP.
PSYCHO PRODUCTIONS SERVICES CORP.
PWG PRODUCTIONS, INC.
PX1 PRODUCTIONS CORP.
PX1 PRODUCTIONS, INC.
R & B PRODUCTIONS, INC.
RABBIT PRODUCTIONS, INC.
RG PRODUCTIONS, INC.
SAINT PRODUCTIONS, INC.
SCREENING ROOM, INC.
SDI PRODUCTIONS, INC.
SELP, LLC

[Signature Page to Second Lien Credit and Guarantee Agreement]

SILENT DEVELOPMENT CORP.
SKILLPA PRODUCTIONS, LLC
SS3 PRODUCTIONS, INC.
STEP UP 5 PRODUCTIONS CANADA, INC.
SU5 PRODUCTIONS, INC.
SUMMIT DISTRIBUTION, LLC
SUMMIT ENTERTAINMENT DEVELOPMENT
SERVICES
SUMMIT ENTERTAINMENT, LLC
SUMMIT GUARANTY SERVICES, LLC
SUMMIT INTERNATIONAL DISTRIBUTION
INC.
SUMMIT PRODUCTIONS, LLC
SUMMIT SIGNATURE, LLC
SWEAT PRODUCTIONS, INC.
TCT PRODUCTIONS, INC.
TERM PRODUCTIONS, INC.
TERRESTRIAL PRODUCTIONS CORP.
TINY HORSE PRODUCTIONS, INC.
U.R.O.K. PRODUCTIONS, INC.
VERDICT PRODUCTIONS, INC.
VESTRON INC.
WEEDS PRODUCTIONS INC.
WILDE KINGDOM PRODUCTIONS CORP.
WOMEN IN COMEDY DOCUMENTARY, LLC

By:    /s/ Wayne Levin
    Name: Wayne Levin
    Title: Authorized Signatory

[Signature Page to Second Lien Credit and Guarantee Agreement]

JPMORGAN CHASE BANK, N.A.
as Administrative Agent and as a Lender

By    /s/ Michael N. Tam
    Name: Michael N. Tam
Title: Senior Vice President

Address for Notices:

JPMorgan Chase Bank, N.A.
2029 Century Park East, 38th Floor
Los Angeles, CA, 90067
Attention: David Shaheen
Facsimile: (310) 860-7260

[Signature Page to Second Lien Credit and Guarantee Agreement]